EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

August 16, 2026

among

DocGo Inc.,

Ambulnz Holdings, LLC,

HH Merger Sub, LLC,

Hicuity Health, Inc.,
Concord Innovation Fund II, LP,
and

Concord Innovation Fund II, LP, as the Shareholder Representative

i

Section 11.14 Governing Law......................................................................................… 72

Section 11.22     Debt Financing Sources.............................................................................75

LIST OF EXHIBITS
Exhibit A-1:    Definitions
Exhibit A-2:    Table of Inline Definitions
Exhibit B:    Form of Warrant Termination Agreement
Exhibit C:    Form of Transition Agreement
Exhibit D:    Form of Restrictive Covenant Agreement
Exhibit E:    Consulting Services Agreement
Exhibit F:    Form of Certificate of Merger
Exhibit G:    Form of Certificate of Incorporation of the Surviving Company
Exhibit H:    Form of Bylaws of the Surviving Company
Exhibit I:    Forms of Transaction Bonus Agreements
Exhibit J:    Accounting Principles
Exhibit K:    Managed Practices
Exhibit L:    Net Working Capital Illustration
Exhibit M:    Oregon Regulatory Action Process

AGREEMENT AND PLAN OF MERGER
Article 1THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 16, 2026 (the “Execution Date”), is entered into by and among DocGo Inc., a Delaware corporation (“PubCo”) (solely for purposes of Sections 2.6 and 2.7(b), and Article 4), Ambulnz Holdings, LLC, a Delaware limited liability company (“Parent”), HH Merger Sub, LLC, a Delaware limited liability company (“MergerCo”), Hicuity Health, Inc., a Delaware corporation (the “Company”), Concord Innovation Fund II, LP, a Delaware limited partnership (“Concord”) (solely for purposes of Sections 2.6, 5.1, 5.6, 5.9, 6.2, 6.6, 6.7, 6.8 and Article 7), and Concord, in its capacity as the representative for the Shareholders (the “Shareholder Representative”). Each of Parent, MergerCo, the Company, Concord and the Shareholder Representative is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A-1 attached hereto or as otherwise defined in this Agreement (as summarized in Exhibit A-2 attached hereto).
RECITALS
1.The Company is a Delaware corporation having authorized capital stock of (i) 45,000,000 shares of Common Stock, $0.01 par value per share (the “Company Common Stock”) and (ii) 31,504,026 shares of Preferred Stock, $0.01 par value per share, of which (A) 6,339,242 shares of the authorized Preferred Stock have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), (B) 5,614,823 shares of the authorized Preferred Stock have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), (C) 2,020,202 shares of the authorized Preferred Stock have been designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”), (D) 6,194,827 shares of the authorized Preferred Stock have been designated Series D Convertible Preferred Stock (the “Series D Preferred Stock”), (E) 4,764,630 shares of the authorized Preferred Stock have been designated Series E Convertible Preferred Stock (the “Series E Preferred Stock” and collectively with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Junior Preferred Stock”), and (F) 6,570,302 shares of the authorized Preferred Stock have been designated Series F Convertible Preferred Stock (the “Series F Preferred Stock” and together with the Junior Preferred Stock, the “Preferred Stock”).
2.MergerCo is a Delaware limited liability company with issued and outstanding membership interests, all of which are owned beneficially and of record by Parent.
3.The Parties intend that MergerCo be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein.
4.The Parties intend that the Merger and the other transactions contemplated herein will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2 of the Treasury Regulations, and the Parties have agreed not to take actions that would cause the Merger not to qualify as such a tax-free reorganization.
5.The board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the Shareholders to enter into this Agreement with Parent and MergerCo, (ii) approved this Agreement and declared its advisability, including the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (including the Merger), by the Company, and (iii) resolved to submit this Agreement to the Shareholders and recommend adoption of this Agreement by the Shareholders.

6.The board of directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement.
7.The managers of MergerCo have unanimously approved this Agreement and declared it advisable for MergerCo to enter into this Agreement.
8.The Merger constitutes a “Deemed Liquidation Event” under the terms of the Company Charter, thereby triggering a liquidation preference entitling (i) the applicable Series F Preferred Shareholder of each of the 4,927,727 shares of Series F Preferred Stock outstanding as of immediately prior to the Effective Time to receive, prior to any distribution in respect of Junior Preferred Stock or Company Common Stock, a distribution equal to $3.044 per share (plus any declared but unpaid dividends, as applicable) (the “Aggregate Series F Liquidation Amount”), and (ii) (A) the applicable Series E Preferred Shareholder of each of the 4,673,721 shares of Series E Preferred Stock outstanding as of immediately prior to the Effective Time to receive $2.477 per share (plus any declared by unpaid dividends, as applicable) (the “Aggregate Series E Liquidation Amount”), (B) the applicable Series D Preferred Shareholder of each of the 6,194,827 shares of Series D Preferred Stock outstanding as of immediately prior to the Effective Time to receive $1.2914 per share (plus any declared but unpaid dividends, as applicable) (the “Aggregate Series D Liquidation Amount”), (C) the applicable Series C Preferred Shareholder of each of the 2,020,202 shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time to receive $0.99 per share (plus any accrued but unpaid and declared but unpaid dividends, as applicable) (the “Aggregate Series C Liquidation Amount”), (D) the applicable Series B Preferred Shareholder of each of the 5,614,823 shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time to receive $0.8905 per share (plus any accrued but unpaid and declared but unpaid dividends, as applicable) (the “Aggregate Series B Liquidation Amount”), and (E) the applicable Series A Preferred Shareholder of each of the 6,339,242 shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time to receive $0.6925 per share (plus any accrued but unpaid and declared but unpaid dividends, as applicable) (the “Aggregate Series A Liquidation Amount” and collectively with the Aggregate Series E Liquidation Amount, the Aggregate Series D Liquidation Amount, the Aggregate Series C Liquidation Amount, and the Aggregate Series B Liquidation Amount, the “Aggregate Junior Preferred Liquidation Amount”), in each case prior to any distribution in respect of Company Common Stock.
9.The aggregate Merger Consideration, comprised of the Closing Stock Consideration and the Earnout Shares, if earned, is insufficient to satisfy the Aggregate Series F Liquidation Amount in full, and accordingly, under the terms of the Company Charter, (i) only the Series F Preferred Shareholder shall be entitled to receive any portion of the Merger Consideration in respect of its shares of Series F Preferred Stock, (ii) no holder of any other class or series of capital stock of the Company (including shares of Company Common Stock or Junior Preferred Stock) shall be entitled to receive any consideration in connection with the Merger, including with respect to payment or satisfaction of the applicable Aggregate Junior Preferred Liquidation Amount, and all such shares shall be cancelled at the Effective Time for no consideration, and (iii) all Options and Warrants outstanding as of the Effective Time shall be cancelled at the Effective Time for no consideration.
10.Parent has agreed to assume the Assumed Indebtedness under the Perceptive Credit Agreement at the Closing on a joint and several basis with the Company as co-borrowers thereunder upon the Closing, and such Assumed Indebtedness shall not be paid off or discharged at or prior to the Closing.
11.Prior to the Execution Date, the Company, acting through the Company Board or the appropriate committee of the Company Board, as applicable, has (i) provided timely notice pursuant to Article 12 of the Company Equity Compensation Plan to the Optionholders (A) of the contemplated Corporate

Transaction (as defined in the Company Equity Compensation Plan), (B) that the Options held by such Optionholders are out-of-the-money, and (C) accordingly, that such Options will be cancelled at the Closing without any cash payment made or other consideration provided in respect thereof, and (ii) otherwise taken all actions (including the adoption of resolutions) that it determined to be reasonably appropriate or necessary under the Company Equity Compensation Plan (and any award agreements pursuant to which Options are outstanding) to automatically give effect to such cancellation as of the Closing.
12.Prior to the Execution Date, the Company, acting through the Company Board or the appropriate committee of the Company Board, as applicable, has (i) agreed to the terms of a warrant termination agreement in the form attached hereto as Exhibit B (the “Warrant Termination Agreement”) with the Warrantholder, which Warrant Termination Agreement shall be entered into at or prior to Closing, and (ii) otherwise taken all actions (including the adoption of resolutions) that it determined to be reasonably appropriate or necessary under the Perceptive Warrant to automatically give effect to such cancellation as of the Closing. The Parties acknowledge and expressly agree that Parent, MergerCo, and the Surviving Company shall have no liability for any claims arising from such cancellations.
13.Prior to the Closing, Parent shall extend a proposed employment agreement (each, a “Key Employee Employment Agreement”) to each Key Employee, and each Key Employee may enter into a Key Employee Employment Agreement with Parent at or prior to the Closing.
14.As an inducement to Parent and MergerCo to enter into this Agreement, Lou Silverman shall execute and deliver to the Company the Transition Agreement, in the form attached hereto as Exhibit C (the “Transition Agreement”), which Transition Agreement will be entered into concurrently with the effectiveness of the Consulting Services Agreement.
15.As an inducement to Parent and MergerCo to enter into this Agreement, at the Closing, Concord shall execute and deliver to Parent a Restrictive Covenant Agreement, in the form attached hereto as Exhibit D (the “Restrictive Covenant Agreement”), which Restrictive Covenant Agreement will be entered into the Closing and become effective as of the Effective Time.
16.Concurrent with the execution of this Agreement, Parent and the Company have entered into the Consulting Services Agreement, attached hereto as Exhibit E (the “Consulting Services Agreement”), which Consulting Services Agreement shall become effective immediately upon the Company obtaining the Material Consents and satisfaction of the condition set forth in Section 8.7 pursuant to the terms thereof.
17.As an inducement to Parent and MergerCo to enter into this Agreement, the Company has delivered the Requisite Stockholder Written Consent to Parent and MergerCo, which by its terms is effective automatically immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL without further action by, or notice to, any Person.
18.The foregoing recitals are hereby incorporated into this Agreement by reference and shall constitute a part of this Agreement for all purposes as if fully set forth herein.
AGREEMENT
19.NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made in this Agreement, Parent, MergerCo, the Company and the Shareholder Representative, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE MERGER
Section 1.1The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and the Company will continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Company”).
Section 1.2Effective Time. Subject to the provisions of this Agreement, at the Closing, MergerCo and the Company will cause a certificate of merger, in the form attached hereto as Exhibit F (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MergerCo and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL and the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.3Effects of the Merger. The Merger will have the effects set forth in this Agreement, Section 259 of the DGCL (as made applicable to the Merger by Section 264 of the DGCL), and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (a) the separate limited liability company existence of MergerCo shall cease, and the Company shall continue its existence as the Surviving Company; (b) all the properties, rights, privileges, powers, franchises, and immunities of the Company and MergerCo, of both a public and private nature, shall vest in the Surviving Company; (c) all debts, liabilities, obligations, restrictions, disabilities, and duties of the Company and MergerCo shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Company and may be enforced against the Surviving Company to the same extent as if incurred or contracted by the Surviving Company; (d) all rights of creditors and all liens upon any property of the Company or MergerCo shall be preserved unimpaired; and (e) title to any real estate or other property vested in the Company or MergerCo shall not revert or be impaired by reason of the Merger.
Section 1.4Organizational Documents. At the Effective Time, consistent with the cessation of the Company’s separate existence and the vesting of rights in the Surviving Company pursuant to Section 259 of the DGCL (as made applicable to the Merger by Section 264 of the DGCL) and Section 18-209 of the DLLCA, the certificate of incorporation and the bylaws of the Surviving Company shall each be amended and restated in their entirety in the forms set forth as Exhibit G and Exhibit H, respectively.
Section 1.5Directors and Officers of Surviving Company. The managers of MergerCo immediately prior to the Effective Time shall be the members of the board of directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be. The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.
Section 1.6Effect on Capital Stock and Other Equity Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, MergerCo or any holder of shares of capital stock or other Equity Interests of the Company, Parent or MergerCo:
(a)Series F Preferred Stock. Each outstanding share of Series F Preferred Stock (for these purposes, not including (i) Dissenting Shares, which are the subject of, and governed by, Section 1.9, or (ii) Excluded Shares, which are the subject of, and governed by, Section 1.6(d)) shall be converted into the contingent right to receive a number of shares of PubCo Common Stock equal to the quotient of (A) the Closing Stock Consideration, divided by (B) the total number of shares of Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (such quotient, the “Per Share Closing Consideration”). All shares of Series F Preferred Stock so converted shall, at the Effective Time, cease to be outstanding, be automatically cancelled and retired, and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Per Share Closing Consideration (and, to the extent earned, the Earnout Shares pursuant to the terms of Section 2.6, subject to the Setoff Right pursuant to Section 7.5(b), which shall be exercised in accordance with the Setoff Procedures).

(b)Cancellation of Junior Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Junior Preferred Stock issued and outstanding as of immediately prior to the Effective Time (for these purposes, not including (i) Dissenting Shares, which are the subject of, and governed by, Section 1.9, or (ii) Excluded Shares, which are the subject of, and governed by, Section 1.6(d)) shall be automatically cancelled and extinguished and shall cease to exist, and no consideration of any kind shall be delivered or deliverable in exchange therefor. The holders of Junior Preferred Stock shall have no right to receive any portion of the Merger Consideration or any other consideration in connection with the Merger, including with respect to payment or satisfaction of the Aggregate Junior Preferred Liquidation Amount. Each holder of Junior Preferred Stock who has executed or is bound by the Requisite Stockholder Written Consent hereby irrevocably waives, solely in his, her or its capacity as such holder and to the fullest extent permitted by applicable Law, any claims arising under this Agreement related to the cancellation of such shares of Junior Preferred Stock without consideration, provided that such waiver shall not extend to claims for Fraud or breach of fiduciary duties under applicable Law.
(c)Cancellation of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (for these purposes, not including (i) Dissenting Shares, which are the subject of, and governed by, Section 1.9, or (ii) Excluded Shares, which are the subject of, and governed by, Section 1.6(d)) shall be automatically cancelled and extinguished and shall cease to exist, and no consideration of any kind shall be delivered or deliverable in exchange therefor. The holders of shares of Company Common Stock shall have no right to receive any portion of the Merger Consideration or any other consideration in connection with the Merger. Each holder of shares of Company Common Stock who has executed or is bound by the Requisite Stockholder Written Consent hereby irrevocably waives, solely in their capacity as such holder and to the fullest extent permitted by applicable Law, any claims arising under this Agreement related to the cancellation of such shares of Company Common Stock without consideration, provided that such waiver shall not extend to claims for Fraud or breach of fiduciary duties under applicable Law.
(d)Shares Owned by Company. Each share of Preferred Stock and Company Common Stock that is owned by the Company as treasury stock or otherwise (the “Excluded Shares”) shall automatically be cancelled and retired and cease to exist (and, for the avoidance of doubt, will cease to have any rights with respect thereto), and no consideration will be payable or delivered in exchange therefor.
(e)Equity Interests of MergerCo. Each Equity Interest of MergerCo that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock of the Surviving Company.
(f)Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, to the fullest extent permitted by applicable Law and the applicable award agreements and equity plan documents, automatically be cancelled and retired and cease to exist (and, for the avoidance of doubt, will cease to have any rights with respect thereto), and no consideration will be payable or delivered in exchange therefor. Prior to the Closing, the Company shall take all actions necessary or advisable under the Company’s equity compensation plans and applicable award agreements (including providing any required notices to Optionholders) to effect the cancellation of all Options as of the Effective Time for no consideration, and to ensure that no Option remains outstanding as of the Effective Time. Parent, MergerCo, and the Surviving Company shall have no liability to any holder of any cancelled Option.
(g)Warrants. At the Effective Time, by virtue of the Merger and pursuant to the Warrant Termination Agreement and without any other action on the part of any holder thereof, each Warrant shall be cancelled and retired and cease to exist (and, for the avoidance of doubt, will cease to have any rights with respect thereto), and no consideration will be payable or delivered in exchange therefor other than as set forth in the Warrant Termination Agreement.
Section 1.7Cancellation of Shares. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and, in the case of book-entry Shares (“Book-Entry Shares”), the names of the former registered Shareholders shall be removed from the registry of Shareholders of such Shares. Each holder of a Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the consideration, if any, without interest, in accordance with Section 1.6.
Section 1.8Other Closing Payments.
(a)At the Closing, in the name of and on behalf of the Company, Parent will pay to each creditor of the Company other than holders of Assumed Indebtedness, any Estimated Closing Indebtedness owed to such creditor by wire transfer of immediately available funds to the account designated by such creditor in a customary pay-off letter, in form and substance reasonably satisfactory to Parent and MergerCo, delivered to Parent and MergerCo prior to or on the Closing Date in respect of such Estimated Closing Indebtedness.
(b)Parent and the Company shall execute and deliver, or cause to be executed and delivered, all documents, instruments, and agreements required by Perceptive Credit Holdings IV, LP and mutually agreeable to Parent to effectuate the assumption by Parent of the Assumed Indebtedness on a joint and several basis with the Company as co-borrowers thereunder upon the Reference Date, effective as of the Reference Date, on terms and conditions to be set forth in an amended and restated credit agreement between Perceptive Credit Holdings IV, LP, Parent and the Company, which shall include a waiver and release of any and all past defaults. The Company shall use commercially reasonable efforts to cooperate with Parent in connection with such assumption and the Company’s continued obligations and liabilities thereunder on a joint and several basis with Parent. For the avoidance of doubt, the Assumed Indebtedness shall not be repaid, retired, discharged, or otherwise satisfied at or prior to the Closing Date.
(c)At the Closing, in the name of and on behalf of the Company, Parent will pay to the respective payees any Estimated Transaction Expenses owed to such payee by wire transfer of immediately available funds to the account designated by the respective payees thereof in an invoice delivered to Parent prior to or on the Closing Date in respect of such Estimated Transaction Expenses.
(d)At the Closing, Parent shall fund, or cause to be funded, by wire transfer of immediately available funds to a designated payroll account of the Company, an aggregate cash amount equal to the transaction bonuses payable pursuant to the Transaction Bonus Agreements (the “Management Bonuses”), plus the employer-portion of any payroll, employment, or withholding Taxes payable by the Company in connection with the payment of such Management Bonuses. Parent shall cause the Company to pay the Management Bonuses to the respective recipients through the Company’s normal payroll system as soon as reasonably practicable following the Closing Date (and in no event later than the first full regular payroll cycle following the Closing Date), subject to the terms and conditions of the Transaction Bonus Agreements and subject to all applicable tax withholdings.
Section 1.9Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by any Shareholder who did not execute and deliver the Requisite Stockholder Written Consent (or otherwise consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL in connection with a merger consummated pursuant to Section 264 of the DGCL and Section 18-209 of the DLLCA (such Shareholder, a “Dissenting Stockholder”), shall not be converted into or be exchangeable for the right to receive any consideration described in Section 1.6 but instead such Dissenting Stockholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right then, in the case of Dissenting Shares that are shares of any class or series of capital stock of the Company other than Series F Preferred Stock (including any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Company Common Stock), each such Dissenting Share shall thereupon be treated as if it had been cancelled and extinguished as of the Effective Time for no consideration pursuant to the applicable provisions of Section 1.6(b) and Section 1.6(c), respectively, as the case may be, and no consideration of any kind shall be payable or deliverable in exchange therefor. For the avoidance of doubt, because the aggregate Merger Consideration is insufficient to satisfy the Aggregate Series F Liquidation Amount in full pursuant to the terms of the Company Charter, no holder of any share of Junior Preferred Stock or Company Common Stock is entitled to receive any payment or other consideration in connection with the Merger (including with respect to any Dissenting Shares of such classes), whether pursuant to this Agreement, the DGCL, or otherwise. Dissenting Stockholders shall bear their own costs and expenses of any appraisal proceedings, subject to the Delaware Court of Chancery’s determination and allocation pursuant to Section 262(j) of the DGCL.
Section 1.10Appraisal Notices.
(a)Promptly following the execution and delivery of this Agreement and the effectiveness of the Requisite Stockholder Written Consent pursuant to Recital Q and Section 2.7(a)(i), but in any event prior to the Effective Time, the Company shall prepare and deliver to each Shareholder entitled to appraisal rights under Section 262 of the DGCL (as made applicable pursuant to Section 264(g) of the DGCL) and Section 18-209 of the DLLCA an information statement (the “Information Statement”) that includes (i) notice of the approval of the Merger by written consent pursuant to Section 228 of the DGCL, (ii) notice that appraisal rights are available under Section 262 of the DGCL for any eligible Shares and that the 20 day period for demanding appraisal shall commence from the date of mailing of such Information Statement, (iii) a copy of Section 262 of the DGCL or directions to a publicly available electronic resource where Section 262 of the DGCL may be accessed without cost (including a clear and concise summary of appraisal rights), (iv) directions to a publicly available electronic resource for the current rules of practice and procedure of the Delaware Court of Chancery, (v) such other information as required by Section 262(d)(2) of the DGCL, (vi) confirmation that material facts regarding appraisal rights were disclosed to Shareholders during solicitation of the Requisite Stockholder Written Consent, and (vii) the following prominent disclosure regarding the Merger Consideration and its allocation under the Company Charter (such disclosure to be set forth in bold, capitalized, or otherwise conspicuously formatted text in the Information Statement:
“IMPORTANT NOTICE REGARDING APPRAISAL RIGHTS FOR HOLDERS OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C PREFERRED STOCK, SERIES D PREFERRED STOCK, SERIES E PREFERRED STOCK, AND COMMON STOCK:

The aggregate Merger Consideration payable in connection with the Merger consists of (i) a number of shares of PubCo Common Stock equal to 2.0% of the total issued and outstanding shares of PubCo Common Stock on a fully-diluted basis as of the Effective Time (the “Closing Stock Consideration”) and (ii) Earnout Shares (subject to vesting and forfeiture). Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”), the aggregate Merger Consideration is insufficient to satisfy the Aggregate Series F Liquidation Amount in full. In accordance with the liquidation preference waterfall set forth in the Company Charter, the entire Merger Consideration is payable solely to the holder of the Company’s Series F Preferred Stock. Accordingly, holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Company Common Stock are not entitled to receive any consideration, whether in cash, stock, or otherwise, in connection with the Merger, and all such shares are being cancelled and extinguished as of the Effective Time for no consideration pursuant to the Merger Agreement.

While holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Company Common Stock may have statutory appraisal rights under Section 262 of the DGCL, the Company, Parent, and MergerCo take the position that, because the aggregate Merger Consideration is insufficient to reach the liquidation preferences of such classes or series under the Company Charter, the fair value of such shares for purposes of Section 262 of the DGCL is zero. Any holder of such shares who demands appraisal and pursues an appraisal proceeding before the Delaware Court of Chancery should be aware that (i) the Company, Parent, and the Surviving Company intend to assert that the fair value of such shares is zero in any such proceeding, (ii) the aggregate Merger Consideration is insufficient to reach the liquidation preferences of such classes or series under the Company Charter, (iii) appraisal proceedings may result in no recovery and require the holder to incur significant legal fees and expenses, and (iv) pursuant to

Section 262(j) of the DGCL, the Delaware Court of Chancery may assess costs of the appraisal proceeding against the petitioners. This notice does not constitute a waiver of any defenses available to the Company, Parent, MergerCo, or the Surviving Company in connection with any appraisal proceeding. Each Shareholder should consult its own legal and financial advisors regarding its appraisal rights and the advisability of demanding appraisal.”

(b)Within 10 days after the Effective Time, the Surviving Company shall deliver a second notice to each Shareholder entitled to appraisal rights under Section 262 of the DGCL (as made applicable pursuant to Section 264(g) of the DGCL) in connection with a merger consummated pursuant to Section 264 of the DGCL and Section 18-209 of the DLLCA (and any beneficial owners who demanded appraisal) who are entitled to appraisal rights notifying them of the Effective Time; provided, however, that such second notice shall be confirmatory only and shall not commence or restart the 20 day period for demanding appraisal under Section 262(d)(2) of the DGCL. The second notice shall reiterate the disclosure set forth in Section 1.10(a)(vii), including the Company’s, Parent’s, and the Surviving Company’s position that the fair value of shares of Junior Preferred Stock and Company Common Stock under Section 262 of the DGCL is zero.
Section 1.11Notice of Requisite Stockholder Written Consent. Promptly following the execution and delivery of this Agreement, the Company shall provide notice of the Requisite Stockholder Written Consent to all non-consenting Shareholders as required by Section 228(e) of the DGCL, in conjunction with the delivery of the Information Statement pursuant to Section 1.10.

ARTICLE 2
CLOSING
Section 2.1Closing. Unless otherwise agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place within three (3) Business Days following satisfaction or waiver of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions), electronically by the exchange of documentation, and the Parties will file the Certificate of Merger within such period. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The time at which the Closing shall be deemed to have occurred is 11:59 p.m., Eastern Time, on the Closing Date.
Section 2.2Closing Calculations. On or prior to the date of this Agreement, the Company shall have provided to Parent (a) an estimated balance sheet of the Company as of the close of business on the date of this Agreement (for the avoidance of doubt, before taking into account the consummation of the Merger and the other transactions contemplated hereby) prepared by the Company in good faith, (b) a statement (the “Estimated Closing Statement”) setting forth the Company’s estimates, made in good faith, of the following: (i) Cash as of the date of this Agreement (the “Estimated Cash”); (ii) Closing Indebtedness (the “Estimated Closing Indebtedness”); (iii) Net Working Capital (the “Estimated Net Working Capital”); (iv) Transaction Expenses accrued through the date of this Agreement (the “Estimated Transaction Expenses”), and (c) the resulting calculation of the Estimated Closing Adjustment Amount (in dollars). The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement. For the avoidance of doubt, no upward adjustment to the Closing Stock Consideration shall result from the Estimated Closing Statement, and the number of shares issued at Closing shall not exceed the Closing Stock Consideration. No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent an updated estimate of Transaction Expenses accrued through the Closing Date and (x) an updated calculation of the Estimated Closing Adjustment Amount (in dollars) and (y) the resulting calculation of the Estimated Closing Merger Consideration (in shares), in each case, based on the components included in the Estimated Closing Statement, updated for the Transaction Expenses accrued through the Closing Date.
Section 2.3Final Closing Merger Consideration Calculation.
(a)As soon as reasonably practicable following the Closing Date, but in no event later than 120 days after the Closing, Parent shall prepare and deliver to the Shareholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculations of the following: (i) Transaction Expenses (with Transaction Expenses updated through the Closing Date); and (ii) the resulting calculation of the Final Closing Merger Consideration (in shares) and the Final Closing Adjustment Amount (in dollars), using the calculations of Estimated Cash, Estimated Closing Indebtedness and Estimated Net Working Capital from Section 2.2. For the avoidance of doubt, no upward adjustment to the Closing Stock Consideration shall result from the Closing Statement. If Parent fails to timely deliver the Closing Statement in accordance with the first sentence of this Section 2.3(a) within such 120 day period, and such failure continues five Business Days after written notice therefore is delivered to Parent, then, at the election of the Shareholder Representative in its sole discretion the Estimated Closing Statement delivered by the Company to Parent pursuant to Section 2.2 shall be deemed to be conclusive, final and binding on the parties hereto and thus be the final Closing Statement for all purposes hereunder.
(b)Parent shall make such information, books, records, work papers, personnel and resources available to the Shareholder Representative as may reasonably be requested by the Shareholder Representative in connection with its review of the Closing Statement.
(c)In the event that the Shareholder Representative disputes the calculation of Transaction Expenses set forth in the Closing Statement, the Shareholder Representative shall notify Parent in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Closing Statement. In the event that the Shareholder Representative fails for any reason to deliver a Dispute Notice to Parent within such 30-day period, the Closing Statement shall be final and binding on the parties hereto and Parent’s calculations of the Final Closing Merger Consideration and Final Closing Adjustment Amount set forth therein shall be deemed to be the Final Closing Merger Consideration and Final Closing Adjustment Amount for all purposes under this Agreement. In the event of such a dispute, Parent and the Shareholder Representative shall first use their diligent good faith efforts to resolve such dispute among themselves. If Parent and the Shareholder Representative are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to a nationally recognized accounting firm jointly chosen by Parent and the Shareholder Representative (the “Audit Firm”).
(d)If any dispute is submitted to the Audit Firm, Parent and the Shareholder Representative will, and will use commercially reasonable efforts to cause its independent accountants to, furnish to the Audit Firm such work papers and other documents and information relating to the disputed issues (including information of the Company) as the Audit Firm may reasonably request and are available to that party or its independent accountants, as the case may be. Parent and the Shareholder Representative shall be afforded the opportunity to present to the Audit Firm material relating to the determination and to discuss the determination with the Audit Firm at a meeting with representatives of Parent and the Shareholder Representative present. The Audit Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either Parent or the Shareholder Representative nor an amount less than the least amount proposed by either such party. The written decision of the Audit Firm shall be rendered within no more than 60 days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and, in the absence of Fraud or manifest error, shall not be subject to dispute or review. The Audit Firm shall function as an expert and not as an arbitrator. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the calculation of Transaction Expenses set forth in the Closing Statement (as determined in such dispute resolution) shall be determined final. The costs and expenses of the Audit Firm shall be allocated by the Audit Firm between Parent and the Shareholder Representative in proportion as is appropriate to reflect their relative success in the resolution of the disputed amounts (for the account of the Shareholders, and any payment owed by the Shareholder Representative shall be a direct obligation of the Shareholder Representative on behalf of the Shareholders, and Parent shall exercise the Indemnity Share Cancellation Right or the Setoff Right to recover any such amounts owed by the Shareholder Representative that remain unpaid for more than 10 Business Days following the Audit Firm’s written determination); provided, however, that if the engagement agreement(s), if any, entered into with the Audit Firm requires Parent and the Shareholder Representative to be jointly and severally liable to the Audit Firm for its fees and disbursements and either Parent or the Shareholder Representative pays more than its share of such fees and disbursements, the other party agrees to reimburse the first party to the extent required to give effect to the foregoing allocation. For example, if the Shareholder Representative challenges the calculation of the Final Closing Merger Consideration by an amount of $100,000, but the Audit Firm determines that the Shareholder Representative has a valid claim for only $60,000, then Parent shall bear 60% of the fees and expenses of the Audit Firm and the Shareholder Representative shall bear the other 40% of such fees and expenses.

Section 2.4Post-Closing Adjustment Payment.
(a)Negative Share Adjustment. If the Final Closing Merger Consideration is less than the Estimated Closing Merger Consideration (the number of shares by which the Estimated Closing Merger Consideration exceeds the Final Closing Merger Consideration, the “Negative Share Adjustment”), then, promptly following the final determination of the Final Closing Merger Consideration and the Earnout Vesting Date, Parent and PubCo shall be entitled to cancel (or cause PubCo to cancel), without the consent of or any further action by the Series F Preferred Shareholder, a number of Earnout Shares equal to the Negative Share Adjustment (determined based on Fair Market Value at the time of cancellation) from the book-entry account(s) of the Series F Preferred Shareholder by instructing PubCo’s transfer agent to debit such account(s) accordingly; provided, however, that notwithstanding anything to the contrary in this Agreement, the Negative Share Adjustment shall: (i) in no event exceed a number of shares equal to 15% of the shares of PubCo Common Stock initially issued to the Series F Preferred Shareholder as part of the Closing Stock Consideration at the Closing (the “Adjustment Cap”), and under no circumstances shall Parent or PubCo be entitled to cancel, or cause to be canceled, any shares of PubCo Common Stock in excess of the Adjustment Cap; (ii) only be made against Earnout Shares; and (iii) only be made if the Earnout Vesting Date occurs. The Series F Preferred Shareholder hereby irrevocably consents to and acknowledges such cancellation right, and shall take all actions reasonably requested by Parent or PubCo to facilitate such cancellation, including executing any documentation required by PubCo’s transfer agent. Parent hereby agrees that its sole and exclusive remedy and source of recovery if the Final Closing Merger Consideration is less than the Estimated Closing Merger Consideration shall be cancellation of the PubCo Common Stock, up to the maximum amount of the Adjustment Cap pursuant to this Section 2.4(a).
(b)No Upward Adjustment. For the avoidance of doubt, if the Final Closing Merger Consideration equals or exceeds the Estimated Closing Merger Consideration, no additional shares of PubCo Common Stock shall be issued to the Series F Preferred Shareholder (or any other Person) as a result of such determination, and no upward adjustment to the Closing Stock Consideration shall occur under any circumstances. The Parties acknowledge and agree that the adjustment mechanism set forth in this Section 2.4 is intended solely to provide for downward adjustments to the Merger Consideration and that the Closing Stock Consideration represents the maximum number of shares of PubCo Common Stock issuable at Closing pursuant to the terms of this Agreement.
(c)Timing. Any share issuances or cancellations under this Section 2.4 shall be effected within five Business Days of the final determination of (or agreement upon) the Final Closing Merger Consideration.
(d)Adjustments for Tax Purposes. Any share cancellations pursuant to this Section 2.4 shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.5Withholding. Parent, the Company or any of their respective Affiliates shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law; provided, however, that, unless such obligation to deduct and withhold relates to compensatory amounts or the failure of the Company to provide the documentation set forth in Sections 2.7(a)(iii) or 2.7(a)(v), the Company and Parent shall provide the applicable payee with a written notice of the applicable payor’s intention to deduct or withhold at least three Business Days prior to such withholding or deduction, indicating (a) the amount to be withheld or deducted with respect to such applicable payee and (b) the relevant provisions of the Code (or other applicable Tax Law) requiring such withholding or deduction, and prior to any such withholding, Parent and the Company shall, and shall cause their designated pay agent, if applicable, to, use commercially reasonable efforts to cooperate with the applicable payee to minimize any such withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld and remitted to the relevant Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made.
Section 2.6Market Capitalization Earnout.

(a)Earnout Shares. Subject to the terms and conditions of this Section 2.6, as additional consideration for the Merger, on the Closing Date PubCo shall issue or cause to be issued to the Series F Preferred Shareholder a number of shares of PubCo Common Stock (the “Earnout Shares”) equal to 3.5% of the total number of shares of PubCo Common Stock issued and outstanding on a fully-diluted basis as of immediately prior to the Effective Time (including for this purpose all shares of PubCo Common Stock issuable upon the exercise or conversion of all outstanding options, warrants, convertible securities, and other rights to acquire PubCo Common Stock that are outstanding as of immediately prior to the Effective Time, and calculated using the treasury stock method). If the Earnout Vesting Date occurs, PubCo shall promptly release or cause to be released from vesting the Earnout Shares.
(b)Earnout Period; Forfeiture. The vesting of the Earnout Shares shall only occur during the Earnout Period. If the Earnout Vesting Date has not occurred on or prior to the Earnout Expiration Date, the vesting of the Earnout Shares shall be deemed to not have occurred and the right of the Series F Preferred Shareholder to the Earnout Shares shall automatically and irrevocably terminate and be of no further force or effect, the Earnout Shares shall be forfeited by the Series F Preferred Shareholder and cancelled by PubCo, and no Party shall have any further obligation under this Section 2.6.
(c)Adjustments. The percentage used to calculate the Earnout Shares (3.5%) shall not be subject to adjustment. Notwithstanding the foregoing, in the event of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, combination, or other similar change in PubCo’s capital structure occurring after the date of this Agreement and prior to the issuance of the Earnout Shares, the calculation of the total number of shares of PubCo Common Stock issued and outstanding for purposes of determining the number of Earnout Shares under Section 2.6(a) shall be equitably adjusted to give effect to such change such that the Series F Preferred Shareholder receives 3.5% of PubCo’s total outstanding capital stock (on a fully-diluted basis, calculated using the treasury stock method) as of immediately prior to the Effective Time on a post-adjustment basis.
(d)Earnout Definitions.
(i)“Above-Threshold Go Private Transaction” means any Go Private Transaction in which the implied aggregate equity value of PubCo resulting from or paid in connection with such transaction is equal to or greater than the Market Capitalization Threshold.
(ii)“Below-Threshold Go Private Transaction” means any Go Private Transaction in which the implied aggregate equity value of PubCo resulting from or paid in connection with such transaction is less than the Market Capitalization Threshold.
(iii)“Earnout Expiration Date” means the third anniversary of the Closing Date.
(iv)“Earnout Period” means the period commencing on the Closing Date and ending on the Earnout Expiration Date.
(v)“Earnout Vesting Date” shall mean the 30th consecutive Trading Day on which the Market Capitalization of PubCo equals or exceeds the Market Capitalization Threshold; provided that the 30 consecutive Trading Days must each fall within the Earnout Period. If there is any interruption in the consecutive Trading Day count (i.e., if the Market Capitalization of PubCo falls below the Market Capitalization Threshold on any single Trading Day during a consecutive period), the count shall reset to zero and recommence on the next Trading Day on which the Market Capitalization equals or exceeds the Market Capitalization Threshold.
(vi)“Go Private Transaction” means the occurrence of a transaction or series of transactions (including, for the avoidance of doubt, any acquisition of PubCo by a publicly traded company pursuant to a merger, consolidation, or other business combination) resulting in shares of PubCo no longer being publicly listed on a national securities exchange. Notwithstanding the foregoing, in no event shall PubCo Common Stock being delisted from the Nasdaq Capital Market as a result of PubCo’s failure to comply with applicable listing standards constitute a Go Private Transaction.

(vii)“Market Capitalization” means, as of the Trading Day, the product of (A) the total number of shares of PubCo Common Stock issued and outstanding as of the close of trading on such Trading Day, multiplied by (B) the VWAP of PubCo Common Stock for such Trading Day.
(viii)“Market Capitalization Threshold” means $250,000,000.
(ix)“Trading Day” means any day on which the Nasdaq Capital Market is open for trading and PubCo Common Stock is traded thereon.
(x)“VWAP” means, for any Trading Day, the volume-weighted average sales price per share of PubCo Common Stock on the Nasdaq Capital Market, as reported by Bloomberg, L.P. for such Trading Day calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours; provided that if VWAP cannot be so calculated for any reason, “VWAP” shall mean the last reported sale price of PubCo Common Stock on the Nasdaq Capital Market for such Trading Day.
(e)Earnout Statement. Within three Business Days after (i) the occurrence of the Earnout Vesting Date or (ii) expiration of the Earnout Period, whichever occurs first, Parent shall provide written notice thereof to the Shareholder Representative, which notice shall set forth in reasonable detail the calculation of the Market Capitalization as of each of the 30 consecutive Trading Days constituting the Earnout Vesting Date (the “Earnout Statement”).
(f)Earnout Objections Statement. In the event that the Shareholder Representative disputes the contents of the Earnout Statement, the Shareholder Representative shall notify Parent in writing (an “Earnout Objections Statement”) of the amount, nature and basis of such dispute, within 30 days after delivery of the applicable Earnout Statement. In the event that the Shareholder Representative fails for any reason to deliver an Earnout Objections Statement to Parent within such 30 day period, the applicable Earnout Statement shall be final and binding on the Parties. In the event of such a dispute, Parent and the Shareholder Representative shall first use their diligent good faith efforts to resolve such dispute among themselves. If Parent and the Shareholder Representative are unable to resolve the dispute within 30 days after delivery of the Earnout Objections Statement, then any remaining items in dispute shall be submitted to the Audit Firm mutatis mutandis in accordance with Section 2.3(c).
(g)Additional Matters Related to the Earnout Shares.
(i)On the Closing Date, PubCo shall issue to the Series F Preferred Shareholder the Earnout Shares by instructing its transfer agent to create a book-entry account for the Series F Preferred Shareholder and to credit such account with the number of shares of PubCo Common Stock equal to the number of Earnout Shares as calculated in accordance with Section 2.6(a), free and clear of all liens (other than restrictions under applicable federal and state securities Laws or as otherwise set forth in this Agreement).
(ii)The Earnout Shares shall be issued at the Closing in a transaction not involving any public offering and exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. The Earnout Shares will be issued as “restricted securities” under the Securities Act and will not be registered under the Securities Act or any state securities Laws as of the Closing Date. The book-entry positions representing the Earnout Shares shall bear appropriate legends indicating such restrictions under applicable securities Laws and the vesting restrictions of Section 2.6.
(iii)PubCo shall have no obligation to file, cause to be filed, or maintain the effectiveness of any registration statement in respect of the Earnout Shares issued under this Agreement, to qualify any such securities under state securities Laws, or to otherwise take any action to facilitate or permit such resale or transfer; provided, however, that PubCo covenants and agrees that, from and after the Closing, it shall timely file all reports, forms and statements required to be filed by it under the Exchange Act, and the rules and regulations promulgated thereunder (or, if PubCo is not required to file such reports, make publicly available other information in accordance with Rule 144(c) under the Securities Act), in each case to the extent necessary to enable the Series F Preferred

Shareholder to sell or transfer its shares of PubCo Common Stock (subject to the terms and conditions herein) pursuant to Rule 144 under the Securities Act. PubCo has not granted, and shall have no obligation to grant, any demand or piggyback registration rights or any similar rights with respect to the Earnout Shares.
(iv)Any shares of PubCo Common Stock issued as Earnout Shares must be held indefinitely until registered under the Securities Act or an exemption from such registration is available. The Series F Preferred Shareholder shall not make any disposition of all or any portion of the Earnout Shares unless (A) the Earnout Shares Lock-Up Period has expired, (B) the Series F Preferred Shareholder shall have notified PubCo of the proposed disposition, and (C) such disposition is made pursuant to an effective registration statement or an available exemption under the Securities Act. In connection with any sale, assignment, transfer, or other disposition of shares of PubCo Common Stock held by the Series F Preferred Shareholder pursuant to Rule 144, or upon the expiration of the applicable holding period required under Rule 144 (and, with respect to the Earnout Shares, the expiration of the Earnout Shares Lock-Up Period, whichever is later), upon written request by the Series F Preferred Shareholder, PubCo shall, as soon as practicable but in no event later than ten (10) Business Days following receipt of such request and at PubCo’s sole cost and expense, (x) cause its legal counsel to issue a customary legal opinion letter to PubCo’s transfer agent confirming that the restrictive legends may be removed and that such shares of PubCo Common Stock may be sold or transferred without restriction under Rule 144 or otherwise, (y) instruct its transfer agent to promptly remove all restrictive legends and stop-transfer restrictions from the book-entry position representing such shares of PubCo Common Stock, in each case subject in all respects to the transfer agent’s internal policies, and (z) take any other actions reasonably requested by the Series F Preferred Shareholder to enable it to promptly sell the PubCo Common Stock without restriction under Rule 144 or otherwise.
(v)PubCo hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the PubCo Common Stock on the Nasdaq Capital Market, and concurrently with the Effective Time, PubCo shall apply to list or quote all of the Closing Stock Consideration and Earnout Shares on Nasdaq Capital Market and promptly secure the listing of all of such shares of PubCo Common Stock on Nasdaq Capital Market.
(vi)Notwithstanding anything herein to the contrary, PubCo shall not issue any shares of PubCo Common Stock hereunder to the extent that the issuance of any such shares of PubCo Common Stock, when combined with the number of PubCo Common Stock issued hereunder prior to such issuance, would cause PubCo to exceed the aggregate number of shares that PubCo is permitted to issue without breaching its obligations under NASDAQ Listing Rule 5635, any successor rule, or any similar rule of the Nasdaq Capital Market (the “Nasdaq Cap Ceiling”). If the issuance of any shares of PubCo Common Stock due to the Series F Preferred Shareholder hereunder would otherwise exceed the Nasdaq Cap Ceiling, PubCo shall use commercially reasonable efforts to obtain the requisite shareholder approval under NASDAQ Listing Rule 5635 to permit the full issuance of all such shares in excess of the Nasdaq Cap Ceiling.
(vii)In the event Parent exercises its Setoff Right in accordance with the Setoff Procedures pursuant to Section 7.5(b) with respect to any portion of the Earnout Shares, PubCo shall be entitled, without the consent of or any further action by the Series F Preferred Shareholder, to instruct its transfer agent to debit each affected book-entry account with the number of shares of PubCo Common Stock equal to the respective portion of the Earnout Shares subject to such setoff, as calculated in accordance with Section 2.6(a).
(viii)In the event PubCo exercises its Setoff Right with respect to any portion of the Earnout Shares, PubCo shall be entitled, without the consent of or any further action by the Series F Preferred Shareholder, to instruct its transfer agent to debit each affected book-entry account with the number of shares of PubCo Common Stock equal to the respective portion of the Earnout Shares subject to such setoff, determined based on the VWAP (and for the avoidance of doubt, not at the then-current market price of PubCo Common Stock).

(h)Other Market Capitalization Earnout Matters. For the avoidance of doubt, the Earnout Shares are subject to the provisions set forth in Section 2.6(i) and the Setoff Right pursuant to Section 7.5(b), which shall be exercised in accordance with the Setoff Procedures.
(i)Lock-Up of Earnout Shares.
(i)During the Earnout Shares Lock-Up Period (as defined below), the Series F Preferred Shareholder shall not, directly or indirectly, (A) transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any shares of PubCo Common Stock received as Earnout Shares (the “Earnout Lock-Up Shares”) (or any interest therein), or (B) enter into any agreement or arrangement with respect to any of the foregoing, without the prior written consent of Parent.
(ii)For purposes of this Agreement, “Earnout Shares Lock-Up Period” means the period commencing on the Closing Date and ending on the earlier of: (A) the Earnout Vesting Date, and (B) the Earnout Expiration Date (the “Earnout Shares Lock-Up Expiration Date”).
(iii)Notwithstanding the foregoing, the Series F Preferred Shareholder may transfer Earnout Lock-Up Shares (A) by operation of Law (including by reason of merger, consolidation or liquidation of the Series F Preferred Shareholder), (B) to an Affiliate of the Series F Preferred Shareholder, or (C) as required by applicable Law; provided that in each case of clauses (A) through (C), the transferee shall agree in writing to be bound by the restrictions set forth in this Section 2.6(i), and such transfer shall not release the Series F Preferred Shareholder from its obligations hereunder (including under the Indemnity Share Cancellation Right in Section 7.5(c)).
(iv)The Parties acknowledge and agree that the restrictions set forth in this Section 2.6(i) are a fundamental component of the provisions of Article 7 (in lieu of a cash escrow), and that any breach of this Section 2.6(i) would cause irreparable harm to Parent for which monetary damages would be an inadequate remedy. Accordingly, Parent shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of threatened breach of this Section 2.6(i), without the requirement to post any bond or other security.
(j)Tax Treatment of Earnout Consideration. Except to the extent prohibited by applicable Law, the Earnout Shares shall for all purposes be treated by the Parties as an adjustment to the Merger Consideration.
(k)Post-Closing Conduct of Business. Nothing contained in this Section 2.6 shall restrict Parent’s or the Surviving Company’s right to control the Company Group following the Closing; provided, however, that neither Parent nor the Surviving Company shall take (or omit to take) any action with the sole or primary intent of avoiding, reducing or delaying payment of the Earnout Shares. Notwithstanding anything to the contrary in this Agreement (but subject to the immediately preceding proviso), Parent, the Surviving Company and their respective Affiliates shall have absolute discretion to operate, integrate, allocate resources to, invest in, restructure, consolidate, segregate or discontinue all or any portion of the pre-Closing business of the Company (including with respect to budgets, headcount, compensation, capital expenditures, product roadmaps, customer selection, pricing, supply chain and go-to-market decisions), and shall have no obligation to operate in any manner intended to maximize the Earnout Shares.
(l)Go Private.
(i)The Parties acknowledge and agree that if, prior to the Earnout Expiration Date, PubCo consummates a Below-Threshold Go Private Transaction, (i) a number of Earnout Shares shall vest such that the resulting number of vested Earnout Shares shall equal 2.5% of the total number of shares of PubCo Common Stock issued and outstanding on a fully-diluted basis as of immediately prior to the Effective Time (including for this purpose all shares of PubCo Common Stock issuable upon the exercise or conversion of all outstanding options, warrants, convertible securities, and other rights to acquire PubCo Common Stock that are outstanding as of immediately prior to the Effective Time, calculated using the treasury stock method) (such Earnout Shares that vest pursuant to this clause (i), the “Below-Threshold Vested Shares”) and (ii) the vesting of the remainder of the Earnout Shares that are not Below-Threshold Vested Shares (such remaining unvested shares, the “Below-

Threshold Unvested Shares”) shall be deemed to not have occurred and the right of the Series F Preferred Shareholder to such Below-Threshold Unvested Shares shall automatically and irrevocably terminate and be of no further force or effect and the Below-Threshold Unvested Shares shall be forfeited by the Series F Preferred Shareholder and cancelled by PubCo. PubCo shall remove all vesting restrictions and legends associated with the Below-Threshold Vested Shares. The Series F Preferred Shareholder shall have no right to the portion of the Earnout Shares described in this Section 2.6 that are Below-Threshold Unvested Shares following the vesting of the Below-Threshold Vested Shares described in this Section 2.6(l)(i).
(ii)The Parties acknowledge and agree that if, prior to the Earnout Expiration Date, PubCo consummates an Above-Threshold Go Private Transaction, a number of Earnout Shares shall vest such that the resulting number of vested Earnout Shares shall equal 3.5% of the total number of shares of PubCo Common Stock issued and outstanding on a fully-diluted basis as of immediately prior to the Effective Time (including for this purpose all shares of PubCo Common Stock issuable upon the exercise or conversion of all outstanding options, warrants, convertible securities, and other rights to acquire PubCo Common Stock that are outstanding as of immediately prior to the Effective Time, and calculated using the treasury stock method) and PubCo shall remove all vesting restrictions and legends associated with such Earnout Shares.
Section 2.7Closing Deliverables.
(a)Company’s Deliverables. At the Closing, the Company shall deliver or cause to be delivered to Parent or its designee:
(i)a certificate, dated as of the Closing Date, duly executed by the secretary of the Company, certifying that attached thereto are true, correct, and complete copies of: (A) the Fundamental Documents of each member of the Company Group, as in effect on the Closing Date, (B) the resolutions duly adopted by all members of the Company Board approving the execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of the Merger and all other transactions contemplated hereby and thereby, (C) the written consent (the “Requisite Stockholder Written Consent”) duly executed, delivered, and otherwise adopted by (y) the Voting Stockholders representing a majority of the Voting Stock, and (z) the Preferred Stockholders representing a majority of the Preferred Stock, in each case approving the execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of the Merger and all other transactions contemplated hereby and thereby (the “Requisite Stockholder Approval”), which by its terms is effective automatically immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL without further action by, or notice to, any Person, and (D) the incumbency of the officers signing this Agreement or any of the Ancillary Documents on behalf of the Company (together with their specimen signatures);
(ii)[intentionally omitted;]
(iii)a duly executed and completed statement from the Company meeting the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that an interest in the Company is not a “United States real property interest”, together with notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of such statement;
(iv)a certificate of good standing dated not more than five Business Days prior to the Closing Date with respect to each member of the Company Group issued by the Secretary of State of the applicable member of the Company Group’s state of formation or incorporation, as applicable, and each other jurisdiction in which such member of the Company Group is qualified to conduct business;
(v)a duly executed and completed IRS Form W-9 from the Company;

(vi)evidence that the Company has ordered a certificate of no Tax due, certificate of compliance, or Tax clearance certificate, as applicable, from each jurisdiction in which the Company Group has filed Tax Returns (each, a “Tax Clearance Certificate”);
(vii)evidence that the Executive Risk Tail Policy and the Cyber Tail Policy have each been bound as of the Closing;
(viii)the Warrant Termination Agreement, duly executed by Perceptive Credit Holdings IV, LP and the Company;
(ix)a transaction bonus and release agreement duly executed by each Key Employee and Lou Silverman, in the respective forms attached hereto as Exhibit I (the “Transaction Bonus Agreements”);
(x)copies of the consents listed on Schedule 2.7(a)(x) (the “Material Consents”), in form and substance acceptable to Parent and MergerCo;
(xi)evidence of termination of the Contracts listed on Schedule 2.7(a)(xi);
(xii)evidence of the resignation and release from each Person serving as an officer or director of the Company, effective as of the Closing;
(xiii)a certificate duly executed by an officer of the Company, certifying the satisfaction of the conditions set forth in Section 8.1 and Section 8.2;
(xiv)a true and correct copy of the resolutions duly and validly adopted by the Company Board formally terminating the Hicuity Health and Critical Care Services Retirement Savings Plan (the “401(k) Plan”) effective as of the day immediately prior to the Closing Date, together with evidence, acceptable to Parent in its sole and unfettered discretion, that the 401(k) Plan’s record keeper has been informed of the termination of the 401(k) Plan; and
(xv)an investor questionnaire (the “Investor Questionnaire”) duly executed by the Series F Preferred Shareholder in the form and substance reasonably satisfactory to PubCo confirming or acknowledging, among other things, that: (A) the Series F Preferred Shareholder is acquiring the Earnout Shares for its own account, solely for investment purposes and not with a view to resale or distribution in violation of the Securities Act, (B) the Series F Preferred Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and (C) the Series F Preferred Shareholder is experienced in evaluating and investing in unregistered transactions of securities of companies such as PubCo, and has either individually or through its authorized persons such knowledge and experience in financial and business matters that the Series F Preferred Shareholder is capable of evaluating the merits and risks of any investment in PubCo, and has the ability to bear the economic risks of the investment and can afford the complete loss of such investment.
(b)Parent’s, PubCo’s and MergerCo’s Deliveries. At the Closing, Parent, PubCo and/or MergerCo shall deliver or caused to be delivered:
(i)in payment of the Closing Stock Consideration and the issuance of the Earnout Shares, PubCo shall deliver or cause to be delivered to the Series F Preferred Shareholder a copy of the irrevocable transfer agent instructions duly executed by PubCo, together with written confirmation from PubCo’s transfer agent acknowledging receipt thereof and confirming that (A) the aggregate number of shares of PubCo Common Stock issuable to such Shareholder at the Closing pursuant to Section 2.2 and (B) the Earnout Shares issuable pursuant to Section 2.6(a) have each been credited to separate book-entry accounts in the name of the Series F Preferred Shareholder;
(ii)to the creditors described in Section 1.8(a), payments in respect of the Closing Indebtedness (but for the avoidance of doubt, excluding the Assumed Indebtedness);

(iii)to the payees described in Section 1.8(c), payments in respect of the Transaction Expenses;
(iv)to the Company, an aggregate cash amount equal to the Management Bonuses, plus the employer-portion of any payroll, employment, or withholding Taxes payable by the Company in connection with the payment of such Management Bonuses, in accordance with Section 1.8(d); and
(v)a certificate duly executed by an officer of the Parent, certifying the satisfaction of the conditions set forth in Section 9.1 and Section 9.2.
Section 2.8PubCo Common Stock.
(a)The shares of PubCo Common Stock issuable pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act, including those under Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and the exemption from qualification under applicable United States securities Laws.
(b)Each book-entry entitlement representing PubCo Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued or issuable to or held by the Series F Preferred Shareholder in accordance with the terms hereof shall bear appropriate legends indicating such restrictions under applicable securities Laws; provided, however, that in connection with any sale, assignment, transfer, or other disposition of such shares by the Series F Preferred Shareholder pursuant to Rule 144 under the Securities Act, or upon the expiration of the applicable holding period required under Rule 144 under the Securities Act (and any applicable Lock-Up Period), upon written request by the Series F Preferred Shareholder, PubCo shall, as soon as practicable but in no event later than ten (10) Business Days following receipt of such request and at PubCo’s sole cost and expense, (x) cause its legal counsel to issue a customary legal opinion letter to PubCo’s transfer agent confirming that the restrictive legends may be removed and that such shares of PubCo Common Stock may be sold or transferred without restriction under Rule 144 or otherwise, (y) instruct its transfer agent to promptly remove all restrictive legends and stop-transfer restrictions from the book-entry position representing such shares of PubCo Common Stock, in each case subject in all respects to the transfer agent’s internal policies, and (z) take any other actions reasonably requested by the Series F Preferred Shareholder to enable it to promptly sell the PubCo Common Stock without restriction under Rule 144 or otherwise.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES BY THE COMPANY REGARDING THE COMPANY GROUP
Except as set forth in the section of the disclosure schedule of the Company Group attached hereto (subject to Section 11.19 , the “Disclosure Schedule”) that specifically relates to such section or subsection, as applicable, of this Article 3 , the Company represents and warrants to Parent and MergerCo, as of each of the Execution Date and as of the Closing Date, as follows
Section 3.1Organization and Power.
(a)Each member of the Company Group is a corporation, professional corporation, service corporation, medical corporation, or professional association, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable).
(b)Each member of the Company Group is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by such member of the Company Group, makes such qualification or licensing necessary, except where the failure to so qualify individually or in the aggregate would not be material to such member of the Company Group.
(c)Each member of the Company Group is duly qualified or licensed to transact business and has the requisite corporate power and authority to carry on the businesses in which it currently is engaged and to own, lease, operate and use the material properties it currently owns, leases, operates and uses in the operation of its business.
(d)The Company has made available to Parent a true, correct and complete copy of each Fundamental Document of each member of the Company Group, in each case, as in effect as of the Execution Date.
Section 3.2Authorization. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company, including the Requisite Stockholder Approval obtained by written consent in accordance with applicable Law. The Company Charter and the Company Bylaws each permit action by written consent pursuant to applicable Law and do not require a stockholder meeting or unanimous consent for approval of the Merger and the other transactions contemplated hereby. This Agreement (and each of the Ancillary Documents to which the Company is or will be a party at or prior to the Closing) constitutes (or will constitute when executed) the valid and binding obligation of the Company (assuming that this Agreement has been and each Ancillary Document to which the Company is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing) enforceable against the Company, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights in general, moratorium Laws or by general principles of equity.
Section 3.3Governmental Authorization. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the Merger and the other transactions contemplated by this Agreement and such Ancillary Documents require no action by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority (“Governmental Authority”) other than (a) compliance with any applicable requirements of the Securities Act or a valid exemption therefrom, (b) compliance with any applicable foreign or state securities or blue sky Laws, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
Section 3.4Non-Contravention.
(a)Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be a party and/or the consummation of the Merger and the other transactions contemplated by this Agreement and such Ancillary Documents do not:
(i)contravene or conflict with the articles of incorporation or bylaws (or similar Fundamental Documents) of any member of the Company Group;
(ii)assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any applicable Law or Order binding upon or applicable to any member of the Company Group;
(iii)constitute a default (or an event which with notice, the lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any material contract or agreement or any material franchise, permit or other similar authorization held by any member of the Company Group; or
(iv)result in the creation or imposition of any Lien on any asset of any member of the Company Group, other than Permitted Liens.
Section 3.5Capitalization.
(a)The authorized, issued and outstanding capital stock or other Equity Interests of the Company are set forth on Section 3.5 of the Disclosure Schedule. All outstanding shares of capital stock or other Equity Interests in the Company are owned beneficially and of record by each Person set forth on Section 3.5(a) of the Disclosure Schedule, in the amount, and of the type of capital stock or other Equity

Interests of the Company, in each set forth next to such Person’s name on Section 3.5(a) of the Disclosure Schedule. All outstanding shares of capital stock or other Equity Interests of the Company are duly authorized, validly issued, fully paid and non-assessable.
(b)Except as set forth in Section 3.5(b) of the Disclosure Schedule, there are no (i) outstanding warrants, options, agreements, arrangements, convertible securities, performance units, shares or interests, equity appreciation rights, phantom units, shares or interests or other commitments or instruments pursuant to which the Company is obligated to issue or sell any of its capital stock; (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock or other Equity Interests, or any securities convertible into or exchangeable for any capital stock or other Equity Interests of the Company; (iii) outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote; or (iv) preemptive or similar rights to purchase or otherwise acquire capital stock or other Equity Interests of the Company pursuant to any provision of Law, the Company’s Fundamental Documents, any contract to which the Company is a party or otherwise.
(c)Except as set forth in Section 3.5(c) of the Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and, to the Knowledge of the Company, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any Equity Interests or by a member of the Company Board.
(d)All capital stock or other Equity Interests issued by the Company have been issued in transactions in accordance with all applicable Laws governing the sale and purchase of securities.
(e)Immediately following the consummation of the Merger and the other transactions contemplated by this Agreement, Parent will, directly or indirectly, own the Shares free and clear of all Liens (except those arising under applicable securities Laws), proxies, voting trusts or agreements or other restrictions and limitations of any kind, in each case other than any of the foregoing that may be imposed by Parent.
(f)All notices required to be provided to Optionholders pursuant to Article 12 of the Company Equity Compensation Plan have been timely and properly delivered, and all other actions (including the adoption of resolutions) necessary or appropriate to effect the automatic cancellation of all Options and Warrants at the Closing without any cash payment or other consideration, except as set forth in the Warrant Termination Agreement, have been duly taken. Upon the Effective Time, all Options and Warrants will be cancelled and extinguished in accordance with their terms and the terms of this Agreement, and neither Parent, MergerCo, the Surviving Company, nor any of their Affiliates will have any liability or obligation with respect thereto. The terms of each Company Equity Compensation Plan and the applicable award agreements for each Option permit the cancellation and termination of Options as provided in this Agreement without the consent or approval of the Company’s stockholders or any other Person.
Section 3.6Company Subsidiaries; Managed Practices.
(a)Section 3.6(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries and Managed Practices, including each Company Subsidiary’s and Managed Practice’s name, type of entity, jurisdiction and date of incorporation, authorized Equity Interests, and the number and type of its issued and outstanding Equity Interests.
(b)The authorized, issued and outstanding capital stock or other Equity Interests of each Company Subsidiary and Managed Practice are set forth on Section 3.6(b) of the Disclosure Schedule.
(c)All outstanding shares of capital stock or other Equity Interests in each Company Subsidiary are owned beneficially and of record by the Company. All outstanding shares of capital stock or other Equity Interests in each Managed Practice are owned beneficially and of record by the individuals set forth on Section 3.6(c) of the Disclosure Schedule (such individuals, the “Managed Practice Owners”). All outstanding shares of capital stock or other Equity Interests of each Company Subsidiary or Managed Practice are duly authorized, validly issued, fully paid and non-assessable.

(d)Except as set forth in Section 3.6(d) of the Disclosure Schedule, there are no (i) outstanding warrants, options, agreements, arrangements, convertible securities, performance units, shares or interests, equity appreciation rights, phantom units, shares or interests or other commitments or instruments pursuant to which any Company Subsidiary or Managed Practice is or may become obligated to issue or sell any of its capital stock; (ii) outstanding obligations of any Company Subsidiary or Managed Practice to repurchase, redeem or otherwise acquire outstanding capital stock or other Equity Interests, or any securities convertible into or exchangeable for any capital stock or other Equity Interests of such Company Subsidiary or Managed Practice; (iii) outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary or Managed Practice having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of such Company Subsidiary or Managed Practice may vote; or (iv) preemptive or similar rights to purchase or otherwise acquire capital stock or other Equity Interests of any Company Subsidiary or Managed Practice pursuant to any provision of Law, such Company Subsidiary’s or Managed Practice’s Fundamental Documents, any contract to which such Company Subsidiary or Managed Practice is a party or otherwise.
(e)All capital stock or other Equity Interests issued by each Company Subsidiary or Managed Practice have been issued in transactions in accordance with all applicable Laws governing the sale and purchase of securities. Immediately following the consummation of the Merger and the other transactions contemplated by this Agreement, Parent will indirectly own all Equity Interests in each Company Subsidiary free and clear of all Liens (except those arising under applicable securities Laws), proxies, voting trusts or agreements or other restrictions and limitations of any kind, in each case other than any of the foregoing that may be imposed by Parent. Immediately following the consummation of the Merger and the other transactions contemplated by this Agreement, the Managed Practice Owners will directly own all Equity Interests in each Managed Practice free and clear of all Liens (except those arising under applicable securities Laws), proxies, voting trusts or agreements or other restrictions and limitations of any kind, in each case other than any of the foregoing that may be imposed by the Company or Parent.
(f)Neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect Equity Interests in any Person (other than Company Subsidiaries). No Managed Practice owns, of record or beneficially, any direct or indirect Equity Interests in any Person.
(g)Except for Related Party Contracts set forth on Section 3.20(a) of the Disclosure Schedule, no member of the Company Group is a party to any joint venture, partnership agreements, or similar Contract that involve sharing of profits, losses, costs or liabilities with another Person.
Section 3.7Financial Statements; No Undisclosed Liabilities; Indebtedness.
(a)Attached hereto as Section 3.7(a) of the Disclosure Schedule are (i) the audited consolidated balance sheet of the Company Group as of December 31, 2023, December 31, 2024, and December 31, 2025 (the “Audited Balance Sheets”) and the related audited statements of operations, cash flows and stockholders’ equity for each fiscal year of the Company then ended (together with the Audited Balance Sheets, collectively the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company Group as of June 30, 2026 (the “Reference Interim Balance Sheet” and such date, the “Reference Interim Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows for the six-month period then ended (together with the Reference Interim Balance Sheet, collectively the “Interim Financial Statements”) (the Audited Financial Statements, together with the Interim Financial Statements, collectively, the “Financial Statements”).
(b)Except as set forth on Section 3.7(b) of the Disclosure Schedule, (i) the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal recurring year-end adjustments that will not be material, individually or in the aggregate, and (ii) the Financial Statements fairly present, in all material respects, the consolidated financial condition, the results of operations and of cash flows of the Company Group as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal recurring year-end adjustments that will not be material individually or in the aggregate).

(c)The Company Group has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the appropriate officer’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to the property and assets of the Company Group is permitted in accordance with management’s general or specific authorization, and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. No member of the Company Group nor, to the Knowledge of the Company, any employee of any member of the Company Group, has received written notice of any Action or, to the Knowledge of the Company, oral notice of any Action, regarding the accounting and auditing practices, procedures or methodologies of any of the Company Group or their internal accounting controls, except for such Actions that would not reasonably be expected to be material to the Company Group, taken as a whole, or the conduct of their business.
(d)Except as set forth on Section 3.7(d) of the Disclosure Schedule, no member of the Company Group has any material Liability, indebtedness or obligation of or claim against any member of the Company Group of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and other obligations expressly reflected or reserved for on the Financial Statements or expressly disclosed in the notes thereto.
(e)No member of the Company Group is party to any off balance sheet arrangement (as defined in item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act), synthetic lease, sale/leaseback arrangement, arrangement providing for the factoring of receivables or any other transaction involving the use of any special purpose entity for any of the foregoing.
(f)With respect to Indebtedness:
(i)Section 3.7(f)(i) of the Disclosure Schedule sets forth all Indebtedness for borrowed money of the Company, and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date and whether or not such Indebtedness is secured.
(ii)Section 3.7(f)(ii) set forth a true, complete, and accurate list of any Contract providing for or governing any Indebtedness for borrowed money of the Company Group (including any guaranty thereof), or any indenture, mortgage, promissory note, loan agreement, guarantee of the Indebtedness of any Person other than the Company Group, letter of credit or other agreement or instrument with commitments creating any Liability for the Company Group with respect to Indebtedness (each an “Indebtedness Contract”).
(g)Except as set for in Section 3.7(g) of the Disclosure Schedule, there are no outstanding liabilities owed by the Company to Philips North America LLC or any of its Affiliates with respect to services provided under the Philips Agreement (as defined in the Disclosure Schedule).
Section 3.8Absence of Certain Changes.
(a)Since January 1, 2026, except as set forth in Section 3.8(a) of the Disclosure Schedule:
(i)the Company Group has conducted its business and operations in the Ordinary Course of Business;
(ii)the Company Group has not suffered a Material Adverse Effect;
(iii)the Company Group has not amended any Fundamental Document;
(iv)the Company Group has not made, changed or rescinded any material Tax election, amended any Tax Return, or entered into any transaction (other than in the Ordinary Course of Business), in each case that would have the effect of increasing the Tax liability of Surviving Company in respect of any taxable period that begins after the Closing Date;

(v)the Company Group has not made any change in its cash management practices or in the accounting methods, principles or practices used by the Company Group;
(vi)the Company Group has not issued, granted, delivered or sold, or authorized or proposed the issuance, grant, delivery or sale of, any Equity Interests of the Company Group;
(vii)the Company Group has not entered into any agreement, understanding or arrangement with respect to the sale or voting of any of its capital stock or other Equity Interests;
(viii)the Company Group has not declared, set aside or paid any dividend or other redemption or distribution with respect to the capital stock or other Equity Interests in the Company Group;
(ix)the Company Group has not merged or consolidated with any other Person or acquired any material assets of any other Person;
(x)the Company Group has not entered into, amended or terminated any Material Contract, other than in the Ordinary Course of Business;
(xi)the Company Group has not suffered any damage, destruction or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material change in the amount and scope of insurance coverage;
(xii)the Company Group has not granted any severance or termination pay to, or entered into, or modified the terms of, any severance contract or employment contract (other than Ordinary Course of Business at will agreements terminable upon fewer than 30 days’ notice and without any liability to the Company Group), in each case, with any current or former director, officer, employee or independent contractor of the Company Group;
(xiii)the Company Group has not authorized any increase in the compensation or benefits of any Service Provider or made any other change in employment terms for any Service Provider, or adopted, amended (except to the extent required by applicable Law), modified, or terminated any bonus, profit sharing, incentive, retention, change in control or other plan, contract or commitment for the benefit of any directors, officers, employees or independent contractors of the Company Group (or taken any such action with respect to any other Benefit Plan), in each case, other than in the Ordinary Course of Business;
(xiv)the Company Group has not authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution or any plan of division or share exchange; or
(xv)the Company Group has not committed to do any of the foregoing.
Section 3.9Litigation; Investigations. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no suit, action, litigation, arbitration, or proceeding (“Action”) pending or, to the Knowledge of the Company, threatened against the Company Group. There are no Orders outstanding against the Company or by which the Company Group is bound. There is no investigation pending or, to the Knowledge of the Company, threatened against the Company Group by or before any Governmental Authority. To the Knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company Group based upon the execution of this Agreement by the Shareholder Representative or the Company or the consummation of the Merger and the other transactions contemplated hereby.
Section 3.10Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:
(a)All Tax Returns required to be filed on or before the Closing Date by the Company Group (taking into account all applicable extensions) have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects.

(b)All Taxes due and owing by the Company Group (whether or not shown on any Tax Return) have been, or will be, timely paid and the Company Group has accruals in accordance with the Accounting Principles in all applicable Financial Statements for all Taxes for which the Company Group is liable. All Taxes of the Company Group accrued following the end of the most recent period covered by the Interim Financial Statements have been accrued in the Ordinary Course of Business and do not exceed comparable amounts incurred in similar periods in prior years, taking into account any changes in the Company Group’s operating results. The Company Group has paid all required estimated Taxes for its current taxable period.
(c)The Company Group has withheld and paid all Taxes to the appropriate Taxing Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law in all respects.
(d)No written claim has been made by any Taxing Authority in any jurisdiction where the Company Group did not file Tax Returns that it is subject to Tax by that jurisdiction.
(e)No extensions or waivers of any statutes of limitations period are in effect for the collection or assessment of any Taxes of the Company Group.
(f)There are no audits or Actions currently pending before a Taxing Authority with respect to Taxes or Tax Returns of the Company Group and no written notice or threat of such audit or Action by a Taxing Authority in respect of Taxes or Tax Returns of the Company Group has been received by the Company Group which has not been fully and finally resolved. To the Knowledge of the Company, no audit or Action has been threatened by a Taxing Authority in respect to Taxes or Tax Returns of the Company Group. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company Group that are still pending. There are no requests for rulings or determinations in respect of any Tax pending between the Company Group, on the one hand, and any Governmental Authority, on the other hand.
(g)There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company Group.
(h)The Company Group is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, in each case other than other than a commercial contract not primarily related to Taxes.
(i)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company Group.
(j)The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the Company is the parent). Each Company Subsidiary and Managed Practice is an entity that is eligible to be included in any affiliated, combined, consolidated or unitary Tax group of which the Company is the parent for U.S. federal and applicable state and local income Tax purposes. The Company Group does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferees or successors, by contract (other than a commercial contract not primarily related to Taxes) or otherwise.
(k)None of the assets of the Company Group is property that the Company Group is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of the Company Group directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company Group is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of the Company Group is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.
(l)Neither Parent, Surviving Company nor any Affiliate thereof (including, after the Closing, the Company Group) will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received or deferred revenue realized on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.
(m)The Company Group is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.
(n)The Company Group is not, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(o)The Company Group has collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Taxing Authority.
(p)Except as set forth on Section 3.10(p) of the Disclosure Schedule, the Company Group has not applied for or received any relief from Taxes or other Tax benefit under any COVID-19 Law, including claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
(q)The Company Group has not been a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described or intended to be described in Section 355 of the Code within the preceding two years or otherwise as part of the same plan as the transactions contemplated by this Agreement.
(r)The Company Group is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order applicable to it, and the consummation of the Merger and the other transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
(s)The Company Group is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.
(t)The Company Group is not resident for Tax purposes, nor does the Company Group have a branch, permanent establishment, agency or other taxable presence (as described in an applicable Tax treaty or convention), in any non-US jurisdiction other than its jurisdiction of incorporation.
(u)None of the assets of the Company Group are or may become escheatable to any Governmental Authority under any applicable escheatment Laws. The Company Group has (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.
(v)Each member of the Company Group has been properly classified as an association taxable as a corporation pursuant to Subchapter C of the Code for federal income Tax purposes, and has been so classified since the date of formation for each respective member of the Company Group.
Section 3.11Benefits.
(a)Section 3.11(a) of the Disclosure Schedule contains a true, complete, and accurate list of each Benefit Plan. With respect to each Benefit Plan, the Company has provided to Parent a true, complete, and accurate copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Plan and all amendments thereto, including all current plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and summaries of material modifications thereto; (iv) the three most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Benefit Plan, or to the extent a Benefit Plan is on the form of a prototype plan or volume submitter plan, the most recent opinion or advisory letter on which the prototype plan or volume submitter plan sponsor may rely, (vi) the three most recent written results of all required compliance testing, and (vii) all non-customary, material correspondence with any Governmental Authority (including the Internal Revenue Service, the Department of Labor, and the Pension Benefit Guaranty Corporation) relating to such Benefit Plan during the past three years.
(b)Each Benefit Plan and any related trust has been established, administered, funded and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the plan document sponsor, to the effect that such Qualified Benefit Plan is so qualified, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan or to cause the imposition of any material liability, penalty or Tax under ERISA or the Code. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company Group or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to a Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(c)No member of the Company Group or any ERISA Affiliate has, within the six years preceding the date of this Agreement, maintained, sponsored, contributed to, or been required to contribute to any plan, program, agreement or arrangement that is or was (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code), or (iv) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(d)To the extent any member of the Company Group or any ERISA Affiliate maintains, sponsors, contributes to, or has in the past six years preceding the date of this Agreement maintained, sponsored, or contributed to, any plan, fund, program or arrangement that is or was a “multiple employer welfare arrangement” (a “MEWA”) within the meaning of Section 3(40) of ERISA, (i) such MEWA has at all times been fully insured, with all benefits thereunder fully guaranteed under one or more contracts of insurance issued by an insurance company licensed or authorized to do business in each applicable state, and no member of the Company Group or any ERISA Affiliate has established or maintained any funding arrangement, trust or other mechanism that would cause such MEWA to be self-funded or self-insured, in whole or in part; (ii) such MEWA has been established, administered, and operated in compliance in all material respects with Section 3(40) and Section 514(b)(6) of ERISA and all applicable state insurance Laws (including any applicable state licensing, certificate of authority, and financial reporting requirements) and, to the extent applicable, all federal and state MEWA registration and filing requirements, including the timely filing of Form M-1 and all required attachments; (iii) no member of the Company Group or any ERISA Affiliate has received any written notice from the U.S. Department of Labor, any state insurance regulator or any other Governmental Authority alleging noncompliance with applicable MEWA Laws, or asserting that such MEWA is not fully insured or is otherwise operating unlawfully; and (iv) there is no pending or, to the Knowledge of the Company, threatened Action, coverage denial, cease and desist order, or other regulatory proceeding relating to such MEWA.
(e)No event has occurred and no condition exists that would subject the Company Group by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company Group). There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any lien on the assets of the Company Group under ERISA or the Code.
(f)Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company Group or any of its Affiliates other than (i) with respect to claims incurred prior to such amendment, termination or discontinuation, (ii) as may be prohibited under applicable Law, (iii) vested benefits that cannot be modified, terminated or discontinued, and (iv) administrative expenses associated with such amendment, termination or discontinuation event. Except as set forth in Section 3.11(f) of the Disclosure Schedule, the Company Group has not made any commitment or obligation or any representations to any Representative (including any Service Provider), whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.
(g)No Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and no member of the Company Group has any liability to provide post-termination or retiree welfare benefits to any individual, other than (i) continuation coverage pursuant to Code Section 4980B or any similar federal or state Law, (ii) death benefits when termination occurs upon death, (iii) benefits provided during any severance period pursuant to an Employee Benefit Plan, or (iv) benefits provided pursuant to any Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(h)There is no pending or, to the Knowledge of the Company, threatened Action relating to a Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator or against the fiduciary of any Benefit Plan with respect to the operation of such plans (in each case, other than routine claims for benefits), and in the past six years, no Benefit Plan has been the subject of an examination or audit (nor has written notice been received of a potential examination or audit) by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)There has been no amendment to, announcement by the Company Group or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would reasonably be expected to increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any Representative (including any Service Provider), as applicable. The Company Group possesses, and has in its possession and control, all data, records, and information (including participant census data, enrollment and eligibility data, payroll data, contribution and funding records, investment election records, beneficiary designations, and claims and benefits payment histories) that are necessary or reasonably required to properly administer each Benefit Plan in all material respects in accordance with its terms and applicable Law. All such data, records, and information are accurate and complete in all material respects as of the dates to which they relate.
(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder, and no amount under any such Benefit Plan is, has been or is expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code. No Option (and no agreement or promise by any member of the Company Group to grant any Option) has been granted with a per share exercise price that is less than the fair market value of a share of Company Common Stock as of the applicable date of grant, and no Option has been backdated. No member of the Company Group is obligated to compensate, gross- up or reimburse any Representative (including any Service Provider) with respect to any Tax-related payments required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
(k)The Company Group and each Benefit Plan are in compliance in all material respects with the ACA, including compliance with all applicable filing and reporting requirements, applicable waiting period requirements and the offering of health insurance coverage compliant with the ACA to all Service Providers who meet the definition of a “full-time employee” under the ACA. No member of the Company

Group is otherwise liable or responsible for any assessable payment, Taxes, or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto.
(l)Each individual who is classified by the Company Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan, as well as for Tax withholding purposes, and the Company Group has no liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Benefit Plan.
(m) Except as set forth in Section 3.11(m) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former Representative (including any Service Provider) to any payment or benefit under any Benefit Plan; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual under any Benefit Plan; (iii) limit or restrict the right of the Company Group to merge, amend or terminate any Benefit Plan, other than (1) with respect to claims incurred prior to such amendment, termination or discontinuation, (2) as may be prohibited under applicable Law, (3) vested benefits that cannot be modified, terminated or discontinued, and (4) administrative expenses associated with such amendment, termination or discontinuation; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan, except as contemplated in this Agreement.
(n)Except as set forth in Section 3.11(n) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in any payment (individually or in combination with any other payment) by the Company Group to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that, individually or in combination with any other such payment, would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
(o)Except as set forth in Section 3.11(o) of the Disclosure Schedule, no Benefit Plan covers any Representative (including any Service Provider) outside of the United States, and no member of the Company Group has, in the past six years, maintained, sponsored, contributed to, or been required to contribute to any employee benefit plan, program, agreement or arrangement that provides benefits primarily to employees or former employees who regularly perform or performed services outside of the United States.
Section 3.12Compliance with Laws; Permits.
(a)Except as set forth in Section 3.12(a) of the Disclosure Schedule, in the past six years, neither the Company Group nor its business has been, or is being, conducted in material violation of any applicable Laws applicable to it or its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute, or result in a material violation or material noncompliance by the Company Group of, any applicable Laws. No Proceeding is pending or, to the Knowledge of the Company, threatened alleging any such material violation or material noncompliance by the Company Group. In the past six years, the Company Group has not received any written notice or communication from any Governmental Authority regarding any actual, potential or alleged material violation of, or material failure to comply with, any applicable Laws.
(b)Without limiting the generality of Section 3.12(a):
(i)Neither the Company Group nor any of their respective Representatives associated with or acting for or on behalf of the Company Group, has directly or indirectly (a) made or attempted to make any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the conduct of their business, (ii) to pay for favorable treatment for the conduct of their business, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any requirement of applicable law in each jurisdiction where each member of the Company Group is conducting or has conducted business (including the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2019, any rules or regulations under these Laws, or any other applicable anti-corruption or anti-kickback Laws or regulation) (“Anti-Bribery Laws”) or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company Group in violation of Anti-Bribery Laws.
(ii)Except as set forth in Section 3.12(b)(ii), of the Disclosure Schedule, no member of the Company Group has applied for or incurred any Pandemic-Relief Debt. As to any Pandemic-Relief Debt incurred by or in respect of any member of the Company Group: (i) the applicable member of the Company Group has met (and, as applicable, continues to meet) the eligibility requirement for receipt of such Pandemic-Relief Debt under Pandemic-Relief Debt Documentation; (ii) all representations and warranties made by the applicable member of the Company Group were true and correct in all material respects; (iii) the applicable member of the Company Group is in compliance in all material respects with all Pandemic-Relief Debt Documentation and, without limiting the generality of the foregoing, has used the proceeds of any such Pandemic-Relief Debt exclusively for the purposes permitted; (iv) each applicable member of the Company Group has maintained all records required to be submitted in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt; and (v) true, correct and complete copies of all Pandemic-Relief Debt documentation included in clauses (i) and (iii) of the definition of such term with respect to such Pandemic Relief Debt have been provided to Parent.
(c)With respect to the Permits of any member of the Company Group:
(i)Except as set forth in Section 3.12(c)(i) of the Disclosure Schedule, each member of the Company Group has all Permits necessary for the conduct of the Company Group’s business as presently conducted and (i) each such Permit is in full force and effect, (ii) each applicable member the Company Group is in compliance with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any Permits, and (iv) to the Knowledge of the Company no condition (including the execution of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of such Permits.
(ii)Section 3.12(c)(ii) of the Disclosure Schedule sets forth a list of all such Permits that are material to the business of the Company Group, and the Company Group has furnished to Parent true, correct, and complete copies of all such Permits.
Section 3.13Intellectual Property Rights.
(a)Section 3.13(a) of the Disclosure Schedule contains a true, complete, and accurate list of (i) all of the IP Registrations, (ii) all material unregistered Trademarks owned or purported to be owned by the Company Group, and (iii) all material Software embodying Intellectual Property owned or purported to be owned by the Company Group (such software, the “Proprietary Software”, and all of the foregoing together with all other Intellectual Property owned or purported to be owned by the Company Group, the “Owned Company Group IP”), listing for each such item, as applicable, (A) the owner thereof, (B) the jurisdiction of issuance, registration or application, (C) the patent, registration or application number, and (D) the date of issuance, registration or application. All required filings and fees related to the IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and the IP Registrations are subsisting, valid and enforceable. No filings or payments are required in the next six months to ensure that none of the IP Registrations will become abandoned or deemed to be withdrawn by any Governmental Authority for lack of payment or action.
(b)Section 3.13(b) of the Disclosure Schedule contains a true, complete, and accurate list of the IP Agreements, other than click-through, click-wrap, shrink-wrap or other similar end user object code license agreements for non-custom commercially available off-the-shelf software or services that are not incorporated in or used with any product or service of the Company Group. The Company Group has made available for Parent’s inspection true, complete, and accurate copies of all such written IP Agreements and a summary of all such oral IP Agreements, in each case, including all modifications, amendments and supplements to them and waivers under them (other than non-exclusive customer contracts on the Company

Group’s standard form (which form has been made available for Parent’s inspection prior to the Execution Date) entered in the Ordinary Course of Business).
(c)The Company Group is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Owned Company Group IP, and the Company Group has the valid and enforceable right to use all other Company Group IP, in each case, free and clear of Liens (other than non-exclusive licenses to the Company Group’s products and services granted to customers of the Company Group in the Ordinary Course of Business). Except as set forth in Section 3.13(c) of the Disclosure Schedule, the Company Group has entered into binding, valid and enforceable, written Contracts with each current and former employee, consultant and contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property invented, created, or developed for or on behalf of the Company Group or within the scope of such Person’s employment or engagement with the Company Group whereby such employee, consultant or contractor irrevocably assigned (through a presently effective assignment) to the Company Group all of such Person’s right, title and interest in and to such Intellectual Property.
(d)All Company Group IP will be available for use by the Company Group on substantially similar terms and conditions immediately subsequent to the Execution Date and subsequent to the Closing Date. Following the Closing Date, the Company Group will be permitted to exercise all of the rights relating to such Company Group IP to the same extent that the Company Group would have been able to had such transactions not occurred and without the payment of any additional amounts or consideration. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Group’s right to own or use any Company Group IP.
(e)The Company Group has taken commercially reasonable steps to maintain the Owned Company Group IP and to preserve the confidentiality of all trade secrets and other non-public Intellectual Property included in the Owned Company Group IP and all other Intellectual Property the Company Group is contractually obligated to keep confidential, including by requiring all Persons having access thereto to execute binding, written non-disclosure or similar agreements.
(f)Neither the conduct of the Company Group’s business as currently and formerly conducted nor the development, license, sale or use of the Company Group’s products and services has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property or other rights of any Person. In the past six years, the Company Group has not received any written notice regarding or alleging any such infringement, misappropriation or violation. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Company Group IP, and in the past six years, the Company Group has not provided written notice to any Person alleging that such Person is infringing, misappropriating or otherwise violating any Owned Company Group IP.
(g)There are no Actions (including any opposition, cancellation, revocation, inter partes review or other proceeding) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company Group of any Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property owned by the Company Group; or (iii) by the Company Group or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property owned by the Company Group. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company Group is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use, transfer or licensing of any Owned Company Group IP or to restrict or impair the use by the Company Group of any other Company Group IP.
(h)With respect to Open Source Software:

(i)Section 3.13(h)(i) of the Disclosure Schedule identifies all Open Source Software, including the version and name of the license applicable thereto, embedded or incorporated in, linked to, or otherwise used by any Proprietary Software.
(ii)Except as set forth on Section 3.13(h)(ii) of the Disclosure Schedule, none of the Proprietary Software that is licensed or made available by the Company Group or its Affiliates to any Person uses, incorporates or is based upon any Open Source Software that: (i) conditions the use or distribution of any such Proprietary Software on the disclosure of any source code for any portion of such Proprietary Software; (ii) conditions the use or distribution of such Proprietary Software on the granting to any Person of (1) the right to make derivative works or other modifications to such Proprietary Software or portions thereof (other than such portions that are the Open Source Software themselves) or (2) a license under such Proprietary Software; (iii) conditions the use or distribution of such Proprietary Software on such Proprietary Software being made subject to the terms and conditions of any Open Source Software license; (iv) requires such Proprietary Software to be made available to any Person; or (v) otherwise imposes an obligation on the Company Group or any of its Affiliates to distribute any such Proprietary Software on a royalty-free basis.
(iii)The Company Group is and has been in compliance with the terms and conditions of all applicable Open Source Software licenses.
(iv)The Company Group has not received a written notice or request from any Person to disclose, distribute or license the Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.
(i)The Company Group is in actual possession of, and has exclusive control over, the source code for all Proprietary Software. The Company Group has not provided access to any source code to any Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. The Company Group is not a party to any agreement (i) requiring the deposit of any proprietary source code with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any proprietary source code with any Person, or (iii) granting to any Person a license, option or right with respect to any proprietary source code. To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any Proprietary Software.
(j)The computer hardware, software, servers, circuits, networks, computers, firmware, middleware, routers, hubs, switches, interfaces, websites, communication facilities, platforms, databases, information technology and data storage systems, peripherals, computer, data, database and communication networks, architecture interfaces, firewalls (whether for data, voice, video or other media access, transmission or reception) and other information technology equipment and related systems that are owned or used by the Company Group and all associated documentation in connection with the foregoing (“Company Group Systems”) are sufficient for the immediate and currently anticipated needs of the Company Group’s business. In the past six years, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event materially affecting any Company Group Systems, that has caused: (i) substantial disruption of or interruption in or to the use of such Company Group Systems or the conduct of the Company Group’s business; (ii) actual loss, destruction, damage, or harm of or to the Company Group or its operations, personnel, property, or other assets; or (iii) material liability of any kind to the Company Group. The Company Group has taken technical, physical and organizational controls, policies, procedures, safeguards, plans, measures and security measures with respect to the Company Group Systems and the data stored thereon or processed thereby, to protect the confidentiality, integrity and security of the Company Group Systems in accordance with industry standards and in compliance with all Data Protection Requirements. The Company Group (x) has implemented and maintains appropriate backup and data recovery, disaster recovery plans and procedures, and business continuity plans, procedures, and facilities; (y) acts in compliance therewith; and (z) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.
(k)The Proprietary Software does not contain any malicious computer code or any other mechanisms which (i) contain any “back door,” virus, malware, Trojan horse, bug, code or similar devices intentionally designed to cause damage to, corruption of, or interfere with normal operations of any data, hardware, storage media, programs, equipment or communications (each, a “Contaminant”), (ii) may intentionally disrupt, disable, erase or harm the operation of any software, or cause any software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such software, data, hardware, storage media, programs, equipment or communications without authorization. The Company Group Systems are free from Contaminants that could materially interfere with their normal operation, or could allow circumvention of security controls, or that are intended to cause damage to or allow unauthorized access to the Company Group Systems or any software or data stored, processed or executed thereon or transmitted thereby. The Company Group uses commercially reasonable efforts and methods to maintain the Proprietary Software and Company Group Systems free of Contaminants.
Section 3.14Privacy and Data Security.
(a)The Company Group is, and for the past six years has at all times been, in material compliance with (i) all Data Protection Laws; (ii) all published, posted and internal policies, procedures, agreements and notices relating to the Company Group’s collection, use, storage, disclosure or cross-border transfer of Personal Data (collectively, “Privacy Policies”); and (iii) any Contracts, policies, applicable industry standards and/or codes of conduct relating to the Company Group’s Processing of Personal Data (collectively with Data Protection Laws and Privacy Policies, “Data Protection Requirements”). The Company currently has, and, has had all rights, and all permissions, consents, licenses or authorizations required under Data Protection Requirements to Process Personal Data and Company licensed data as necessary for the operation of the Company’s business.
(b)The Company has complied with all written requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights they are permitted to exercise under Data Protection Requirements (such as rights to access, rectify, not sell, not share, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability) which have been satisfied to the standard or within the time set out in the Data Protection Requirements.
(c)Where the Company uses a data processor to Process Personal Data, the data processor has entered into a written agreement with the Company that materially complies with Data Protection Requirements (including containing warranties or covenants from the data processor in relation to Processing of Personal Data, confidentiality, security measures, breach notification requirements and the data processor’s material compliance with such obligations that comply with Data Protection Requirements). To the Company’s Knowledge, such data processors have not materially breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of the Company.
(d)The Company Group has not received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Requirement, and the Company Group is not, to its Knowledge, under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Requirement. No notice, complaint, claim, inquiry, audit, enforcement action, or litigation of any kind has been served on, or initiated against the Company Group or any representatives under any Data Protection Requirement.
(e)The Company Group has implemented and maintains physical, technical, and organizational security measures and policies, and a data governance program compliant with applicable Data Protection Requirements pertaining to (i) Personal Data that the Company Group Processes, including controls from unauthorized use, access, disclosure, and modification; and (ii) for development, deployment, provision, operation, putting into service and use of AI Technology by or for the Company that (A) is consistent with the risks presented by the Processing of Personal Data by the Company and its data processors and the use of AI Technology, applicable Laws, guidelines and codes of practice, Data Protection Requirements and AI Industry Standards; (B) includes commercially reasonable policies, notices, consents, procedures, processes, regulatory reporting and measures with respect to security, risk identification and remediation, elimination of bias, access control, change control, data integrity, model documentation, process verification, model inventory, version control, validation and outcome analysis; and (C) promotes transparent use of AI Technology and provides for management oversight and approval of employees’ use of AI Technology. The Company maintains access control protocols and capabilities that are consistent in all material respects with AI Industry Standards and are designed to secure access to the Company’s AI Technology and AI Inputs. There has been no unauthorized access to the AI Technology, AI Inputs, or Company Group Systems that are owned, controlled or used by the Company in connection with AI Technologies or AI Inputs.
(f)The Company has not (i) developed, or procured the development of, any AI Technology or (ii) used any AI Technology: (A) that has been trained or otherwise developed using any Company Personal Data or Company licensed data; (B) that automatically ingests and learns from (I) any AI Input inputted into the AI Technology by any personnel, officers, directors, consultants, agents or contractors of the Company or (II) any AI Output generated by the AI Technology; (C) to generate any software; (D) to generate any AI Output that is commercially significant to the Company; (E) to support to customers, including through the use of chatbots; (F) for recruitment or human resource activities; (G) to make automated decisions about individuals; (H) that is likely to be considered high risk pursuant to Data Protection Requirements; or (i)for a purpose or in a manner that is prohibited under the Data Protection Requirements. No employee of the Company has used any AI Technology in the course of their employment duties that the Company has not expressly authorized.
(g)The Company has: (i) obtained all licenses, consents and permissions, provided all material notices and disclosures, and otherwise has all material rights, in each case as required under applicable Law, to collect and use (as applicable) all training data, AI Technology, AI Outputs and AI Inputs as used by the Company in the conduct of the business of the Company as currently conducted; and (ii) complied with all material use restrictions and other material requirements of any license, consent, permission or other Contract and any website terms of use, terms of service, or other terms governing the Company’s use of such training data, AI Technology, AI Inputs and AI Outputs. The Company Group has not: (A) used any generative or agentic AI Technology in a manner that would affect the ownership, validity, enforceability, registrability or patentability of any Company Group IP or any content or other output created by such generative or agentic AI Technology that Company Group intended to own or would have owned if such output was created without the use of such generative or agentic AI Technology, or the ownership by the Company Group of any of its products and services; (B) included any confidential or proprietary information (including source code and trade secrets) as any AI Inputs into any AI Technology owned by any Person other than the Company Group; or (C) used any AI in a manner that does not comply in all material respects with applicable Law, guidelines or codes of practice, the Data Protection Requirements, or the applicable license or other Contract terms, and/or that is not consistent in all material respects with applicable AI Industry Standards.
(h)In the past six years, the Company Group has not experienced any failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Data and/or business data and Company Group Systems that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority. No circumstance has arisen in which applicable guidance or codes of practice promulgated under Data Protection Requirements would recommend the Company to notify a Governmental Authority of a data breach, security breach, security incident or cyber-attack. Neither the Company nor any Person acting on the Company’s behalf or direction has: (i) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack; or (ii) paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.
(i)The Company Group has made all required registrations and notifications in accordance with all applicable Data Protection Requirements, and all such registrations and notifications are current, complete, fully paid-up, and accurate in all material respects. No other material registrations or notifications are required in connection with the Processing of Personal Data by the Company.
(j)The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement or other standard terms of service entered into by the users of the Company Group’s service(s), except as would not reasonably be expected to cause a Material Adverse Effect.
Section 3.15Environmental Matters.

(a)The Company Group, with respect to the operation of its business, is in compliance with all Environmental Laws and Environmental Permits, as applicable.
(b)Since January 30, 2022, no written notice, notification, demand, request for information, citation, summons or Order has been received by the Company Group, no complaint has been filed against and received by the Company Group, no penalty has been assessed, and no action or review is pending before any Governmental Authority or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company Group and arising out of any Environmental Law or Environmental Permit.
(c)There has been no Release, spill, discharge, or disposal of Hazardous Substances at, on, under, or migrating to or from any property currently or formerly owned, leased, or operated by the Company Group, except as would not reasonably be expected to result in material liability under Environmental Laws.
(d)The Company Group has no liabilities or obligations (whether known or unknown, fixed or contingent), including any obligation to investigate, remediate, monitor, or indemnify any Person, arising under Environmental Laws, except those that would not reasonably be expected to be material to the Company Group.
Section 3.16Finders Fees. Except as set forth in Section 3.16 of the Disclosure Schedule, there are no fees or commissions or similar compensation payable by the Company Group in connection with the transactions contemplated by this Agreement.
Section 3.17Personal Property.
(a)Except as set forth in Section 3.17(a) of the Disclosure Schedule, the Company Group has good and valid title to all of the assets, tangible or intangible, reflected in the Reference Interim Balance Sheet as being owned by the Company Group, free and clear of all Liens, except for Permitted Liens and non-exclusive licenses to the Company Group’s products and services granted to customers of the Company Group in the Ordinary Course of Business.
(b)Immediately after giving effect to the Closing, the assets of the Company Group will be sufficient to enable the Company Group to continue to conduct its business in substantially the same manner as conducted during the 12-month period immediately prior to the Closing.
(c)The assets, properties and rights of the Company Group are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their intended use in the operation of the Company Group’s business as conducted during the 12-month period immediately prior to the Closing.
Section 3.18Real Property.
(a)Except for the Leased Real Property (as defined below), the Company Group does not own, and has never owned, any interest (fee, leasehold, easement, license, option to purchase, right of first refusal, or otherwise) in any real property.
(b)The Company Group does not lease, sublease, or license any real property as a landlord, sublandlord, or licensor.
(c)Section 3.18(c) of the Disclosure Schedule sets forth a true, complete, and accurate list of the addresses of all real property leased, subleased, or licensed by the Company Group (the “Leased Real Property”), and also identifies with respect to each Leased Real Property: (a) each lease, sublease, or other Contract under which such Leased Real Property is occupied or used and all amendments or modifications thereto (the “Real Property Leases”), (b) the date of the applicable lease, and (c) the name of the landlord and tenant under such Real Property Lease. The Leased Real Property constitutes all of the real property used or occupied by the Company Group in connection with the business of the Company Group. No member of the Company Group is party to any agreement or option to lease, sublease, license, or purchase any real property or interest therein other than the Leased Real Property.

(d)Each Real Property Lease is valid, binding, and enforceable against the applicable member of the Company Group and, to the Knowledge of the Company, against the respective landlords, sublandlords, licensors, and other parties thereto (collectively, “Lessors”), in each case in accordance with its terms, and is in full force and effect. True, complete, and correct copies of all Real Property Leases, as restated, supplemented, amended, or modified through the date hereof, have been made available to Parent. Each member of the Company Group has a valid, binding, and enforceable leasehold interest under each Real Property Lease under which it is a lessee, free and clear of all Liens other than Permitted Liens.
(e)Except as set forth on Section 3.18(e) of the Disclosure Schedule, (i) no member of the Company Group has received written (or, to the Knowledge of the Company, oral) notice of any default under any Real Property Lease; (ii) no member of the Company Group is in default (A) of any monetary covenant or agreement under any Real Property Lease, or (B) in any material respect under any other term of any Real Property Lease; (iii) to the Knowledge of the Company, no Lessor is in default or event of default in any material respect under any of the terms of any Real Property Lease; (iv) to the Knowledge of the Company, no event has occurred and no circumstance exists that, with the delivery of notice, the passage of time or both (including the Merger), would constitute a default or event of default by any member of the Company Group, or permit the termination, modification, or acceleration of rent or other fees under, any Real Property Lease; (v) there is no deferred rent payable in connection with any Real Property Lease; and (vi) to the Knowledge of the Company, there are no material capital expenditures required to be made by the tenant under any Real Property Lease in connection with the Leased Real Property in order to comply with applicable Laws or with respect to any deferred maintenance.
(f)Except as set forth on Section 3.18(f) of the Disclosure Schedule, no member of the Company Group has received written (or to the Knowledge of the Company, oral) notice of any intent by the landlord of any Real Property Lease to terminate any Real Property Lease.
(g)The Company has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens, other than Permitted Liens.
(h)To the Knowledge of the Company, the Leased Real Property is not in violation of any applicable Laws. No written notice from any Governmental Authority or any Third Party has been received by the Company Group concerning the possible imposition of any special assessments on the Leased Real Property. No member of the Company Group has received any written notice that the whole or any portion of the Leased Real Property has been, or is threatened to be, condemned, requisitioned, or otherwise taken by any Governmental Authority.
(i)The Leased Real Property (A) complies in all material respects with valid and current certificates of occupancy or similar permits to the extent required by applicable Laws for the use thereof; (B) conforms in all material respects with all applicable Laws, including covenants, restrictions, and easements; and (C) has received all approvals of governmental entities (including licenses and permits) required in connection with the operation thereof.
(j)The Leased Real Property is in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used. The buildings, improvements, and fixtures included as part of the Leased Real Property are in good working condition and repair, subject to ordinary wear and tear. All water, gas, electrical, telecommunications, sewer, storm and wastewater systems and other utility services or systems necessary for the operation of the business of the Company Group as currently conducted on the Leased Real Property have been installed and are operational and sufficient. There are no parties (other than the Company Group) in possession of the Leased Real Property, or who have the right to be in possession through a sublease, license, or other agreement pertaining to the Leased Real Property. The Company Group's possession and quiet enjoyment of the Leased Real Property has not been disturbed. There exist no disputes between any member of the Company Group and any Lessor or any owner or occupier of any premises adjacent to any of the Leased Real Property. No notices, orders, proposals, applications, requests, or outstanding monetary claims or liabilities affecting or relating to any of the Leased Real Property have been served on or made against any member of the Company Group by any Person and, to the Knowledge of the Company, there are no circumstances that are likely to result in any of the foregoing being served or made. No member of the Company owes, nor will owe in the future, any brokerage commissions or finder’s fees in connection with the Leased Real Property.
(k)Except as set forth on Section 3.18(k) of the Disclosure Schedule, (i) the Merger does not require the consent of any other party to the Real Property Leases, will not result in a breach of or default under such Real Property Leases, and will not otherwise cause such Real Property Leases to cease to be legal, valid, binding, or enforceable against the parties thereto and in full force and effect on identical terms following the Merger; (ii) no member of the Company Group has subleased, licensed, or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (iii) no member of the Company Group has received any written notice that any Lessor has made any assignment, mortgage, pledge, or hypothecation of any Real Property Lease or the rents or use fees due thereunder.
(l)No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full.
(m)All leases, subleases, licenses, and other use and occupancy agreements for real property in which any member of the Company Group had any right or interest that are not currently in effect (collectively, the “Terminated Leases”), if any, have expired or been terminated, (ii) all rents and other sums due and payable by any member of the Company Group in connection with any Terminated Leases have been paid in full, and (iii) all obligations imposed on any member of the Company Group in connection with any Terminated Leases have been fully satisfied and there exists no remaining liability in connection with the Terminated Leases.
Section 3.19Material Contracts.
(a)Section 3.19(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all Contracts in effect to which the Company Group is a party that fall within any of the following categories (each, a “Specified Contract”):
(i)any Contract, other than a Material Customer Contract: (A) which generated revenues in excess of $500,000 in the aggregate during the trailing 12-month period, or (B) would reasonably be expected to generate revenues to the Company Group, individually or in the aggregate, in excess of $500,000 for the 12-month period following the Closing Date;
(ii)any Contract, other than a Material Supplier Contract: (A) pursuant to which the Company Group has expended, or has been required to expend, individually or in the aggregate, in excess of $250,000 during the trailing 12-month period, or (B) would reasonably be expected to require the Company Group to expend, individually or in the aggregate, in excess of $250,000 for the 12-month period following the Closing Date;
(iii)any Contract that relates to the sale of the Company Group’s assets, other than contracts for the sale of products of the Company Group entered into in the Ordinary Course of Business;
(iv)Contracts relating to the sale or acquisition of any business, all or substantially all of the securities, assets, or real property of any other Person (whether by merger, sale of securities, sale of assets or otherwise);
(v)any Contract containing covenants limiting the freedom of the Company Group to compete in any line of business in any geographic area or that restrict the ability of the Company Group to solicit any customer or solicit, hire or engage any Person as an employee or independent contractor;
(vi)Contracts under which the Company Group grants any exclusive rights, noncompetition rights, rights of first refusal or rights of first negotiation to any Person;

(vii)any Contract that obligates the Company Group to provide most favored customer pricing provisions or similar provisions or otherwise restricts the Company Group from freely setting prices for its products, services or technologies, in each case in any material fashion;
(viii)any Contract that is a settlement, consent, judgment, dispute resolution or similar Contract pursuant to which the Company Group will have material outstanding obligations or will be subject to material restrictions after the Closing; and
(ix)any Contract with any Governmental Authority entered into outside the Ordinary Course of Business, including any subcontracts issued at any tier under a prime agreement with or involving any Governmental Authority.
(b)For purposes of this Agreement, “Material Contract” means:
(i)any Indebtedness Contract;
(ii)any Specified Contract;
(iii)any Real Property Lease;
(iv)any IP Agreement;
(v)any Related Party Contract;
(vi)any Insurance Policy;
(vii)any Benefit Plan;
(viii)any Material Customer Contract;
(ix)any Material Supplier Contract;
(x)any Material Service Provider Contract;
(xi)any Company POA; and
(xii)any Business Associate Agreement.
(c)Except as set forth in Section 3.19(c) of the Disclosure Schedule:
(i)neither the Company Group nor, to the Knowledge of the Company, any other party thereto, is in violation of or in default in respect of any Material Contract, nor has there occurred any event or condition which with or without notice or lapse of time or giving of notice (or both) would be reasonably likely to result in a violation of or in default in respect of any Material Contract;
(ii)each Material Contract is a valid and binding obligation of the Company Group, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect;
(iii)no party to any Material Contract has notified the Company Group in writing of any intention to cancel, terminate or otherwise materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its relationship with the Company Group;
(iv)the Company Group has provided to Parent (i) a true, complete, and accurate copy of each written Material Contract, and (ii) a true, complete, and accurate description of the material terms and conditions of any oral Material Contract; and

(v)there are no material unresolved disputes under any Material Contract.
Section 3.20Related Party Transactions.
(a)Section 3.20(a) of the Disclosure Schedule sets forth a true, accurate, and complete list of the following (individually, each a “Related Party Contract”):
(i)each Contract (i) by and between the Company, on the one hand, and any Managed Practice, on the other hand, (ii) by and between any Managed Practice, on the one hand, and the Managed Practice Owners, on the other hand, and (iii) by and between the Company, on the one hand, and the Managed Practice Owners, on the other hand; and
(ii)each other Contract between any member of the Company Group, on the one hand, and any (a) Affiliate of any member of the Company Group, (b) Representatives of any member of the Company Group, or (c) member of the Immediate Family of (i) any member of the Company Group, or (ii) the Persons described in the foregoing clause (a) and (b), on the other hand (the Persons described in the foregoing subclauses (a) – (c), the “Related Parties”).
(b)No Related Party owns or has any rights in or to any assets, properties or rights used by the Company Group.
(c)To the Knowledge of the Company, no Related Party receives, or has received, income from any source other than the Company Group which should properly accrue, or should properly have accrued, to the Company Group.
(d)To the Knowledge of the Company, no Related Party has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Company Group or has competed with or been engaged in any business similar to that of the Company Group.
Section 3.21Insurance.
(a)Section 3.21(a) of the Disclosure Schedule sets forth all material insurance policies maintained for the benefit of or in connection with the Company Group (individually, each an “Insurance Policy”), together with a description of the type of coverage, name of the insured, the insurer, whether written on a claims-made or occurrence-based basis, the expiration date and the amount of coverage for each Insurance Policy.
(b)Except as disclosed in Section 3.21(b) of the Disclosure Schedule, in the last six years, no insurer has:
(i)denied or disputed coverage of any claim pending under any Insurance Policy;
(ii)threatened in writing to cancel any Insurance Policy; or
(iii)informed the Company Group in writing of its plan or decision to materially increase the premiums for, or materially alter the coverage under, any Insurance Policy.
(c)Except as disclosed in Section 3.21(c) of the Disclosure Schedule, within the 12 months prior to the Execution Date, the Company Group has not filed a claim or notice of circumstances with any insurer under any Insurance Policy.
(d)All the Insurance Policies are in full force and effect, all premiums due on the Insurance Policies have been paid as due, the Company Group is not in material breach or default of the Insurance Policies, and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under the Insurance Policies, and no written notice of cancellation or termination has been received by the Company Group with respect to any Insurance Policy. The Insurance Policies are sufficient for the Company Group to comply in all material respects with applicable Law and the Material Contracts. All information provided by or on behalf of the Company Group to the carriers of such insurance, directly or through brokers, in order to obtain insurance in respect of the Insurance Policies is true and correct.
Section 3.22Employment Matters.
(a)With respect to Service Providers:
(i)Section 3.22(a)(i) of the Disclosure Schedule sets forth the name, current job title, full-time or part-time status, exempt or non-exempt status, employer equity, work location, and current rate of compensation (including salary or contractor fee rate, bonus, severance obligations and deferred compensation) for all Service Providers.
(ii)Section 3.22(a)(ii) of the Disclosure Schedule sets forth a true, complete, and accurate list of any Contract between a Service Provider and the Company Group that is not terminable by the Company Group without penalty upon fewer than 90 days’ notice (each a “Material Service Provider Contract”);
(b)The Company Group is not a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of the Company Group and, to the Knowledge of the Company, there are no activities or proceedings to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company Group or any employee or other service provider thereof; (ii) there is no labor strike, slowdown or work stoppage or lockout pending or threatened against or affecting the Company Group, and the Company Group has not experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority and the to the Knowledge of the Company there are no organizational campaigns currently underway or threatened with respect to any Service Provider of the Company Group; and (iv) there are no charges with respect to or relating to the Company Group pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.
(c)The Company Group is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. The Company Group has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and the Company Group does not currently employ, nor has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Company Group has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company Group, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.
(d)The Company Group is not delinquent in payment to any of its current or former Representatives (including any Service Provider) for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Representative (including any Service Provider) or in payments owed upon any termination of such person’s employment or service.
(e)The Company Group has not effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law) or taken any other action and currently has no plans to take any action that would trigger notice or liability under any state, local or foreign plant closing notice Law. The Company Group is, and has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended, and each similar state or local Law.

(f)To the Knowledge of the Company, no employee or independent contractor of the Company Group is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company Group or that would materially conflict with the Company Group’s business as currently conducted. Each current Service Provider who has access to confidential information, trade secrets, or Intellectual Property of the Company Group has executed a written confidentiality, non-solicitation, and/or intellectual property assignment agreement with the applicable member of the Company Group, and, to the Knowledge of the Company, no such Service Provider is in material breach of any such agreement.
(g)To the Knowledge of the Company, (i) except as set forth in Section 3.22(g) of the Disclosure Schedule, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company Group, nor does the Company Group have a present intention to terminate the employment of any of the foregoing, and (ii) no officer or key employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or employee of any of his duties or responsibilities as an officer or employee of the Company Group; or (B) the Company Group’s business or operations.
(h)Except as set forth in Section 3.22(h) of the Disclosure Schedule, the employment of all Persons employed by the Company Group is terminable at will without any penalty or severance obligation of any kind on the part of the Company Group. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company Group has been duly and adequately accrued on the accounting records of the Company Group.
(i)Except as set forth in Section 3.22(i) of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened by or on behalf of any current or former Service Provider (or any applicant for employment) against any member of the Company Group, including any claim for wrongful discharge, breach of an express or implied employment contract, retaliation, harassment, or any other employment-related claim, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Action.
(j)In the past six years, (i) no allegations of discrimination or sexual harassment have been made to the Company Group against any Representative (including any Service Provider), and (ii) the Company Group has not entered into a settlement agreement with respect to allegations of discrimination or sexual harassment.
(k)In the past six years, there have been no complaints, claims, lawsuits, charges, investigations, or audits relating to compliance with Laws regarding wages and hours, including but not limited to the payment of wages or compensation to employees, independent contractors, or other Service Providers, and with regard to appropriate classification of and compensation payable to, such employees, independent contractors or Service Providers.
(l)Each member of the Company Group (i) has obtained and currently maintains workers’ compensation insurance coverage as required by applicable Law for all employees in each jurisdiction in which it employs individuals, (ii) is current in the payment of all premiums due thereunder, and (iii) has no material pending or, to the Knowledge of the Company, threatened workers’ compensation claims that are not fully covered by such insurance (subject to applicable deductibles and retentions).
(m)Each member of the Company Group has properly and timely completed, retained, and updated a Form I-9 (or equivalent documentation required under applicable Law in each jurisdiction outside of the United States in which the Company Group employs individuals) for each current and former employee in compliance with the Immigration Reform and Control Act of 1986 and all other applicable immigration and employment eligibility Laws.
(n)No member of the Company Group has engaged any employees through a professional employer organization, employee leasing arrangement, or staffing agency under which a third party is or was the employer of record with respect to any individual currently performing services for the

Company Group. No member of the Company Group has any material Liability (whether actual or contingent) with respect to any such arrangement.
(o)No member of the Company Group has made any loan or advance of money or property to any current or former Service Provider, other than routine travel and expense advances in the Ordinary Course of Business that have been or will be repaid in full prior to the Closing.
Section 3.23Material Customers and Suppliers.
(a)Section 3.23(a) of the Disclosure Schedule sets forth a true, correct, and complete list of (i) the 10 largest Customers of the Company Group by revenue (each a “Material Customer”), and (ii) the 10 largest suppliers of the Company Group by expense (each a “Material Supplier”), in each case for the trailing 12-month period. During such trailing 12-month period, no such Material Customer or Material Supplier has terminated or adversely changed its relationship with the Company Group in any material respect, nor has the Company Group received written or, to the Knowledge of the Company, oral, notice that any such Material Customer or Material Supplier intends to terminate or materially and adversely change such relationship in any material respect.
(b)Except as set forth in Section 3.23(b) of the Disclosure Schedule, the Company Group has not granted any credit, rebate, trade in, free return or other sales terms to Material Customers that substantially differ from terms granted in the Ordinary Course of Business.
(c)Section 3.23(c) of the Disclosure Schedule sets forth a true, correct, and complete list of (i) Contracts by and between the Company Group, on the one hand, and a Material Customer, on the other hand (each a “Material Customer Contract”), and (ii) Contracts by and between the Company Group, on the one hand, and a Material Supplier, on the other hand (each a “Material Supplier Contract”).
Section 3.24Bank Accounts and Related Power of Attorney; General Power of Attorney.
(a)Set forth in Section 3.24(a) of the Disclosure Schedule is a true, correct, and complete list of (i) each bank or financial institution in which the Company Group has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto and (ii) the names of each Person that (A) is an authorized signatory, and (B) otherwise holds a power of attorney or agency authority from the Company Group in relation to any such account or safe deposit box.
(b)Set forth in Section 3.24(b) of the Disclosure Schedule is a true, correct, and complete list of (i) the names of each Person holding a power of attorney or agency authority from the Company Group in relation to any matter (for purposes of this clause (i), other than the matter that is the subject of clause (ii)(B) of Section 3.24(a)), and (ii) all Contracts in respect thereof for purposes of this clause (i), including with respect to the matter that is the subject of clause (ii) of Section 3.24(a)) (each a “Company POA”).
Section 3.25Compliance with Healthcare Laws.
(a)Each member of the Company Group is, and in the past six years has been, in compliance with all applicable Healthcare Laws. The Company Group has in place current policies, procedures, trainings and programs (collectively, the “Corporate Compliance Program”) designed to ensure that the Company Group is in compliance with applicable Healthcare Laws. The Corporate Compliance Program is consistent with compliance elements that are generally included in guidance for providers issued by the United States Department of Health and Human Services Office of Inspector General. In the past six years, no member of the Company Group has received written or, to the Knowledge of the Company, oral notice from any Governmental Authority, Customer or Healthcare Regulatory Body that alleges that a member of the Company Group is under investigation for or in violation of any Healthcare Laws. There are no Actions, nor to the Knowledge of the Company, has any Action been threatened, against any member of the Company Group, by a Governmental Authority or Healthcare Regulatory Body in the past six years alleging a violation of any Healthcare Laws. To the Knowledge of the Company, there are no Actions against any Healthcare Professional or other employee of the Company Group providing services to patients, with respect to their service for the Company Group.

(b)If a member of the Company Group bills for and collects reimbursement from Payors, that member of the Company Group has, as applicable, obtained and maintained all provider agreements, certifications, accreditations, authorizations, Healthcare Permits and eligibility required to participate, bill for and collect reimbursement from the applicable Governmental Payment Program, Customers, and Private Program (collectively “Governmental Payment Program”, “Customers” and “Private Programs” shall be referred to as “Payors”). There has been no Action pending or, to the Knowledge of the Company, threatened by the any of the top 10 largest Payors of the Company Group, taken as a whole, in terms of dollar value of services for the prior one-year period (collectively, the “Material Payors”) with respect to (x) any alleged violation by any member of the Company Group of any Healthcare Laws or legally-binding requirements (including rules and written policies) of any Material Payor involving or relating to such member of the Company Group’s participation in any such Material Payor’s reimbursement program or such member of the Company Group’s eligibility to receive payment; or (y) any revocation, cancellation, rescission, adverse modification, or refusal to renew any agreements, certifications, or authorization of any Material Payor with respect to such member of the Company Group. Except as set forth on Section 3.25(b) of the Disclosure Schedule, no member of the Company Group has provided any notices, incident reports or similar to any insurance carrier regarding any investigations of a member of the Company Group by any Governmental Authority, allegations or material complaints, or any other Action by a Governmental Authority relating to violations of Healthcare Laws.
(c)No member of the Company Group has ever been a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar contracts imposed by any Healthcare Regulatory Body, Governmental Authority or law enforcement agency with respect to such member of the Company Group. No member of the Company Group has ever been or is a defendant or named party in any False Claims Act litigation. No member of the Company Group nor any of their respective officers, directors, employees, nor any Healthcare Professionals employed by a member of the Company Group or, to the Knowledge of the Company, any agents or contractors of the Company Group, each while providing services on behalf of a member of the Company Group has been or is currently: (i) debarred, suspended, or excluded from participation in any Governmental Payment Program, or (ii) to the Knowledge of the Company, threatened with or currently subject to an investigation or proceeding that could result in debarment, suspension or exclusion from any federal procurement programs or Governmental Payment Program under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or (iii) assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003, or (iv) convicted of a criminal offense related to the provision of healthcare items or services. No member of the Company Group has ever filed any self-disclosure to the Office of Inspector General, Centers for Medicare and Medicaid Services (“CMS”) or state governmental agency which has not been resolved. During the past six years, no member of the Company Group has received any subpoena, civil investigative demand or similar process from a Governmental Authority or, to the Knowledge of the Company, is otherwise under investigation by a Governmental Authority, in each case, to the extent related to the Company’s compliance with applicable Healthcare Laws or the Healthcare Permits held by any member of the Company Group. None of the Company Group’s Representatives, acting on its behalf, (A) have been convicted of, charged, threatened with prosecution, or are under investigation by a Governmental Authority, including CMS, the Department of Health and Human Services Office of Inspector General or the United States Department of Justice, for any violation of a Healthcare Laws, or (B) have knowingly made a fraudulent statement, including certification, to any Governmental Authority or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Authority or agent thereof, in each case, related to any applicable Healthcare Law.
(d)With respect to Payors, except as set forth on Section 3.25(d) of the Disclosure Schedule:
(i)each member of the Company Group has, as applicable, paid all known and undisputed refunds, discounts or adjustments which have become due to any Governmental Payment Program, Private Program, or other Material Payor;
(ii)no member of the Company Group has had any audits or surveys conducted by any Material Payor, Governmental Authority or accreditation agency (other than surveys or audits conducted in the Ordinary Course of Business). All billings and billing practices (including coding and documentation practices) by each member of the Company Group for services provided to patients, including billings to all Governmental Payment Programs, Private Programs, and Customers, have been in compliance with all Healthcare Laws and applicable Contract requirements of the applicable Governmental Payment Program, Private Program or Customer;
(iii)no member of the Company Group has received any written notices, subpoenas and material correspondence related to utilization reviews or reimbursement audits or investigations targeted at a member of the Company Group conducted by a Healthcare Regulatory Body, Governmental Payment Program, Private Program, or Customer; and
(iv)no Governmental Payment Program, Private Program, or Customer has requested in writing or, to the Knowledge of the Company, orally threatened any material recoupment, refund or set-off from any member of the Company Group.
(e)[intentionally omitted]
(f)No member of the Company Group has established or maintained a “financial relationship”, as that term is defined by the Stark Law or an applicable state or local Stark Law-type statute or regulation, with a physician or an immediate family member (as “physician” and “immediate family member” are defined by the Stark Law) of a physician if such physician refers patients to the Company unless such financial relationship meets an exception to or is not otherwise in violation of the Stark Law or applicable state or local Stark Law-type or self-referral prohibition type statutes or regulations.
(g)No member of the Company Group has offered, paid, received, or solicited any remuneration to any person or entity to induce such person to refer patients, nor has the Company received any remuneration of any kind for any referrals in violation of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b or any similar applicable state law.
(h)All Healthcare Professionals or individuals providing services to Customers on behalf of any member of the Company Group who are engaged by each member of the Company Group are appropriately qualified to provide healthcare services on behalf of each applicable member of the Company Group and hold all necessary licenses and permits to provide such services. No suspension, cancellation, revocation, withdrawal, adverse modification, restriction, probation or nonrenewal of any such Healthcare Professional’s license or qualification is pending or threatened. There are no Actions or any inquiries or monitoring of activities pending or, to the Knowledge of the Company, threatened relating to any Healthcare Professional’s license or qualification. Except as set forth on Section 3.25(h) of the Disclosure Schedule, to the Knowledge of the Company, no Healthcare Professional has received any notice, inquiry, demand, request for documentation or similar request from any state professional board or similar Governmental Authority related to any potential violation of Healthcare Law.
(i)All claims for payment submitted to a Customer, Private Program or Governmental Payment Program are, or during the six years immediately preceding the date hereof were, for services actually rendered, properly coded and, except for clerical errors, otherwise true and correct in all material respects.
(j)In the past six years, no member of the Company Group has received notice of, and there has been no pending or, to the Knowledge of the Company, threatened Action or investigation with respect to any alleged “Breach” or other similar defined term (as that term is defined under HIPAA Policies and Procedures), or any other actual or suspected material violation of HIPAA Policies and Procedures by the Company Group or any of their “workforce members” (as that term is defined under HIPAA) or, to the Knowledge of the Company, any Business Associates of the Company Group relating to any Protected Health Information of the Company Group.
Section 3.26No Other Representations and Warranties by the Company. Except for the representations and warranties contained in this Article 3 (including related portions of the Disclosure Schedule), neither the Company, Shareholder Representative, nor any other Person has made or makes any other express or implied representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Group, the Shareholder Representative, the business of the Company Group, or this Agreement, except as expressly set forth in Article 3 of this Agreement (including related portions of the Disclosure Schedule).

Section 3.27Acknowledgment of No Other Representations by Parent. The Company and the Shareholder Representative acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties regarding Parent and MergerCo set forth in Article 4 of this Agreement; and (b) neither Parent, MergerCo, nor any other Person has made any representation or warranty as to Parent, MergerCo, or this Agreement, except as expressly set forth in Article 4 of this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall preclude any party hereto from (x) seeking any remedy based upon Fraud in connection with the transactions contemplated hereby or (y) enforcing its right to specific performance of covenants, agreements or other obligations in connection with this Agreement or the Ancillary Documents.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES BY PUBCO AND PARENT REGARDING PUBCO, PARENT AND MERGERCO
Each of PubCo and Parent represents and warrants, on a joint and several basis, to the Company, as of each of the Execution Date and as of the Closing Date, as follows:

Section 4.1Organization and Power. PubCo is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite right, power and authority to enter into and perform this Agreement and any other agreements contemplated by this Agreement. Each of Parent and MergerCo is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite right, power and authority to enter into and perform this Agreement and any other agreements contemplated by this Agreement. Each of PubCo, Parent and MergerCo has all requisite company power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. None of PubCo, Parent or MergerCo is in default under or in violation of any provision of its Fundamental Documents.
Section 4.2Authorization. The execution, delivery and performance by PubCo, Parent and MergerCo of this Agreement and each Ancillary Document to which PubCo, Parent or MergerCo is a party are within the powers of PubCo, Parent or MergerCo, as applicable, and have been duly authorized by all necessary action. This Agreement (and each of the Ancillary Documents to which PubCo, Parent or MergerCo is a party at or prior to the Closing) constitutes (or will constitute when executed) the valid and binding obligation of PubCo, Parent or MergerCo, as applicable (assuming that this Agreement has been and each Ancillary Document to which PubCo, Parent or MergerCo, as applicable, is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at the Closing) enforceable against PubCo, Parent or MergerCo, as applicable, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors rights in general, moratorium Laws or by general principles of equity.
Section 4.3Governmental Authorization. The execution, delivery and performance by PubCo, Parent and MergerCo of this Agreement and the Ancillary Documents to which PubCo, Parent or MergerCo is a party and the consummation by PubCo, Parent and MergerCo of the transactions contemplated by this Agreement and such Ancillary Documents require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the Securities Act, (b) compliance with any applicable requirements of the Exchange Act, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
Section 4.4Non-Contravention.
(a)The execution, delivery and performance by PubCo, Parent and MergerCo of this Agreement and the Ancillary Documents to which PubCo, Parent or MergerCo is a party and the consummation by PubCo, Parent and MergerCo of the transactions contemplated by this Agreement and such Ancillary Documents do not:
(i)contravene or conflict with PubCo’s, Parent’s or MergerCo’s Fundamental Documents,

(ii)assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any applicable Law or Order binding upon or applicable to PubCo, Parent or MergerCo,
(iii)require any action or consent or approval of any Person other than a Governmental Authority, or
(iv)constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation or a loss of any material benefit to which PubCo, Parent or MergerCo is entitled under any material contract to which Parent or MergerCo is a party.
Section 4.5Finders Fees. Other than with respect to TD Securities Inc. in its capacity as financial advisor to PubCo, Parent and MergerCo, there are no fees or commissions or similar compensation payable by PubCo, Parent or MergerCo in connection with the transactions contemplated by this Agreement.
Section 4.6Ownership; Operations. MergerCo is a wholly-owned Subsidiary of Parent, and Parent owns beneficially and of record all of the outstanding equity interests of MergerCo, free and clear of any Liens of any kind, other than Permitted Liens. MergerCo was formed solely for the purpose of consummating the Merger and the other transactions contemplated hereby and has not incurred any Liabilities other than in connection with such transactions. Parent is a wholly-owned Subsidiary of PubCo, and PubCo owns beneficially and of record all of the outstanding equity interests of Parent.
Section 4.7Financing. PubCo, Parent and MergerCo have sufficient funds to consummate the Merger and the other transactions contemplated hereby as of the Closing Date, to perform their respective obligations hereunder (including all payments to be made by them in connection herewith) to be performed on the Closing Date and to pay all expenses of PubCo, Parent and MergerCo related to this Agreement and the Merger and the other transactions contemplated hereby that are due and payable on the Closing Date.
Section 4.8Litigation. There is no Action pending or, to the Knowledge of PubCo, Parent and/or MergerCo, threatened, against or affecting PubCo, Parent or MergerCo, or any of their respective properties or rights with respect to the Merger and the other transactions contemplated hereby or which would, individually or in the aggregate, reasonably be expected to (i) impair in any material respect the ability of PubCo, Parent or MergerCo to perform its obligations under this Agreement or (ii) prevent or impede or delay the consummation of the transactions contemplated by this Agreement.
Section 4.9PubCo Common Stock. The PubCo Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq Capital Market, and PubCo has taken no action designed to, or which to the Knowledge of PubCo is reasonably likely to have the effect of, terminating the registration of the PubCo Common Stock under the Exchange Act or delisting the PubCo Common Stock from the Nasdaq Capital Market, nor has PubCo received any notification that the SEC or the Nasdaq Capital Market is contemplating terminating such registration or listing. The PubCo Common Stock, when newly issued and delivered to the Shareholders in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under (a) this Agreement and any other Contract entered into by the party to whom such PubCo Common Stock were issued, as applicable, and (b) applicable securities Laws. No vote of the holders of any class or series of PubCo’s equity securities is necessary to approve the issuance and delivery of PubCo Common Stock to the Shareholders in accordance with this Agreement.
Section 4.10SEC Reports; Financial Statements.
(a)PubCo has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the Closing (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)The financial statements of PubCo included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of PubCo and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of PubCo’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments, and any other adjustments described therein permitted by the rules and regulations of the SEC).
Section 4.11Capitalization. PubCo has as of the date of this Agreement, and will have at all times through the Closing and the issuance of the PubCo Common Shares, a sufficient number of authorized shares to consummate the issuance of the Closing Stock Consideration and the Earnout Shares in accordance with this Agreement.
Section 4.12Material Changes. Since the date of the latest financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the Execution Date, there has been no event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.
Section 4.13Compliance with Laws. Each of PubCo, Parent and MergerCo is and has been in compliance in all material respects with, and have not violated, any applicable Law, other than as would not be a PubCo Material Adverse Effect. None of PubCo, Parent and MergerCo has received any notices of suspected, potential or actual violation with respect to, any applicable Law, other than as would not be a PubCo Material Adverse Effect.
Section 4.14Private Placement. Assuming the accuracy of the representations and warranties contained in the Investor Questionnaire, no registration under the Securities Act is required for the offer and sale of the PubCo Common Stock by PubCo to the Series F Preferred Shareholder under this Agreement.
Section 4.15No Other Representations and Warranties by PubCo or Parent. Except for the representations and warranties contained in this Article 4, none of PubCo, Parent, MergerCo, or any other Person has made or makes any other express or implied representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding PubCo, Parent, MergerCo, or this Agreement, except as expressly set forth in Article 4 of this Agreement.
Section 4.16Acknowledgment of No Other Representations by the Company. Each of PubCo, Parent and MergerCo acknowledges and agrees that: (a) in making their decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties regarding the Company Group set forth in Article 3 of this Agreement (including related portions of the Disclosure Schedule); and (b) neither the Company, the Shareholder Representative, nor any other Person has made any representation or warranty as to the Company Group, the Shareholder Representative, the business of the Company Group, or this Agreement, except as expressly set forth in Article 3 of this Agreement (including related portions of the Disclosure Schedule). Notwithstanding anything herein to the contrary, nothing herein shall preclude any party hereto from (x) seeking any remedy based upon Fraud in connection with the transactions contemplated hereby or (y) enforcing its right to specific performance of covenants, agreements or other obligations in connection with this Agreement or the Ancillary Documents.

ARTICLE 5
PRE-CLOSING COVENANTS
Section 5.1Further Assurances; Closing Conditions; Notifications.
(a)During the period from the Execution Date through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Parties shall, as promptly as practicable,

(i) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by any other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated by this Agreement, and (ii) use their reasonable best efforts to cause the conditions set forth in Article 8 and Article 9 that such Party is responsible for to be satisfied and to consummate the transactions contemplated hereby as promptly as practicable following the satisfaction of such conditions; provided, that, notwithstanding anything to the contrary in this Agreement, no Party nor any of its Affiliates (including the Company Group) shall be required to pay any consent or similar fee to obtain any Third Party or governmental consents.
(b)From the Execution Date until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10.1, the Company shall, and shall cause the Company Group to, promptly upon the Company becoming aware, deliver to Parent and MergerCo written notice of any event, fact, circumstance or condition that does or could reasonably be expected to (i) render satisfaction of the conditions in Article 8 impossible or unlikely as of the Closing or (ii) prohibit, prevent or delay the timely consummation of the Transactions.
Section 5.2Regulatory and Other Approvals.
(a)Without limiting the generality of Section 5.1, (i) the Company shall promptly deliver, or cause to be delivered, the notices set forth on Schedule 5.2(a) to the Third Parties set forth on Schedule 5.2(a) and the Company shall use commercially reasonable efforts to obtain, or cause to be obtained, the Third Party consents set forth on Schedule 2.7(a)(x) and (ii) Parent shall use commercially reasonable efforts to cooperate with the Company to obtain such consents.
(b)The Parties shall (i) use commercially reasonable efforts to obtain, or cause to be obtained, consents from any Person or Governmental Authority required to be listed on Section 3.4 of the Disclosure Schedule to consummate the Transactions, and (ii) as promptly as practicable, and in any event within 10 Business Days after the date of this Agreement and otherwise in accordance with the timing requirements set forth on Schedule 5.2(b), make or cause to be made all filings and submissions under any Laws (including Healthcare Laws) applicable to the Company, Parent, and/or any member of the Company Group as may be required for the consummation of the Transactions and the Ancillary Documents, including those filings and submissions set forth on Schedule 5.2(b) (such filings and submissions set forth on Schedule 5.2(b), the “Required Regulatory Filings”). The Company shall, and shall cause the Company Group to, fully cooperate in all material respects with Parent and MergerCo in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, Permits or orders and the making of all such filings or notices, including the Required Regulatory Filings, including promptly providing to Parent, MergerCo and their respective advisors any correspondence or other documentation received from a Governmental Authority and such other information and communication as Parent and MergerCo may reasonably request in connection therewith. In furtherance of the foregoing, the Company shall, and shall cause the managers, directors, officers and employees of the Company Group to, use good faith efforts to participate in any meetings with a Governmental Authority or other Person as reasonably requested by Parent to obtain any consent or authorization necessary for the consummation of the Transactions. Prior to the Closing, the Company shall, and shall cause its Affiliates to, coordinate and cooperate with Parent, MergerCo and the Company Group in providing such information and assistance as is necessary or as Parent and MergerCo may reasonably request in connection with any Required Regulatory Filings identified on Schedule 5.2(b) that require a filing or submission following the Closing so that Parent may make such filings and submissions as promptly as possible following the Closing.
Section 5.3Conduct of the Business. Except (a) as otherwise expressly required or expressly authorized by this Agreement, (b) as required by Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (d) for the use of available Cash to repay any Indebtedness and pay any Transaction Expenses, during the period from the Execution Date through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Company shall, and shall cause the Company Group, (i) to conduct the business of the Company Group in a reasonable and prudent manner in the Ordinary Course of Business, (ii) to use commercially reasonable efforts to preserve in all material respects intact the Company Group’s existing business organizations and relations with their material employees, customers, suppliers and others with whom they have a business relationship in the Ordinary

Course of Business; and (iii) to preserve intact and protect their programs and properties and conduct the Company Group’s business in material compliance with applicable Law. In addition to and not in limitation of the foregoing, during the period from the Execution Date through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, except as consented to in writing by Parent, the Company shall not, and shall cause the Company Group not to, take any action (or omit to take any action) that, if done prior to the Execution Date, would be required to be disclosed in Section 3.8 of the Disclosure Schedule.
Section 5.4Access to Information. During the period from the Execution Date through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Company shall provide Parent, MergerCo and their respective authorized agents and representatives reasonable access, at reasonable times and upon reasonable prior written notice to the Company, to the books and records of the Company Group, with respect to the Company Group’s business; provided, that (a)  such access does not unreasonably interfere with the operation of the Company Group’s business and shall be subject to the reasonable security measures and insurance requirements of the Company Group, and (b) nothing herein shall require the Company Group to furnish to Parent, MergerCo or any of their respective authorized agents or representatives or provide Parent, MergerCo or any of their respective authorized agents or representatives with access to information that outside legal counsel for the Company reasonably concludes may give rise to antitrust or competition Law issues, violate any health information privacy Laws or that is subject to attorney-client privilege or is the subject of any applicable Data Protection Requirements.
Section 5.5Exclusivity. During the period beginning on the Execution Date and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Company shall not, and shall cause each other member of the Company Group and their respective Affiliates and their respective directors, managers, officers, employees, investment bankers and other representatives to not, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal, (b) participate in any discussions or negotiations with any Third Party regarding, or furnish to any Third Party any information in connection with, any Acquisition Proposal, or (c) enter into or execute, or legally commit to enter into or execute, any letter of intent or similar agreement in principle with any Third Party relating to an Acquisition Proposal. On the date of this Agreement, the Company shall, and shall cause each member of the Company Group and their respective Affiliates and their respective directors, managers, officers, employees, investment bankers and other representatives to (i) immediately cease any such discussions or negotiations that are ongoing, (ii) promptly disable access to any electronic data room provided to any such Person in connection with such discussions, and (iii) instruct all such Persons to return or destroy all confidential information provided to them by or on behalf of the Company Group in connection with such discussions. For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or any of its Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving: (A) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company Group and/or any other Person(s), of any of the outstanding Equity Interests of the Company or any other member of the Company Group; (B) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of a material portion of the consolidated assets of the Company Group taken as a whole; or (C) any merger, consolidation, business combination or other similar transaction involving the Company or any other member of the Company Group.
Section 5.6Confidentiality Agreement. During the period beginning on the Execution Date and continuing through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Parties and each of their respective Affiliates, employees and advisors are and remain bound to that certain Confidentiality Agreement dated on or about October 27, 2025, by and between Parent and the Company (the “Confidentiality Agreement”). Upon the Closing, the Confidentiality Agreement shall terminate automatically and without any further action by the Parties.
Section 5.7Consulting Services Agreement; A&R Perceptive Credit Agreement. Upon the Company obtaining the Material Consents, the Company and Parent shall use their respective best efforts to cause the A&R Perceptive Credit Agreement to be entered by the parties thereto and to become effective pursuant to the terms thereof. The Consulting Services Agreement shall immediately become effective pursuant to the terms thereof upon the Company obtaining the Material Consents and the satisfaction of the condition set forth in Section 8.7.
Section 5.8Tax Sharing Agreements. The Company shall cause all Tax Sharing Agreements between or among the Shareholders or any of their Affiliates (other than the Company Group), on the one hand, and any member of the Company Group, on the other hand, to terminate on or before the Closing Date.

Section 5.9Publicity. During the period beginning on the Execution Date and continuing until the Closing, except as otherwise required by applicable Law (including any applicable securities exchange rules), press releases and other public announcements concerning the transactions contemplated by this Agreement will be made only with the prior agreement of the Shareholder Representative and Parent, not to be unreasonably withheld (and in any event, such Parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).
Section 5.10R&W Insurance Policy. The Parties acknowledge that, as of the date hereof, Parent has not obtained the R&W Insurance Policy, which R&W Insurance Policy will be bound as soon as reasonably practical following the date of this Agreement. Parent shall use commercially reasonable efforts to cause the R&W Insurance Policy to be bound as soon as reasonably possible following the date of this Agreement. Prior to causing the R&W Insurance Policy to be bound, Parent shall provide the Company with an ability to review the R&W Insurance Policy and provide reasonable comments with respect thereto as such comments may relate to any subrogation provisions set forth therein. Parent shall be responsible for 100% of the premium, underwriting fees, broker fees and other costs and expenses related to the R&W Insurance Policy. Parent shall not amend, waive or otherwise modify any subrogation provisions under the R&W Insurance Policy in any manner that would be adverse to the Shareholders without the prior written consent of the Shareholder Representative. The Parties shall use their respective commercially reasonable efforts and cooperate in good faith to complete any applicable conditions in the R&W Insurance Policy (other than the condition that the Closing has occurred) within the times set forth therein to maintain the R&W Insurance Policy in full force and effect. Following the final issuance of the R&W Insurance Policy upon the Closing, Parent agrees to use commercially reasonable efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Parent shall deliver a copy of the R&W Insurance Policy to the Shareholder Representative promptly following the Closing.
Section 5.11Key Employee Matters. Prior to the Closing, Parent shall prepare and extend to each Key Employee a proposed Key Employee Employment Agreement. Following Parent’s delivery of the Key Employee Employment Agreements to the Key Employees, the Company shall use commercially reasonable efforts to assist Parent in obtaining executed versions from each Key Employee at or prior to the Closing.

ARTICLE 6
POST-CLOSING COVENANTS
Section 6.1Tax Matters.
(a)The Company shall prepare or cause to be prepared, at the Company’s expense, all Tax Returns of the Company Group for any Pre-Closing Tax Period that are required to be filed on or before the Closing Date.
(b)The Shareholder Representative shall, at Parent’s expense, (i) provide Parent with such assistance as may reasonably be requested by Parent in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes or as may be reasonably requested with respect to the purchase of insurance or similar coverage for liabilities related to Taxes, (ii) retain and provide Parent with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding, determination, or insurance purchase and (iii) provide Parent with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.
(c)Any transfer, gains, documentary, sales, use, registration, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and Merger and (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne equally by Parent, on the one hand, and the Shareholder Representative (on behalf of all Shareholders), on the other hand. Parent shall, with the cooperation of the Shareholder Representative (on behalf of all Shareholders), prepare and timely file any Tax Returns or other documentation with respect to such Transfer Taxes and pay any Transfer Taxes shown as due on such Tax Returns. The Shareholder Representative, if required by applicable Law, will join in the execution of any such Tax Returns or other documentation.

(d)To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, (x) Taxes based on income, withholding, receipts, proceeds, profits, sales, wages paid or similar items shall be allocated to the Company calculated as if the applicable Tax period ended on (and included) the Closing Date, provided, that, exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions and tax credits) that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and (y) all Taxes not included in (x), above, shall be allocated to the Company in an amount equal to the total amount of Taxes for the applicable period multiplied by a fraction, the numerator of which is the number of days in such period prior to and including the Closing Date and the denominator of which is the total number of days in such Tax period.
(e)The Parties intend that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code and that this Agreement be a “plan of reorganization” within the meaning of Section 1.368-2 of the Treasury Regulations. Each Party hereby represents, warrants, covenants and agrees (i) to use its respective reasonable best efforts to cause the Merger to qualify as a tax-free reorganization described in Section 368(a)(1)(B) of the Code and not to take any actions that would reasonably be expected to cause the Merger to not so qualify; (ii) that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations; (iii) to report, act and file all Tax Returns in all respects for all purposes consistent with the transactions contemplated herein constituting a tax-free reorganization described in Section 368(a)(1)(B) of the Code; and (iv) that such Party has not taken, and will not take, any inconsistent position on any Tax Return or other report or return filed with or provided to any Tax authority, or in any audit or administrative or judicial proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.
Section 6.2Publicity. Following the Closing, except as otherwise required by applicable Law (including any applicable securities exchange rules), press releases and other public announcements concerning the transactions contemplated by this Agreement will be made only with the prior agreement of the Shareholder Representative and Parent, not to be unreasonably withheld (and in any event, such parties will use reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).
Section 6.3Indemnification of Executive Risk Indemnitees.
(a)Prior to or on the Closing Date, the Company shall obtain and purchase, at Parent’s sole expense, a non-cancellable extended reporting period endorsement in respect of the Existing Executive Risk Policy from a reputable insurance carrier rated A- or better by A.M. Best, providing coverage at least as favorable in amount, terms, limits, and retentions as the Existing Executive Risk Policy for the benefit of the Executive Risk Indemnitees following the Closing (collectively, the “Executive Risk Tail Policy” and the insurance coverage thereunder, the “Executive Risk Tail Insurance”). Such Executive Risk Tail Insurance shall be effective for a period from the Closing through and including the date that is six years after the Closing Date, with respect to claims arising from facts or events that occurred at or involving any member of the Company Group on or before the Closing. For the avoidance of doubt, Parent shall pay all of the costs and expenses of the Executive Risk Tail Insurance.
(b)For a period of six years from and after the Closing Date, Parent shall cause the Surviving Company to: (i) maintain in effect in its Fundamental Documents provisions regarding exculpation, indemnification and advancement of expenses for Executive Risk Indemnitees that are no less favorable than those provided in the Company Group’s Fundamental Documents as of immediately prior to the Effective Time, which provisions shall not be amended or repealed for a period of six years from the Closing Date in a manner that would adversely affect the rights thereunder of any Executive Risk Indemnitee; and (ii) maintain in effect in accordance with their terms following the Closing all rights to indemnification as provided in the indemnification agreements set forth on Schedule 6.3(b) (the “Indemnification Agreements”) with the Executive Risk Indemnitees with respect to matters, acts or omissions occurring on or prior to the Closing. Parent and the Surviving Company shall, jointly and severally, indemnify, defend, and hold harmless each Executive Risk Indemnitee against any losses, claims, damages, liabilities, or expenses (including the advancement of reasonable and documented attorney’s fees) arising out of or pertaining to matters existing or occurring at or prior to the Closing Date (including the Transactions contemplated hereby) to the same extent of such obligations set forth in the Company Group’s Fundamental Documents in existence as of immediately prior to the Effective Time and the Indemnification Agreements. In the event that Parent, the Surviving

Company or any of their respective successors or assigns: (A) consolidates with, merges or amalgamates into any other Person and is not the continuing or surviving corporation or entity of such consolidation, merger or amalgamation; or (B) transfers or conveys all or substantially all of its properties and assets to any other Person then, and in each such case, Parent and the Surviving Company shall use commercially reasonable efforts to cause successors and assigns of Parent and the Surviving Company, in each case, of all or substantially all of its or their properties and assets, as the case may be, and their successors and assigns, as applicable, to assume the obligations set forth in this Section 6.3(b).
(c)Notwithstanding anything in this Agreement to the contrary, the rights and benefits of the Executive Risk Indemnitees under this Section 6.3 will not be terminated or modified in any manner as to adversely affect any Executive Risk Indemnitee without the prior written consent of such Executive Risk Indemnitee. The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each Executive Risk Indemnitee, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.3.
Section 6.4Other Tail Policies.
(a)Prior to or on the Closing Date, the Company shall obtain and purchase, at Parent’s sole expense, a non-cancellable extended reporting period endorsement in respect of the Existing Cyber Policy from a reputable insurance carrier rated A- or better by A.M. Best, providing coverage at least as favorable in amount, terms, limits, and retentions as the Existing Cyber Policy for the benefit of the Company Group (including its Representatives) following the Closing (collectively, the “Cyber Tail Policy” and the insurance coverage thereunder, the “Cyber Tail Insurance”). Such Cyber Tail Insurance shall be effective for a period from the Closing through and including the date that is three years after the Closing Date, with respect to claims arising from facts or events (including cyber incidents or data breaches) that occurred at or involving any member of the Company Group on or before the Closing. For the avoidance of doubt, Parent shall pay all of the costs and expenses of the Cyber Tail Insurance.
(b)Following the Closing Date, upon expiration of the Existing Professional Liability Policy, the Company shall extend the Existing Professional Liability Policy or obtain and purchase, at Parent’s sole expense, a non-cancellable extended reporting period endorsement in respect of the Existing Professional Liability Policy from a reputable insurance carrier rated A- or better by A.M. Best, providing coverage at least as favorable in amount, terms, limits, and retentions as the Existing Professional Liability Policy for the benefit of the Company Group (including its Representatives) following the Closing (collectively, the “Professional Liability Tail Policy” and the insurance coverage thereunder, the “Professional Liability Tail Insurance”). Such Professional Liability Tail Insurance shall be effective for a period from the Closing through and including the date that is three years after the Closing Date, with respect to claims arising from facts or events (including professional malpractice) that occurred at or involving any member of the Company Group on or before the Closing. For the avoidance of doubt, Parent shall pay all of the costs and expenses of the Professional Liability Tail Insurance.
Section 6.5Covenants Regarding Information. In order to facilitate the resolution of any claims made by or against or incurred by Parent or the Company Group after the Closing, for a period of seven years following the Closing, the Series F Preferred Shareholder shall: (a) retain all books, documents, information, data, files and other records that relate to the Company Group or its business and operations for periods prior to the Closing and that are in the actual possession of the Series F Preferred Shareholder as of the Closing Date and were not otherwise delivered to Parent; (b) upon reasonable notice, afford Parent and the Company Group and their respective Representatives reasonable access (including for inspection and copying, at Parent’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with Actions involving or relating to the Company Group; and (c) furnish Parent, the Company Group and their respective Representatives reasonable assistance (at Parent’s expense, including reimbursement of reasonable out-of-pocket legal and administrative costs), including reasonable access to personnel during normal business hours and in a manner that does not unreasonably interfere with the operation of the business of the Series F Preferred Shareholder or its Affiliates, in connection with any such Actions; provided, however, that such access shall be granted until seven years following the Closing. The Series F Preferred Shareholder shall permit, promptly upon reasonable request, Parent and the Company Group and their respective Representatives to use original copies of any such records for purposes of litigation; provided, however, that such records shall promptly be returned to the Series F Preferred Shareholder following such use. Prior to the expiration of such seven-year period, the Series F Preferred Shareholder shall not destroy any such books and records without providing Parent with written notice detailing the contents of such books and records, and providing Parent with the opportunity to obtain such books and records, at least 90 calendar days prior to the destruction thereof. Notwithstanding anything in this Section 6.5 to the contrary: (i) the Series F Preferred Shareholder shall not be required to provide access to or disclose any information if such disclosure would, in the reasonable advice of counsel, jeopardize any attorney-client privilege, work-product doctrine or other applicable legal privilege, or violate any applicable Law or binding confidentiality obligation; and (ii) this Section 6.5 shall not apply to any Action or dispute between the Series F Preferred Shareholder (or its Affiliates), on the one hand, and Parent, PubCo or the Company Group (or their Affiliates), on the other hand.
Section 6.6Confidentiality. The Series F Preferred Shareholder shall not, and the Series F Preferred Shareholder shall cause its Affiliates and its Representatives not to, use for his, her, its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Series F Preferred Shareholder or its Affiliates may furnish a portion (and only such portion) of the Confidential Information: (a) as such Shareholder or such Affiliate reasonably determines it is legally obligated to disclose if: (i) he, she, or it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, he, she, or it notifies Parent of the existence, terms and circumstances surrounding such request and consults with Parent on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) he, she, or it exercises its commercially reasonable efforts (at Parent’s sole cost and expense) to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; (b) in connection with the Series F Preferred Shareholder’s compliance with the terms of this Agreement or an Ancillary Document, the enforcement or exercise of such Person’s rights hereunder or thereunder or the fulfillment of such Person’s obligations hereunder or thereunder; (c) the use or disclosure is reasonably necessary for the defense of any Action against the Series F Preferred Shareholder or any Affiliate thereof, including in connection with challenging or defending any claim for indemnification under this Agreement; and (d) to the extent required by accounting requirements, including in connection with any accounting, audit, Tax or regulatory compliance of the Series F Preferred Shareholder or any Affiliate thereof. For purposes of this Agreement, “Confidential Information” consists of all confidential, proprietary and non-public information and data relating to (x) any member of the Company Group or their respective businesses, assets, liabilities, and (y) the customers, financial statements, conditions or operations relating to the Company Group (other than data or information that is or becomes available to the public other than as a result of a breach of this Section or that is provided to the Series F Preferred Shareholder or any of its Affiliates by a Third Party that was not known to the receiving party to be bound by any duty of confidentiality to PubCo, Parent, the Surviving Company or any of their respective Affiliates).
Section 6.7Further Assurances. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement or the Transactions, each Party will take such further actions (including the execution and delivery of such further instruments and documents) as any other such Party may reasonably request, all at the sole cost and expense of the requesting Party.
Section 6.8Lock-Up of Closing Stock Consideration Shares.
(a)During the Lock-Up Period (as defined below), the Series F Preferred Shareholder shall not, directly or indirectly, (i) transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any shares of PubCo Common Stock received as Closing Stock Consideration (the “Lock-Up Shares”) (or any interest therein), or (ii) enter into any agreement or arrangement with respect to any of the foregoing, without the prior written consent of Parent.
(b)For purposes of this Agreement, “Lock-Up Period” means the period commencing on the Closing Date and ending on the earlier of: (i) the date that is six months following the Closing Date (the “Lock-Up Expiration Date”), and (ii) the date on which all Indemnification Claims that have been properly asserted pursuant to Article 7 prior to the Lock-Up Expiration Date have been finally resolved pursuant to a Final Determination.
(c)Notwithstanding the foregoing, the Series F Preferred Shareholder may transfer Lock-Up Shares (i) by operation of Law (including by reason of merger, consolidation or liquidation of the Series F

Preferred Shareholder), (ii) to an Affiliate of the Series F Preferred Shareholder, or (iii) as required by applicable Law; provided that in each case of Clauses (i) through (iii), the transferee shall agree in writing to be bound by the restrictions set forth in this Section 6.8, and such transfer shall not release the Series F Preferred Shareholder from its obligations hereunder (including under the Indemnity Share Cancellation Right in Section 7.5(c)).
(d)The Parties acknowledge and agree that the restrictions set forth in this Section 6.8 are a fundamental component of the provisions of Article 7 (in lieu of a cash escrow), and that any breach of this Section 6.8 would cause irreparable harm to Parent for which monetary damages would be an inadequate remedy. Accordingly, Parent shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach or threatened breach of this Section 6.8, without the requirement to post any bond or other security.
Section 6.9Company Bonus Plan. The Parties agree that the 2026 Management Bonus Plan adopted by the Company as of June 15, 2026 shall remain in effect during calendar year 2026. Parent shall cause the Company to adopt for calendar year 2027 an employee bonus plan for the Company’s employees with the same terms and conditions as the employee bonus plan of Parent in effect for calendar year 2027.
Section 6.10Restructuring Plan. In the event that an Oregon Regulatory Action has been issued, the Parties will comply with the terms and conditions set forth on Exhibit M.
ARTICLE 7
INDEMNIFICATION
Section 7.1Survival.
(a)The representations and warranties set forth in Article 3 and Article 4 shall survive the Closing as follows: (i) the Company General Representations and the Parent General Representations shall survive the Closing for a period terminating on the date that is 12 months after the Closing Date (the “General Survival Period”), (ii) the Company Fundamental Representations and the Parent Fundamental Representations shall survive the Closing until the latest date permitted by applicable Law. With respect to Indemnification Claims asserted pursuant to this Article 7 before the expiration of the applicable survival period contemplated in the first sentence of this Section 7.1 (the “Survival Period”), such representations and warranties shall not expire with respect to such Indemnification Claim and instead survive beyond the Survival Period solely with respect to such Indemnification Claim until the date such Indemnification Claim is (A) finally agreed to in writing between Parent and the Series F Preferred Shareholder as to both liability and quantum, or (B) finally determined in favor of Parent Indemnitee by a court of competent jurisdiction and in respect of which there is no right to appeal (a “Final Determination”). The covenants and agreements of the Parties in this Agreement and in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Closing until performed in accordance with their respective terms and conditions.
(b)No claim may be made for indemnification hereunder for breach of any representations, warranties, or covenants after the expiration of the applicable survival period set forth above; provided, that if Parent or Shareholder Representative, as applicable, delivers written notice to the other Party of an indemnification claim for a breach of the representations, warranties, and covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.
Section 7.2Indemnification.
(a)Subject to the limitations set forth in this Article 7, from and after the Closing, the Series F Preferred Shareholder shall indemnify, defend and hold harmless Parent, MergerCo, and their Affiliates, including the Surviving Company, and each of their respective directors, officers, employees, managers, members, partners, agents and shareholders and their respective successors and permitted assigns (collectively, the “Parent Indemnitees”), from and against any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to, in connection with, or by reason of:

(i)any breach of a Company General Representation (each a “Company General Representation Breach”); and
(ii)any Fraud by or on behalf of the Series F Preferred Shareholder in connection with the representations and warranties set forth in Article 3 (each, a “Fraud Claim”);
provided, however, that notwithstanding anything to the contrary in this Agreement:
(1)the Series F Preferred Shareholder shall have no indemnification obligation or Liability of any kind with respect to any breach of a Company Fundamental Representation (each, a “Company Fundamental Representation Breach”); any Losses arising from a Company Fundamental Representation Breach shall be recoverable solely and exclusively from the R&W Insurance Policy in accordance with Section 7.5(c), and the Series F Preferred Shareholder shall bear no portion of the retention (if any) applicable to Company Fundamental Representation Breaches under the R&W Insurance Policy;
(2)the sole and exclusive recourse of the Parent Indemnitees against the Series F Preferred Shareholder for any Losses arising from a Company General Representation Breach pursuant to clause (i) above shall be through the exercise of the Indemnity Share Cancellation Right in accordance with Section 7.5(c), limited in the aggregate to an amount not to exceed an amount equal to the Deductible; the Series F Preferred Shareholder shall have no obligation to pay cash or any other form of non-equity consideration in respect of any such Losses; and
(3)the sole and exclusive recourse of the Parent Indemnitees against the Series F Preferred Shareholder for any Losses arising from a Fraud Claim pursuant to clause (ii) above shall be through the exercise of the Indemnity Share Cancellation Right and/or the Setoff Right with respect to the shares of PubCo Common Stock comprising the Closing Stock Consideration and any Earnout Shares then held by the Series F Preferred Shareholder in its book-entry account; the Series F Preferred Shareholder shall have no obligation to pay cash or any other form of non-equity consideration in respect of any such Losses; and no recovery may be sought under this clause (3) in excess of the aggregate value of the Closing Stock Consideration shares and the Earnout Shares then held by the Series F Preferred Shareholder in its book-entry account (valued at the Fair Market Value).
(b)Subject to the limitations set forth in this Article 7, from and after the Closing, Parent shall indemnify, defend and hold harmless the Shareholders and their respective Affiliates and each of their respective directors, officers, employees, managers, members, partners, agents and shareholders and their respective successors and permitted assigns and agents and their respective successors and permitted assigns (collectively, the “Company Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to, in connection with, or by reason of:
(i)any breach of a Parent General Representation or a Parent Fundamental Representation (each a “Parent Representation Breach”); and
(ii)any breach or default in the performance by Parent or MergerCo of its respective covenants or agreements contained herein (each a “Parent Covenant Breach”);
provided, however, that notwithstanding anything to the contrary in this Agreement:
(1)The maximum aggregate liability of Parent in respect of Losses for which Parent indemnifies the Company Indemnitees for Parent Representation Breaches pursuant to Section 7.2(b)(i) at any given time shall not exceed the Deductible; provided, however, that the limitation in this Section 7.2(b)(ii)(1) shall not apply in the event of Fraud (which is the subject of, and governed by, Section 7.2(a)(ii)(3) solely with respect to the Series F Preferred Shareholder);

(2)The maximum aggregate liability of Parent in respect of Losses for which Parent indemnifies the Company Indemnitees pursuant to Section 7.2(b) (including in respect of Losses for which Parent indemnifies the Company Indemnitees for Parent Covenant Breaches pursuant to Section 7.2(b)(ii), considered together for these purposes) shall not exceed an amount equal to the Merger Consideration; provided, however, that the limitation in this Section 7.2(b)(ii)(2) shall not apply in the event of Fraud.
Section 7.3Indemnification Procedures.
(a)Direct Claims. Parent Indemnitees and, in the case of the Company Indemnitees, the Shareholder Representative, shall promptly (and in any event within 30 days) give written notice to the applicable Indemnifying Parties of any claim (other than a Third Party Claim) (a “Direct Claim”) that might give rise to any Loss by such Indemnified Parties , describing in reasonable detail the facts giving rise to the Direct Claim and shall include in such notice the amount (to the extent known) and the method of computation of the amount of such Direct Claim, and a specific reference to the provision of this Agreement upon which such Direct Claim is based.
(b)Third Party Claims. The obligations and liabilities of the Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:
(i)The Indemnified Parties shall promptly (and in any event within 30 days) give written notice to the Indemnifying Party of any Third Party Claim that might give rise to any Loss by the Indemnified Parties (a “Claim Notice”), describing in reasonable detail the facts giving rise to the Third Party Claim and shall include in such notice the amount (to the extent known) or the method of computation of the amount of such Third Party Claim, and a reference to the provision of this Agreement upon which such Third Party Claim is based; provided, however, that the failure to give such written notice shall not relieve any Indemnifying Party of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure. Any such Claim Notice shall be accompanied by true, complete, and accurate copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other relevant document or instrument.
(ii)If the Indemnifying Party acknowledges in writing its intention to assume the defense of a Third Party Claim (subject to the limitations set forth in this Article 7), then the Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within 30 days after receiving the notice from the Indemnified Party described in Section 7.3(b)(i) (or sooner if the making of the asserted liability so requires), to assume and control the defense of any such Third Party Claim, including the employment of counsel and, subject to the remainder of this Section 7.3(b)(ii), the payment of the fees and disbursements of such counsel; provided, however, notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Special Claim. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms provided above within such 30-day (or sooner, if applicable) period, then the Indemnified Party shall control the defense of such Third Party Claim.
(iii)In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party (or the Indemnifying Party), whichever is not defending such Third Party Claim, will have the right to participate in such matter and to retain its own counsel at such party’s own expense; provided, that, subject to the other limitations contained herein, the Indemnifying Party shall pay the reasonable and out-of-pocket fees and expenses of any separate counsel to the Indemnified Party (A) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, or (B) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create an actual or potential conflict of interest (as reasonably determined in good faith by the Indemnified Party after consultation with qualified counsel), but the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Party in each separate jurisdiction unless additional local counsel is necessary as reasonably determined in good faith by the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case may be, who is controlling the defense of such Third Party Claim, will at all times keep the Indemnifying Party or the Indemnified Party, as the case may be, who is not controlling the defense of such Third Party Claim, reasonably apprised of the status of the defense of any matter the defense of which such party is maintaining and to cooperate with each other with respect to the defense of any such matter. The party not controlling such Third Party Claim shall cooperate with and make available to the controlling party such assistance and materials as may be reasonably requested by it (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(iv)No Indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). An Indemnifying Party may not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (A) does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing by the Indemnified Party; (B) includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim; (C) does not impose injunctive, equitable or other non-monetary relief (other than solely the payment of monetary damages for which the Indemnified Party will be indemnified and held harmless hereunder), and (D) includes an agreement by the Indemnifying Party to satisfy all Losses arising in connection with such settlement, compromise or consent (including, to the extent applicable, through the exercise of the Indemnity Share Cancellation Right pursuant to Section 7.5(c)). If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 7.3 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give prompt written notice to the Indemnified Party to that effect.
(v)The provisions of this Section 7.3 shall not apply to a Third Party Claim with respect to Tax Matters.
(vi)Notwithstanding anything to the contrary in this Agreement, with respect to all claims for Losses made hereunder, to the extent the procedures in this Article 7 are inconsistent with the procedures in the R&W Insurance Policy with regard to matters such as notice, control, settlement, or defense of claims, the procedures in the R&W Insurance Policy are to control but this Section 7.3 does not relieve any Indemnified Party from any obligations under this Article 7 to give notice of a claim to the Indemnifying Party.
Section 7.4Materiality. All of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining: (a) whether a breach of such representation or warranty has occurred and (b) the amount of Losses resulting from, arising out of or relating to any such breach of such representation or warranty.
Section 7.5Parent Indemnitee Source and Priority of Recovery; Indemnity Share Cancellation Right; Right of Set-Off.
(a)Parent Indemnitee Source and Priority of Recovery.
(i)General Claims. With respect to any Indemnification Claim properly asserted by any Parent Indemnitee for Company General Representation Breaches pursuant to Section 7.2(a)(i) (other than claims for Fraud, which are the subject of, and governed by, Section 7.2(a)(ii)(3) solely with respect to the Series F Preferred Shareholder) (a “General Claim”), subject to the limitations set forth in this Article 7, any Losses in respect thereof shall be recovered by such Parent Indemnitee in the following order:
(1)First, through application against the Deductible until the aggregate amount of Losses sustained by the Parent Indemnitees exceeds the Deductible; then
(2)Second, through the exercise of the Indemnity Share Cancellation Right (as defined in Section 7.5(c)) with respect to the Closing Stock Consideration shares then held by the Series F Preferred Shareholder (to the extent any such shares remain in the Series F Preferred Shareholder’s book-entry account and have not been previously transferred, encumbered, or cancelled following the Lock-Up Expiration Date or the Earnout Shares Lock-Up Expiration Date, as applicable), until any remaining retention under the R&W Insurance Policy is satisfied, with the number of shares of PubCo Common Stock to be cancelled determined by dividing the amount of such Losses by the Fair Market Value; provided, that the aggregate amount of Losses recoverable from the Series F Preferred Shareholder through the exercise of the Indemnity Share Cancellation Right pursuant to this clause (2) shall not exceed an amount equal to the Deductible; then
(3)Thereafter, solely and exclusively from the R&W Insurance Policy in accordance with the terms thereof.
For the avoidance of doubt, the Series F Preferred Shareholder shall not be required to make any indemnification payment in respect of any General Claim, through the exercise of the Indemnity Share Cancellation Right or otherwise, until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, exceeds the Deductible in the aggregate, and then only for such amounts in excess of the Deductible, subject to the limitations described above.
(ii)Fundamental Claims. With respect to any Indemnification Claim properly asserted by any Parent Indemnitee for Company Fundamental Representation Breaches (other than claims for Fraud, which are the subject of, and governed by, Section 7.2(a)(ii)(3) solely with respect to the Series F Preferred Shareholder) (a “Fundamental Claim”), subject to the limitations set forth in this Article 7, any Losses in respect thereof shall be recovered by such Parent Indemnitee solely and exclusively from the R&W Insurance Policy in accordance with the terms thereof.
(iii)Fraud Claims. With respect to any Indemnification Claim property asserted by any Parent Indemnitee for a Fraud Claim pursuant to Section 7.2(a)(ii), subject to the limitations set forth in this Article 7, any Losses in respect thereof shall be recovered by such Parent Indemnitee as follows:
(1)First, through the exercise of the Indemnity Share Cancellation Right with respect to the Closing Stock Consideration shares then held by the Series F Preferred Shareholder in its book-entry account (to the extent any such shares remain available), with the number of shares of PubCo Common Stock to be cancelled determined by dividing the amount of such Losses by the Fair Market Value; then
(2)Second, to the extent the Closing Stock Consideration shares available pursuant to clause (1) above are insufficient to satisfy the full amount of such Losses, through the exercise of the Setoff Right in accordance with the Setoff Procedures with respect to any Earnout Shares (if then earned, issued, and held by the Series F Preferred Shareholder in book-entry account), with the number of Earnout Shares to be cancelled or set off determined in accordance with Section 7.5(b) and Section 2.6(g)(vii).
For the avoidance of doubt, in no event shall the Series F Preferred Shareholder be required to pay any cash or other non-equity consideration in respect of any Fraud Claim, and the Parent Indemnitees’ aggregate recourse against the Series F Preferred Shareholder for Fraud Claims shall not exceed the aggregate value (at the Reference Price) of the Closing Stock Consideration shares and the Earnout Shares at the time of recovery.
(iv)Limitation of Liability.
(1)Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after actually becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable under this Agreement or in connection herewith.
(2)An Indemnified Party will not be entitled to indemnification for any Losses relating to any matter to the extent (but only to the extent) that such Losses are taken into account in the calculation of any adjustment to the Final Closing Merger Consideration pursuant to Section 2.4.
(3)Any Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Document.
(4)No Indemnifying Party shall be liable under this Article 7 in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual Liability and is due and payable; provided that this Section 7.5(a)(iv)(4) shall not limit the ability of any Indemnified Party to submit a Claim Notice.
(5)Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled under this Article 7 to recover for any exemplary or punitive damages, except to the extent payable to a Third Party.
(6)Any Losses payable by an Indemnifying Party pursuant to this Article 7 shall be reduced by amounts that are actually recovered by the Indemnified Party from third parties pursuant to insurance policies (including the R&W Insurance Policy), indemnities, reimbursement arrangements or Contracts pursuant to which or under which such Indemnified Party is a party or has rights (“Alternative Arrangements”), net of the costs of such recovery and increases in premium. For purposes of clarification, and in no way limiting the applicability of the foregoing terms of this Section 7.5(a)(iv)(6), in the event that any Parent Indemnitee would otherwise be entitled to bring an Indemnification Claim under Section 7.2(a) arising out of the breach of any representation, warranty, covenant or agreement under this Agreement, and such breach could also give rise to a claim for indemnification against a Third Party under an Alternative Arrangement, then such Parent Indemnitee shall be permitted to concurrently bring such Indemnification Claim under this Agreement.
(b)Right to Setoff. The Parent Indemnitees shall have the right (the “Setoff Right”) to withhold, offset or net against any and all consideration of any type (including any Closing Stock Consideration, Earnout Shares, and/or Below-Threshold Vested Shares, as applicable) to be paid or delivered by Parent or PubCo from and after the Closing (including, without limitation, pursuant to Section 2.6) against any and all Losses or amounts (i) for which the Series F Preferred Shareholder is required to indemnify any Parent Indemnitees pursuant to this Agreement (which, for the avoidance of doubt, is limited to the Series F Preferred Shareholder’s portion of the retention under the R&W Insurance Policy for Company General Representation Breaches), or (ii) arising from Fraud; provided, however, that the Parent Indemnitees may not set-off against any consideration otherwise due and payable by Parent or PubCo hereunder until such Losses or amounts have been subject to a Final Determination. The procedures in respect of the Setoff Right described in this Section 7.5(b) and Section 2.6(g)(vii) are referred to collectively herein as the “Setoff Procedures.”
(c)Indemnity Share Cancellation Right. The Parent Indemnitees shall have the right (the “Indemnity Share Cancellation Right”) to cancel (or cause PubCo to cancel), without the consent of or any further action by the Series F Preferred Shareholder, a number of shares of PubCo Common Stock held by the

Series F Preferred Shareholder in its book-entry account equal to the quotient of (x) the amount of Losses subject to a Final Determination that are owing to any Parent Indemnitee pursuant to this Article 7, divided by (y) the Reference Price (rounded down to the nearest whole share), by instructing PubCo’s transfer agent to debit the applicable book-entry account(s) of the Series F Preferred Shareholder accordingly; provided that:
(i)the Indemnity Share Cancellation Right may only be exercised following a Final Determination;
(ii)the Indemnity Share Cancellation Right shall apply first to Closing Stock Consideration shares, then (if the Closing Stock Consideration shares have been exhausted) to Earnout Shares (if vested and held in the Series F Preferred Shareholder’s book-entry account);
(iii)the Series F Preferred Shareholder irrevocably consents to and acknowledges the Indemnity Share Cancellation Right, and shall take all actions reasonably requested by Parent or PubCo to facilitate any such cancellation, including executing any documentation required by PubCo’s transfer agent;
(iv)in the event the aggregate number of shares of PubCo Common Stock then held by the Series F Preferred Shareholder in its book-entry account (including both Closing Stock Consideration shares and any Earnout Shares) is insufficient to satisfy the full amount of Losses pursuant to the Indemnity Share Cancellation Right (whether because shares have been transferred, pledged, or encumbered), the Series F Preferred Shareholder shall not have any obligation to pay cash or any other non-equity consideration in respect of such excess); and
(v)any cancellation of shares pursuant to this Section 7.5(c) shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law, consistent with Section 7.6.
Section 7.6Treatment of Indemnification Payments. Except to the extent prohibited by applicable Law, any amounts payable under this Article 7 shall for all purposes be treated by the parties hereto as an adjustment to the Merger Consideration.
Section 7.7No Circular Recovery. Notwithstanding anything to the contrary set forth in the Fundamental Documents of the Company as of the Closing Date, except to the extent of any applicable retention or deductible under, or to the extent, and in proportion to which, ultimately covered by and actually paid out of the Executive Risk Tail Policy, in no event will any Executive Risk Indemnitee have any right to exculpation, indemnification or advancement under any such Fundamental Documents in connection with any Indemnification Claim brought by any Parent Indemnitee under this Agreement or any Ancillary Document.
Section 7.8Exclusive Remedy. The Parties acknowledge and agree that the indemnification provided pursuant to this Agreement and the R&W Insurance Policy shall be the sole and exclusive remedy for any monetary damages with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or other obligation set forth in this Agreement or in connection with this Agreement; provided, that nothing in this Agreement shall limit or restrain (whether a temporal limitation, a dollar limitation or otherwise) the ability of an Indemnified Party to seek remedies (a) for Fraud (which is the subject of, and governed by, Section 7.2(a)(ii)(3) solely with respect to the Series F Preferred Shareholder), or (b) pursuant to and in accordance with Section 11.11 (clauses (a) and (b), collectively the “Exclusive Remedy Exceptions”).
Section 7.9R&W Insurance Policy. The Parties acknowledge and agree that the R&W Insurance Policy is intended to be a contract between Parent and the insurers party thereto separate and apart from this Agreement. Accordingly, the limitations or exceptions set forth in this Article 7 shall not in any way limit, affect, restrict, modify or impair the ability of Parent or any Parent Indemnitees to make claims under or recovery under the R&W Insurance Policy.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF PARENT AND MERGERCO
The obligations of Parent and MergerCo to consummate the Transactions are subject to the satisfaction of each of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by Parent and MergerCo.
Section 8.1Accuracy of Representations and Warranties. (a) The representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct in all material respects as of the Execution Date and as of the Closing Date (except for representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), except (i) where failure of such representations and warranties of the Company to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) for those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date, and (b) the Company Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing Date, other than in de minimis respects, except for those Company Fundamental Representations that address matters as of a particular date need only be true and correct in all respects as of such date.
Section 8.2Compliance with Obligations. The Company shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to the Closing.
Section 8.3.
Section 8.4No Governmental Order; No Actions. As of the Closing, no Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order, ruling or Law enjoining, restraining, prohibiting or making illegal the Transactions, and there shall be no pending Action seeking any such injunction, judgment, order, ruling or Law (excluding any such Action initiated by Parent or any of its Affiliates); provided, however, that, solely during the Oregon Resolution Period (as defined in Section 10.1(d)), any injunction, judgment, order, ruling or Law arising solely from or solely attributable to an Oregon Regulatory Action (as defined in Section 10.1(d)) shall not constitute a failure of the condition set forth in this Section 8.4, and the existence of such Oregon Regulatory Action shall not give rise to a right of Parent or MergerCo to refuse to consummate the Closing during the Oregon Resolution Period. As of the Closing, there is no pending Law or Action against any Party or Affiliate of any Party (a) involving any challenge to, or seeking damages or other relief in connection with, the Transactions or (b) that may otherwise prevent, delay, make illegal, impose limitations or conditions on or otherwise interfere with the consummation of the Transactions; provided, further, that, for purposes of clauses (a) and (b) of this sentence, any Oregon Regulatory Action (as defined in Section 10.1(d)) shall be disregarded solely during the Oregon Resolution Period (as defined in Section 10.1(d)).
Section 8.5Required Regulatory Filings; Material Consents. The Company shall have delivered or caused to be delivered to Parent and MergerCo evidence reasonably satisfactory to Parent and MergerCo that all Required Regulatory Filings shall have been made and all Material Consents shall have been obtained.
Section 8.6Deliverables. The Company shall have delivered or caused to be delivered to Parent and MergerCo each of the documents and other deliverables required to be delivered by the Company, the Shareholder Representative or any of their respective Affiliates pursuant to Section 2.7(a).
Section 8.7Financing. Parent shall have entered into an amended and restated credit agreement with Perceptive Credit Holdings IV, LP (the “A&R Perceptive Credit Agreement”), on terms and conditions acceptable to Parent in its sole discretion, which A&R Perceptive Credit Agreement will contain a waiver and release of defaults existing under the Perceptive Credit Agreement, and will govern the Assumed Indebtedness and Parent’s and, upon entry into and effectiveness of the A&R Perceptive Credit Agreement, the Company’s joint and several liability as co-borrowers thereunder.
Section 8.8Transition Agreement; Restrictive Covenant Agreement; Consulting Services Agreement. Each of the Transition Agreement, the Restrictive Covenant Agreement and the Consulting

Services Agreement shall be in full force and effect and shall not have been rescinded, amended, restated, amended and restated, supplemented or modified in any way (other than with the written consent of Parent); provided, however, that (i) the Transition Agreement need not be in full force and effect if such agreement has expired pursuant to its terms, and (ii) the Consulting Services Agreement need not be in full force and effect if such agreement has been terminated by the Company pursuant to an Event of Default (as defined therein) or a breach of the Consulting Services Agreement by Parent or its successors or assigns.
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Transactions are subject to the satisfaction of each of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Company.
Section 9.1Accuracy of Representations and Warranties. The representations and warranties of PubCo, Parent and MergerCo contained in Article 4 shall be true and correct in all material respects as of the Execution Date and the Closing Date (except for representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), and except for (a) changes specifically permitted by this Agreement, (b) where failure of such representations and warranties of PubCo, Parent or MergerCo to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect, and (c) those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date.
Section 9.2Compliance with Obligations. PubCo, Parent and MergerCo shall have performed in all material respects all of their respective obligations required to be performed under this Agreement at or prior to the Closing.
Section 9.3No Governmental Order; No Actions. As of the Closing, no Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order, ruling or Law enjoining, restraining, prohibiting or making illegal the Transactions, and there shall be no pending Action seeking any such injunction, judgment, order, ruling or Law (excluding any such Action initiated by the Company Group or any of their Affiliates); provided, however, that, solely during the Oregon Resolution Period (as defined in Section 10.1(d)), any injunction, judgment, order, ruling or Law arising solely from or solely attributable to an Oregon Regulatory Action (as defined in Section 10.1(d)) shall not constitute a failure of the condition set forth in this Section 9.3, and the existing of such Oregon Regulatory Action shall not give rise to a right of the Company to refuse to consummate the Closing during the Oregon Resolution Period.
Section 9.4Deliverables. PubCo, Parent and MergerCo shall have delivered or caused to be delivered to the Company each of the documents and other deliverables required to be delivered by PubCo, Parent, MergerCo or any of their Affiliates pursuant to Section 2.7(b).
ARTICLE 10
TERMINATION
Section 10.1Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by mutual written consent of Parent and MergerCo, on the one hand, and the Company, on the other hand;
(b)by Parent and MergerCo, upon written notice to the Company, if there has been any violation or breach by the Company of any covenant, representation or warranty contained in this Agreement, which violations or breaches (A) have not been waived by Parent and MergerCo; and (B) have resulted in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied and (C) (1) are not capable of being cured or (2) if capable of being cured, the Company has not cured such violation or breach within 30 calendar days after receiving written notice thereof from Parent and MergerCo; provided, however, that Parent and MergerCo shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if there has been a violation or breach by PubCo, Parent or MergerCo of this Agreement which has prevented the satisfaction of any condition to the obligations of the Company set forth in Section 8.1 or Section 8.2; or
(c)by the Company, upon written notice to Parent and MergerCo, if there has been any violation or breach by PubCo, Parent or MergerCo of any covenant, representation or warranty contained in this Agreement, which violations and breaches (A) have not been waived by the Company; (B) have resulted in the failure of any of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied and (C) (1) are not capable of being cured or (2) if capable of being cured, PubCo, Parent and MergerCo have not cured such violation or breach within 30 calendar days after receiving written notice thereof from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) if there has been a violation or breach by the Company of this Agreement which has prevented the satisfaction of any condition to the obligations of PubCo, Parent and MergerCo set forth in Section 9.1 or Section 9.2; or
(d)by either Parent and MergerCo, on the one hand, or the Company, on the other hand, upon written notice to the other Party, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the primary cause of, or resulted in, such injunction, judgment, order or ruling; and provided, further, that:
(i)notwithstanding anything to the contrary in this Section 10.1(d), no Party shall have the right to terminate this Agreement pursuant to this Section 10.1(d) if the injunction, judgment, order or ruling that is the basis for such termination right arises solely from or is solely attributable to any filing, approval, consent or other regulatory process required in connection with the Company’s operations in the State of Oregon (including, without limitation, any change of ownership filing made with the Oregon Health Authority pursuant to applicable Oregon Law) (an “Oregon Regulatory Action”); and
(ii)in the event that any Governmental Authority enacts, promulgates, issues, enters or enforces an injunction, judgment, order or ruling that blocks, enjoins, restrains or prohibits the Transactions and such injunction, judgment, order or ruling arises from or is attributable to an Oregon Regulatory Action, then, in lieu of any right to terminate this Agreement pursuant to this Section 10.1(d) with respect to such Oregon Regulatory Action, the Parties shall follow the process set forth in Section 6.10.
Section 10.2Effect of Termination. If Parent and MergerCo, on the one hand, or the Company, on the other hand, validly terminates this Agreement pursuant to Section 10.1, this Agreement, and all rights and obligations of the Parties hereunder, shall terminate and be of no further force or effect, without any liability of any Party to any other Party to any other Party, except for this Section 10.2 and Article 11 and pursuant to the Confidentiality Agreement, which each shall survive the termination of this Agreement as applicable and in accordance with their terms; provided, further, that the termination of this Agreement (including any termination pursuant to Section 10.1) shall in no way limit any claim by a Party that another Party has knowingly, willfully and materially breached this Agreement prior to or in connection with such termination (it being understood and agreed that Parent’s failure to use its reasonable best efforts to satisfy the condition set forth in Section 8.7, or Parent’s bad-faith rejection of commercially reasonable terms proposed by Perceptive Credit Holdings IV, LP, shall constitute a knowing, willful and material breach of this Agreement), nor shall such termination limit the right of such non-breaching Party to seek specific performance and all other remedies available at law or equity.
ARTICLE 11
MISCELLANEOUS
Section 11.1No Third-Party Beneficiaries. Except as expressly provided herein (including Section 6.3 in respect of Executive Risk Indemnitees and Section 11.22 in respect of Perceptive Credit Holdings IV, LP), this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

Section 11.2Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the Merger and the other transactions contemplated hereby, including any legal and accounting fees. Any expenses of the Company not paid at or prior to Closing shall be treated as Transaction Expenses. Parent shall pay, or cause to be paid, all Parent Fees and Expenses at or prior to Closing, except that Transfer Taxes shall be paid in accordance with Section 6.1(c).
Section 11.3Entire Agreement. This Agreement, the Disclosure Schedule, the Ancillary Documents, the Table of Definitions and any other schedule, disclosure schedule, or exhibits hereto constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter of this Agreement, including any letter of intent dated as of or prior to the Execution Date, between the Company or any of its Affiliates, on the one hand, and Parent or its Affiliates, on the other hand.
Section 11.4Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Parent may assign any of its rights and/or obligations under this Agreement to (a) any Affiliate of Parent, and (b) any lender of Parent (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to Parent in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto, so long as, in each case, Parent remains liable for performance under this Agreement.
Section 11.5Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.
Section 11.6Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when: (a) personally delivered, (b) three (3) Business Days after being mailed by first class mail, return receipt requested, or delivered by express courier service, or (c) sent via electronic mail to the respective parties at the following addresses (so long as no bounce-back message is automatically generated) if sent before 5:00 p.m. local time of the recipient, otherwise on the next Business Day (or such other address for a party as shall be specified in a notice given in accordance with this Section 11.6):
if to Parent or MergerCo to:
c/o DocGo, Inc.
685 Third Avenue, 9th Floor
New York, NY 10017
Attention: Legal
Email: legal@docgo.com
with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
8001 Forsyth Blvd, Suite 800
St. Louis, MO 63105
Attention: Andrew Smolik; Seth Aigner
Email: andrew.smolik@nortonrosefulbright.com; seth.aigner@nortonrosefulbright.com if to the Company (prior to the Closing) to:
Hicuity Health, Inc.
1 Cityplace Drive, Suite 570

St. Louis, MO 63141
Attention: Lou Silverman
Email: Lou.Silverman@hicuityhealth.com

with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth LLP
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention: Jeffrey A. Estes
Email: JEstes@stradlinglaw.com
if to Concord or Shareholder Representative to:
Concord Innovation Fund II, LP
c/o Concord Health Partners
Deforest Avenue, Suite 108
Summit, NJ 07901
Attention: George Hoffmann
Email: ghoffmann@concordhp.com
with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
11 Times Square
New York, NY 10036
Attention: Michael Callahan
Email: mcallahan@proskauer.com
Section 11.7Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of (i) Parent, MergerCo and the Company, with respect to any amendment or waiver occurring prior to Closing, and (ii) Parent, the Surviving Company and the Shareholder Representative, with respect to any amendment or waiver occurring following Closing. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement, whether or not such party has signed such amendment or waiver.
Section 11.8Incorporation of Schedules, Disclosure Schedule, and Exhibits. The schedules. Disclosure Schedule, and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 11.9Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument as of a given date means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof through such date; (e) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect at the relevant time, including rules and regulations promulgated thereunder; (f) “herein,” “hereunder,” “hereof,” “hereto,”

and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. Any reference in this Agreement to an “Article,” “Section,” “Exhibit,” or “Schedule” refers to the corresponding Article, Section, Exhibit, or Schedule of or to this Agreement and includes all subsections, subdivisions, and subparts thereof, unless the context otherwise requires.
Section 11.10Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. Notwithstanding the foregoing, for the avoidance of doubt, no party shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such party has already recovered Losses with respect to such matter pursuant to any other provision of this Agreement or by way of a successful insurance claim.
Section 11.11Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Documents were not performed in accordance with the terms hereof and thereof. Accordingly, the parties agree that, in addition to all other remedies available to the parties at Law or in equity, each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and the Ancillary Documents and to specific performance of the terms hereof and thereof.
Section 11.12Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed by this Agreement and the Ancillary Documents on such party and to cause the transactions contemplated herein and therein to be consummated as contemplated herein and therein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and the Ancillary Documents and to effectuate the purposes of this Agreement and the other Ancillary Documents.
Section 11.13Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 11.14Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
Section 11.15Jurisdiction and Service of Process. Any suit, action or proceeding brought by any party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger and the other transactions contemplated hereby shall be brought exclusively in any court, whether state or federal, located in the State of Delaware. Each party hereto hereby submits exclusively to the jurisdiction of any such court located in the State of Delaware having subject matter jurisdiction in any suit, action or proceeding brought by any other party hereto seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Merger and the other transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court, by sending notice to such party pursuant to Section 11.6. Without limiting the foregoing each party hereto hereby agrees that service of process on such party in accordance with the provisions of this Section 11.15 in respect of any such suit, action or proceeding shall be deemed effective service of process on such party.
Section 11.16Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT.
Section 11.17Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties hereto and is not intended to create a partnership, joint venture or agency relationship between the parties hereto.
Section 11.18Terms Generally. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any supranational, national, federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” means United States Dollars.
Section 11.19Disclosure Schedule. The parties hereto acknowledge and agree that:
(a)the disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any Liability of, or concession as to any defense available to the Company thereunder;
(b)each item disclosed in the Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference;
(c)the section number headings in the Schedules, including the Disclosure Schedule, correspond to the section numbers in this Agreement and any information disclosed in any section of the Schedules, including the Disclosure Schedule, shall be deemed to be disclosed and incorporated into any other section of the Schedules, including the Disclosure Schedule, where the relevance of such disclosure as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is readily apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement;
(d)the Disclosure Schedule and the information contained in the Disclosure Schedules are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in the Agreement and nothing in the Schedules, including the Disclosure Schedules, shall be deemed, or is intended, to broaden the scope of any representation or warranty contained in the Agreement or create any covenant thereunder;
(e)nothing contained in the Disclosure Schedule should be construed as an admission of liability or responsibility of any party to any Third Party in connection with any pending or threatened proceeding, nor shall it be deemed an admission or evidence that any such matter is material, constitutes a Material Adverse Effect, or is required to be disclosed under the terms of this Agreement;
(f)the Disclosure Schedule are qualified in their entirety by reference to specific provisions of this Agreement; and

(g)the Disclosure Schedule and all information contained therein are confidential and may not be disclosed to any other Person except as expressly permitted pursuant to this Agreement.
Section 11.20Shareholder Representative; Power of Attorney.
(a)Each of the Shareholders does hereby irrevocably make, constitute and appoint the Shareholder Representative as his or her agent, to act in his or her name, place and stead, as such Shareholder’s attorney-in-fact, to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Ancillary Documents (including in the name of, or on behalf of, such Shareholder), (ii) make all elections or decisions entered into in connection with this Agreement and the Ancillary Documents, (iii) act on such Shareholder’s behalf in connection with all obligations and agreements of the Shareholders under this Agreement and the Ancillary Documents, (iv) amend, waive or otherwise change the terms or conditions of this Agreement or any of the Ancillary Documents on behalf of such Shareholder, provided such amendments are not materially adverse to the Shareholders, (v) give and receive on behalf of Shareholders any and all notices from or to any Shareholder or Shareholders under this Agreement or the Ancillary Documents, and (vi) otherwise exercise all rights of such Shareholders and otherwise act on behalf of such Shareholder under this Agreement or the Ancillary Documents and in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents, in each case as if such Shareholder had personally done such act, and the Shareholder Representative hereby accepts such appointment. Any proceeds received by the Shareholder Representative from Parent on behalf of the Shareholders shall be distributed to the Shareholders as promptly as practicable by the Shareholder Representative, in accordance with the terms and provisions of this Agreement and the Ancillary Documents. The death, incapacity, insolvency or bankruptcy of any Shareholder shall not terminate such appointment or the authority and agency of the Shareholder Representative. The power-of-attorney granted in this Section 11.20 is coupled with an interest and is irrevocable.
(b)The Shareholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by any Shareholder, Parent, any employee of the Company, any attorneys, accountants and other third Persons or any other evidence deemed by the Shareholder Representative to be reliable, and the Shareholder Representative shall be entitled to act on the advice of counsel selected by him, provided that such reliance is in good faith and without gross negligence or willful misconduct.
(c)The Shareholder Representative shall be entitled to retain counsel, public accountants or other independent experts experienced in the matter at issue acceptable to it and to incur such fees expenses as the Shareholder Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and the Ancillary Documents. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. The Shareholder Representative may resign at any time upon not fewer than 30 days’ prior written notice to the Series F Preferred Shareholder and Parent.
(d)The Shareholders hereby acknowledge and agree that, to the maximum extent permitted by applicable Law, (i) the Shareholder Representative shall have no liability to the Shareholders for any acts or omissions taken by the Shareholder Representative in his capacity as such while acting in good faith and without gross negligence or willful misconduct; and (ii) the Shareholders waive any fiduciary and other duties that the Shareholder Representative may owe to the Shareholders in his capacity as such.
(e)Concord shall be the initial Shareholder Representative and shall serve as the Shareholder Representative until its resignation. Upon the resignation of Concord, the Series F Preferred Shareholder shall select a new Shareholder Representative. Each time a new Shareholder Representative is appointed pursuant to this Agreement, such Person, as an express condition precedent to the effectiveness of such appointment, shall accept such position in writing.
(f)The provisions of this Section 11.20 shall in no way impose any obligations on Parent, the Surviving Company or its Subsidiaries. In particular, notwithstanding any notice received by Parent, the Surviving Company or its Subsidiaries to the contrary, and absent bad faith or willful misconduct, Parent, the Surviving Company or its Subsidiaries (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no Liability to the Shareholders with respect to, actions, decisions and determinations of the Shareholder Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Shareholder Representative are fully authorized by all of the Shareholders.
Section 11.21Waiver of Conflict; Communications; Attorney-Client Privilege.
(a)Effective as of the Closing, each of PubCo and Parent hereby waives and agrees not to assert, and Parent agrees to cause the Surviving Company to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) by Stradling Yocca Carlson & Rauth LLP (“SYCR”), of any Shareholder, any of their respective Affiliates or any officer, employee or director of any Shareholder or the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) (the “Current Representation”).
(b)Effective as of the Closing, each of PubCo and Parent hereby agrees not to control or assert, and Parent agrees to cause the Surviving Company not to control or assert, in connection with any Post-Closing Representation any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between SYCR and any Designated Person solely to the extent such communication was made in connection with and relates to the Current Representation, including in connection with a dispute with any of PubCo, Parent, the Surviving Company or any of their respective Affiliates (including, after the Closing, the Company), it being the intention of the parties hereto that, notwithstanding anything to the contrary in Section 259 of the General Corporation Law of the State of Delaware, as amended, all rights of the Company or the Surviving Company under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person. Notwithstanding the foregoing, in the event that a dispute arises between any of PubCo, Parent, the Surviving Company or any of their Subsidiaries and a Third Party after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by SYCR to such Third Party or the use thereof by SYCR in connection with its representation of such Third Party in such dispute; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the Shareholder Representative.
Section 11.22Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereby agrees that Perceptive Credit Holdings IV, LP will not have any liability to PubCo, Parent, MergerCo, the Company, the Shareholder Representative or any of their respective Affiliates relating to or arising out of this Agreement, the financing to be obtained by Parent or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither PubCo, Parent, MergerCo, the Company, the Shareholder Representative nor any of their respective Affiliates will have any rights or claims, and will not bring or support any person, or permit any of their respective Affiliates to bring or support any person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in each case, against Perceptive Credit Holdings IV, LP hereunder or thereunder. Each of PubCo, Parent, MergerCo, the Company, the Shareholder Representative and their respective Affiliates irrevocably waives any rights or claims against Perceptive Credit Holdings IV, LP in connection with this Agreement or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and agrees not to commence any action or proceeding against Perceptive Credit Holdings IV, LP in connection with this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, or in respect of any other document or theory of law or equity, and agrees to cause any such action or proceeding asserted by it (on behalf of itself and each of its Affiliates and Representatives) in connection with this Agreement or in respect of any other document or theory of law or equity against Perceptive Credit Holdings IV, LP, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, to be dismissed or otherwise terminated. For the avoidance of doubt Perceptive Credit Holdings IV, LP shall not be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 11.22 shall release, waive, limit, impair or otherwise affect any claims, rights, remedies, liabilities or obligations of any party arising under, pursuant to, or in connection with the A&R Perceptive Credit Agreement or any loan or security documents executed in connection therewith. The provisions of this Section 11.22 are intended to be for the benefit of, and shall be enforceable by, Perceptive Credit Holdings IV, LP, which is an intended third-party beneficiary of this Section 11.22.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the Execution Date.

PUBCO:	DOCGO INC., solely for the purposes set forth in Sections 2.6 and 2.7(b) and Article 4. By: Name: Title:
PARENT:	AMBULNZ HOLDINGS, LLC By: Name: Title:
MERGERCO:	HH MERGER SUB, LLC By: Name: Title:
COMPANY:	HICUITY HEALTH, Inc. By: Name: Title:
CONCORD:	CONCORD INNOVATION FUND II, LP, solely for the purposes set forth in Sections 2.6, 5.1, 5.6, 5.9, 6.2, 6.6, 6.7, 6.8 and Article 7 By: Name: Title:
SHAREHOLDER REPRESENTATIVE:	CONCORD INNOVATION FUND II, LP, as the Shareholder Representative By: Name: Title:
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ARTICLE 12

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EXHIBIT A-1

DEFINITIONS
Definitions. For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below. Such terms are equally applicable to both the singular and plural forms of the terms defined.
“Accounting Principles” means GAAP, consistently applied, as modified by the accounting methods, principles, practices, procedures, asset recognition bases, classifications, categorizations, assumptions (including in respect of the exercise of management judgment) and estimation methodologies specifically set forth on Exhibit J.
“Affiliate” means, with respect to any Person, any (a) officer or director of such Person, (b) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person) and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person (including any variable interest entity over which such Person or any of its Affiliates effects control pursuant to contractual arrangements and which is consolidated with such Person in accordance with applicable accounting principles). The terms “control” and “controlled” include, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract (including variable interest entity structures) or otherwise.
“AI” collectively means the AI Inputs, AI Outputs and AI Technology.
“AI Industry Standards” means industry standards applicable to security, risk identification and remediation, elimination of bias, access control, change control, data integrity, model documentation, process verification, model inventory, version control, validation and outcome analysis for AI Technology with which it would be good industry practice to comply in any jurisdiction relevant to the business of the Company, including, as applicable: (a) the National Institute of Standards and Technology’s (NIST), Artificial Intelligence Risk Management Framework (AI RMF 1.0); (b) the Institute of Electrical and Electronics Engineers’ (IEEE) 7000-2021 - IEEE Standard Model Process for Addressing Ethical Concerns During System Design; (c) the Association for Computing Machinery’s (ACM) Principles for Responsible Algorithmic Systems; and (d) the International Organization for Standardization and the International Electrotechnical Commission’s AI Management System Standard (ISO/IEC 42001).
“AI Inputs” means any and all data (including Personal Data), content, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or other materials of any nature or description, in each case of the foregoing, that is inputted into, entered into or otherwise used to train any AI Technology which are, in whole or in part, used or relied upon, or licensed, sold, otherwise provided or accessed, by, to or on behalf of the Company.
“AI Outputs” means any and all services, products, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, content, decisions, recommendations, assessments, or materials of any nature or description generated or derived by or on behalf of the Company, from any AI Technology, or to the extent used in connection with AI Technology or AI Inputs.
“AI Technology” means any and all training, self-improving, or machine learning software, models, algorithms, hardware or other artificial intelligence tools and any other machine-based systems designed to operate with varying levels of autonomy and that may exhibit adaptiveness after deployment and that, for
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explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that can influence physical or virtual environments.
“Ancillary Documents” means each agreement, certificate and document required to be delivered by any of the Parties pursuant to the terms of this Agreement.
“Assumed Indebtedness” means any and all outstanding principal, accrued interest, fees, costs, expenses, and other obligations of the Company under or in connection with the Perceptive Credit Agreement, which obligations shall be assumed by Parent at the Closing in accordance with Section 1.8(b) and shall not be paid off, terminated, or discharged at or prior to the Closing.
“Benefit Plan” means any pension, benefit, insurance, retirement, compensation, employment, consulting, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity or equity-based, stock purchase, restricted stock, equity appreciation right, change in control, retention, severance, vacation, paid time off, welfare, medical, dental, disability, life, death benefit, fringe-benefit, or benefit plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not Tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company Group or any of its ERISA Affiliates for the benefit of any Service Provider of the Company Group or any spouse, dependent or beneficiary of such individual, or under which the Company Group has or may have any Liability, contingent or otherwise.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.
“Cash” means cash, cash deposits and cash equivalents (including deposited but uncleared bank deposits in transit to the Company Group and checks and drafts received or deposited for account of the Company Group and not credited to the account of the Company Group, but excluding any amounts of checks or drafts written or issued by the Company Group that have not posted to the account of the Company Group and any restricted cash, amounts of security deposits on hand with third parties, vendor deposits, and cash and cash equivalents securing letters of credit), in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash may be a negative amount.
“Closing Indebtedness” means Indebtedness determined as of immediately prior to the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Closing Stock Consideration” means a number of shares of PubCo Common Stock equal to 2.0% of the total number of shares of PubCo Common Stock issued and outstanding as of the Effective Time (on a fully-diluted basis, including all shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible securities, and other rights to acquire shares of PubCo Common Stock outstanding as of the Effective Time, calculated using the treasury stock method). For illustrative purposes only, based on approximately 109,632,135 shares of PubCo Common Stock outstanding as of the date of this Agreement, the Closing Stock Consideration would be approximately 2,192,643 shares of PubCo Common Stock; provided that such number shall be recalculated as of the Effective Time based on the actual total outstanding shares of PubCo Common Stock at such time.
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“Common Shareholder” means any holder of shares of Company Common Stock as of immediately prior to the Closing.
“Company Bylaws” means the bylaws of the Company, as amended, restated, or otherwise modified, and in effect as of the Effective Time.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended, restated, or otherwise modified, and in effect as of the Effective Time.
“Company Equity Compensation Plan” means that certain 2016 Stock Incentive Plan, as amended.
“Company Fundamental Representations” means the representations and warranties made by the Company regarding the Company Group set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization), Section 3.4(a)(i) (Non-Contravention – Company Group Fundamental Documents), Section 3.5 (Capitalization), Section 3.6 (Company Subsidiaries; Managed Practices), and Section 3.16 (Finders Fees).
“Company General Representations” means any representations and warranties made by the Company regarding the Company Group set forth in Article 3 of this Agreement, other than the Company Fundamental Representations.
“Company Group” means, collectively, the Company, each Company Subsidiary, and each Managed Practice. Any reference in this Agreement to “a member of the Company Group” means the Company, any Company Subsidiary, or any Managed Practice, and any reference to the “Company Group” will be understood and interpreted as a reference to any member of the Company Group, individually, or the members of the Company Group, collectively.
“Company Group IP” means all Intellectual Property owned or purported to be owned, controlled, or licensed by any member of the Company Group.
“Company Subsidiary” means any Subsidiary of the Company.
“Contract” means any binding contract, agreement, deed, lease, license, instrument, note, purchase order, commitment, understanding, promise or undertaking, whether written or oral.
“Copyright” means all original works of authorship, whether or not published or copyrightable, all copyrights (whether registered or unregistered or in published or unpublished works) including in: (i) literary works and any other original works of authorship fixed in any tangible medium of expression; (ii) databases, data collections and rights therein, Software and web site content; (iii) rights to compilations, collective works and derivative works of any of the foregoing; and (iv) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, now or hereafter in force.
“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020, the Consolidated Appropriations Act, 2021, or any other Law intended to address the consequences of COVID-19.
“Customer” means any Person, who pursuant to a Contract or otherwise, receives any items, goods or services from a member of the Company Group and provides payment to a member of the Company Group in exchange for those items, good, or services.
“Data Protection Laws” means all applicable Laws related to data protection, data privacy, data breach notification, data security, cybersecurity, cross-border data transfer, data Processing, electronic communications, telephone and text message communications, marketing by email or other channels, general consumer protection Laws and other similar Laws.
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“Deductible” means an amount equal to 50% of the retention under the R&W Insurance Policy.
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet, all social media accounts and handles and all rights associated with and applications for any of the foregoing.
“Entity” shall be construed broadly and shall include a partnership (general or limited), a corporation (including any nonprofit corporation), a limited liability company, an association, a joint stock company, a trust (other than a revocable trust treated as an Individual hereunder), a joint venture, an unincorporated organization, a firm, any other business entity, and any Governmental Authority (or any department, agency, or political subdivision thereof).
“Environmental Laws” means any federal, state, local or foreign Law (including, without limitation, common law), treaty, Order, agreement or contract with any Governmental Authority relating to protection of human health and safety or the environment or to the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials applicable to the Company Group.
“Environmental Permits” means all Permits relating to or required by Environmental Laws for the operation or ownership of the Company’s business.
“Equity Interests” means, with respect to any Person, (a) any shares of capital stock, (b) any partnership interests, (c) any membership or limited liability company interests or units, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, capital stock, partnership interests, membership or limited liability company interests or units, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for capital stock, partnership interests, membership or limited liability company interests or units, or any other equity securities, (g) any other securities or interest classified as an equity security of a Person and (h) any bonds, debentures, notes or other indebtedness of any Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any of the foregoing may vote.
“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Merger Consideration” means a number of shares of PubCo Common Stock equal to: (i) the Closing Stock Consideration, minus (ii) to the extent the Estimated Closing Adjustment Amount is a negative number, a number of shares of PubCo Common Stock equal to the quotient of (A) the absolute value of the Estimated Closing Adjustment Amount, divided by (B) the Reference Price; provided, that the Estimated Closing Merger Consideration shall in no event exceed the Closing Stock Consideration. For purposes of this definition, the “Estimated Closing Adjustment Amount” means: (a) $0, minus (b) the Estimated Closing Indebtedness, minus (c) the Estimated Transaction Expenses. If the Estimated Closing Adjustment Amount is a positive number, then the Estimated Closing Adjustment Amount shall be zero. For the avoidance of doubt, there shall be no upward adjustment to the Closing Stock Consideration under this Agreement.
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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended. “Executive Risk Indemnitee” means any Person who at any time prior to or at the Closing is or was a Representative (including any Service Provider) of the Company. “Existing Cyber Policy” means the Insurance Policy set forth on Section 3.21(a) of the Disclosure Schedule providing cyber coverage to the Company Group. “Existing Executive Risk Policy” means the Insurance Policies (including base policy, excess policy and Side A) set forth on Section 3.21(a) of the Disclosure Schedule providing executive risk (director and officer, employment practices, and fiduciary) coverage to the Company Group. “Existing Professional Liability Policy” means the Insurance Policy set forth on Section 3.21(a) of the Disclosure Schedule providing professional liability coverage to the Company Group. “Fair Market Value” means, as of any applicable date of determination, the volume-weighted average price per share of PubCo Common Stock on the Nasdaq Capital Market (or such other national securities exchange on which the PubCo Common Stock is then principally listed), as reported by Bloomberg, L.P., for the 20 consecutive Trading Day period ending on (and including) the Trading Day immediately prior to the date of the applicable Final Determination, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of regular trading session hours. “Final Closing Merger Consideration” means a number of shares of PubCo Common Stock equal to: (i) the Closing Stock Consideration, minus (ii) to the extent the Final Closing Adjustment Amount is a negative number, a number of shares of PubCo Common Stock equal to the quotient of (A) the absolute value of the Final Closing Adjustment Amount, divided by (B) the Reference Price; provided, that the Final Closing Merger Consideration shall in no event exceed the Closing Stock Consideration. For purposes of this definition, the “Final Closing Adjustment Amount” means: (a) $0, minus (b) the amount of Closing Indebtedness set forth in the Estimated Closing Statement, minus (c) the amount of Transaction Expenses as finally determined pursuant to Section 2.3. If the Final Closing Adjustment Amount is a positive number, then the Final Closing Adjustment Amount shall be zero. For the avoidance of doubt, there shall be no upward adjustment to the Closing Stock Consideration under this Agreement. “Fraud” means, with respect to a Party, actual, intentional and knowing common law fraud under Delaware Law in the making of any representation or warranty made by such Party in this Agreement or in any Ancillary Document. “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness. “Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation, bylaws, shareholders’ agreement, voting agreement, investor rights agreement, right of first refusal and co-sale agreement, as applicable, each as may be amended from time to time. For the avoidance of doubt, the Fundamental Documents of the Company include the Company Charter and Company Bylaws. “GAAP” means generally accepted accounting principles in the United States, as in effect on the Execution Date.
“Governmental Payment Program” means any federal health care program as defined in 42 U.S.C. §1320a-7b(f), including without limitation Medicare, Medicare Advantage, Medicaid, Medicaid Managed Care, TRICARE or any other federal, state or local reimbursement or healthcare program paid for by a Governmental Authority.

“Hazardous Substances” means any material, substance, chemical, waste, pollutant, or contaminant that is regulated, listed, defined, or otherwise characterized as hazardous, toxic, radioactive, corrosive, ignitable, reactive, or otherwise dangerous under any Environmental Laws, including petroleum, petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs), per- and polyfluoroalkyl substances (PFAS), radioactive materials, mold, and any byproducts or breakdown products of any of the foregoing.
“Healthcare Laws” means all Laws pertaining to healthcare legal and regulatory matters applicable to the provision of healthcare, including Laws relating to professional licensing, patient consent, the provision of telehealth services, Payors, Healthcare Permits, Governmental Payment Programs, Private Programs, reporting and disclosure requirements to Governmental Authorities, the prohibition or regulation of fraud and abuse,
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patient inducements, patient referrals or provider incentives generally, anti-kickback, anti-referral, false claims, the submission of bills, claims or similar requests for payment, coding, coverage, reimbursement, claims submission, billing and collections, insurance fraud, the administration of healthcare claims or benefits, processing or payment for healthcare services, treatment, or supplies furnished by providers, credentialing, coordination of benefits, medical records, patient privacy and security breach notification rules, all as now in effect. Without limiting the foregoing, Healthcare Laws include Title XVIII of the Social Security Act, 42 U.S.C. § 1395-1395hhh (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. § 1396-1 – 1396w-5 (the Medicaid statute), the federal “Anti-Kickback Statute” (42 U.S.C. § 1320a-7b(b)), the False Claims Act, 31 U.S.C. § 3729-3733 (as amended); the Stark Law, the “Civil False Claims Act” (31 U.S.C. § 3729, et seq.), the criminal penalties for acts involving federal healthcare programs (42 U.S.C. § 1320a-7b), HIPAA, the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), the exclusion Laws (42 U.S.C. § 1320a-7), 18 U.S.C. § 1347, the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), comparable state and local Laws and all regulations and guidance promulgated under such federal, state and local Laws.
“Healthcare Permit” means any Permit (including certificates of need or related approvals), accreditations, provider or supplier numbers, consents, qualifications or certifications granted by any Healthcare Regulatory Body or Governmental Payment Program relating to or affecting the provision of healthcare services or the reimbursement of healthcare items or services.
“Healthcare Professional” means any Person employed or retained by the Company Group who is involved in the delivery of healthcare, nursing or medical professional services that requires a permit from a Governmental Authority to provide such services.
“Healthcare Regulatory Body” means any department, agency, board, authority, body, accreditation, organization or other Governmental Authorities having jurisdiction over the provision of healthcare services or the reimbursement of healthcare services.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §§ 1320d-1329d-9), and its implementing regulations, including the Standards for Electronic Transaction and Code Sets (45 C.F.R. Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160 and 164, Subparts A and C), and Breach Notification for Unsecured Protected Health Information Rules (45 C.F.R. Part 164, Subpart D).
“Immediate Family” means, with respect to any Person, (i) such Person’s current or former spouse or domestic partner, parents, grandparents, children (including stepchildren and grandchildren), siblings (including stepsiblings), or in-laws, whether by blood, marriage, adoption, or otherwise, or (ii) any other Person related to such Person by blood, marriage, adoption, or otherwise who resides in such Person’s household.
“Indebtedness” means, as of any time of determination, without duplication, with respect to the Company Group, (i) all indebtedness of the Company Group for borrowed money or in respect of loans or advances (e.g., revolving debt such as credit card debt); (ii) all Liabilities and other obligations of the Company Group evidenced by bonds, notes, debentures, letters of credit (to the extent drawn), bankers acceptances or similar instruments; (iii) all obligations of the Company Group for the deferred purchase price of assets, property or services, including any royalties, earn-outs, holdbacks, deferred taxes, and similar deferred payment obligations, contingently or otherwise as obligor or otherwise; (iv) Liabilities and other obligations of the
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Company Group under leases that are classified or that are required to be classified as capitalized lease obligations in accordance with the Accounting Principles (excluding any assets and liabilities for operating leases which may be recognized as capital or finance leases solely as a result of the adoption of ASC 842); (v) all payments the Company Group would have to make in the event of any early termination on the date Indebtedness is being determined in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements; (vi) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement for any period prior to the Closing Date, and the employer portion of any payroll, social security, unemployment or other employer Taxes thereon, calculated as if all such amounts were paid on the Closing Date; (vii) Liabilities related to the CARES Act, including any amounts owed under the PPP Loans or any other Small Business Administration loan that has not been fully and validly forgiven or was fully forgiven but is subsequently determined (whether prior to or after the Closing) to be owed; (viii) unpaid management, advisory or other professional services fees, (ix) all accounts payable of the Company Group that are past due and unpaid for more than 90 days after the original due date therefor; (x) any guarantees of any of the foregoing or any other indebtedness (A) guaranteed in any manner by the Company Group (including guarantees in the form of an agreement to repurchase or reimburse), or (B) which is secured in whole or in part by, a Lien upon any property or asset owned by, the Company Group; and (xi) all accrued interest, prepayment premiums, fees (including loan management fees) or penalties related to the payment of each of the foregoing. But, notwithstanding the foregoing or anything else in this Agreement to the contrary, Indebtedness will not take into account (w) any amount included in Transaction Expenses or in the calculation of Net Working Capital to the extent that inclusion of such amounts would result in double counting, (x) any Intercompany Balances; (y) the Assumed Indebtedness, which is being assumed by Parent at the Closing in accordance with Section 1.8(b), or (z) any such Liabilities and other obligations of the Company Group under leases that are classified or that are required to be classified as operating lease obligations in accordance with the Accounting Principles.
“Indemnification Claim” means any Direct Claim or Third Party Claim.
“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 7.2(a), Parent Indemnitees, and, in the case of an indemnification claim pursuant to Section 7.2(b), the Company Indemnitees.
“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 7.2(a), the Series F Preferred Shareholder, and, in the case of an indemnification claim pursuant to Section 7.2(b), Parent.
“Individual” means a natural person or a revocable trust established by such natural person during their lifetime, of which such natural person is the sole grantor, the sole trustee (or one of the trustees with full control), and the primary beneficiary, and which is revocable at will by such natural person.
“Intercompany Balances” means any accounts receivable, payables, notes receivable or payable, indebtedness, accruals or other assets and liabilities due from or owed to any member of the Company Group, on the one hand, and any other member of the Company Group, on the other hand.
“Intellectual Property” means all intellectual property or other proprietary rights, including Patents, Copyrights, Technology, Trademarks, Domain Names, and the right to sue for past, present and future infringement, misappropriation or other violation thereof.
“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, relating to Company Group IP to which the Company Group is a party, beneficiary or otherwise bound, including any agreements where Company Group IP is licensed by or to the Company Group.
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“IP Registration” means any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in respect of any Company Group IP owned by the Company Group, in any jurisdiction, including issued Patents, registered Trademarks, Domain Names and registered Copyrights, and any pending applications for any of the foregoing.
“Key Employees” means, collectively, Andrea Clegg and Devin Morse.
“Knowledge” means, as to any Person, all facts of which such Person shall have actual knowledge following reasonable inquiry; provided, that the phrase “Knowledge of the Company” and any phrase of similar import shall include the Knowledge of any of Lou Silverman, Andrea Clegg, Devin Morse, Matt Pashia and Jason Kressel.
“Law” means any constitution, law, statute, treaty, rule, directive, requirement, regulation or Order of, or promulgated by, any Governmental Authority.
“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Lien” means any lien, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, or other similar arrangement or interest in real or personal property.
“Losses” means any loss (including diminution in value or lost profits), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any Third Party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing.
“Managed Practices” means (i) the Entities specifically set forth on Exhibit K, and (ii) any other Entity party to a Management Services Agreement (or similar agreement) with the Company.
“Material Adverse Effect” means any condition, change, effect, event, occurrence, state of facts or developments that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the assets, liabilities, business, operating results, or financial condition of the Company Group taken as a whole; provided, that conditions, changes, effects, events, occurrences, state of facts or developments relating to any of the following shall not constitute or be deemed to contribute to a “Material Adverse Effect” and otherwise shall not be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or Orders or interpretations thereof; (c) changes in accounting requirements or principles after the Execution Date; (d) changes affecting industries, markets or geographical areas in which the Company Group conducts its respective businesses; (e) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the Execution Date; (f) any acts of God, including any epidemic, pandemic or disease outbreak, including in respect of COVID-19; (g) any action required to be taken under any applicable Law or Order or any existing Contract by which the Company Group (or any of their respective properties) is bound; (h) any failure, in and of itself, by the Company Group to meet any projections or forecasts (as distinguished from any change or effect giving rise or contributing to such failure); (i) seasonal changes in the results of operations of the Company Group; (j) the announcement of this Agreement and the Ancillary Documents and of the transactions contemplated hereby and thereby; or (k) effects, changes, events, developments, circumstances or conditions arising out of or
10

attributable to any action required by this Agreement or any Ancillary Document (including, for the avoidance of doubt, the Consulting Services Agreement) or any action taken (or omitted to be taken) by or with the consent of or at the request or direction of Parent or PubCo (including, for the avoidance of doubt, the Consulting Services Agreement); provided that the incremental extent of any disproportionate change described in clauses (a) – (f) above with respect to the Company Group, taken as a whole, as compared to other similarly-situated industry participants shall be considered and taken into account in determining whether there has been a Material Adverse Effect.
“Merger Consideration” means the aggregate consideration paid in connection with the Merger and the other transactions contemplated hereby, which is comprised of the Closing Stock Consideration and the Earnout Shares.
“Net Working Capital” means the amount (whether positive or negative) equal to (A) the current assets of the Company Group (“Current Assets”), less (B) the current Liabilities of the Company Group (“Current Liabilities”), in each case, determined as of the Reference Time (for the avoidance of doubt, before taking into account the consummation of the Merger and the other transactions contemplated hereby) in accordance with the Accounting Principles; provided, that Net Working Capital shall be calculated (a) without taking into consideration or including (i) Cash (except that any Cash in excess of Target Cash will be included as a Current Asset), (ii) Indebtedness, (iii) Transaction Expenses, and (iv) Tax assets or liabilities; and (b) with reference to the sample calculation of Net Working Capital included as Exhibit L hereto (which is included solely for illustrative purposes) (the “Net Working Capital Illustration”).
“Open Source Software” means software that is generally distributed in source code form and is governed by a license commonly recognized as an open source, “copyleft” or community source code license, including any license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or any similar license or distribution model.
“Option” means each unexercised option to purchase shares of Company Common Stock under the Company Equity Compensation Plan that remains outstanding at the moment in time immediately prior to the Closing.
“Optionholder” means any holder of Options.
“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator.
“Ordinary Course of Business” means, with respect to any member of the Company Group: (a) with respect to any period prior to the Closing, any action taken by such member of the Company Group that is consistent in nature, scope and magnitude with the past practices of such member of the Company Group and is taken in the ordinary course of the normal, day-to-day operations of such member of the Company Group, including with respect to frequency, duration, number and cost; and (b) with respect to any period after the Closing, any action taken by such member of the Company Group (or its Affiliates, including Parent) that is consistent in nature, scope and magnitude with the past practices of such member of the Company Group prior to the Closing or that Parent determines in good faith to be appropriate for the business of such member of the Company Group (or its Affiliates), including with respect to frequency, duration, number and cost.
“Pandemic-Related Debt” means funds issued to a Person in connection with any Law or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program, advance of funds, or other assistance related to the COVID-19 pandemic.
“Pandemic-Related Debt Documentation” means as to any Pandemic-Relief Debt: (i) all documents, instruments, and agreements evidencing or related to such Pandemic-Relief Debt, any collateral provided in
11

respect thereof or any indemnity or hold-harmless agreement related thereto; (ii) all Laws governing such Pandemic-Relief Debt or that require certain action or inaction as a result of incurring such Pandemic-Relief Debt or the forgiveness thereof; (iii) all applications (and all attachments, exhibits, addenda the like with respect thereto, including, without limitation, information with respect to affiliation), submissions, reports, or other documentation (including, without limitation, payroll documentation and affiliation documentation) provided by or on behalf of Company to any lender, lender agent, or Governmental Authority in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt.
“Parent Fees and Expenses” means: (i) 100% of the premium, underwriting fees, broker fees and other costs and expenses incurred in connection with the R&W Insurance Policy; (ii) 50% of any Transfer Taxes; (iii) 100% of the costs and expenses of the Executive Risk Tail Policy; (iv) 100% of the costs and expenses of the Cyber Tail Policy; (v) 100% of the costs and expenses of the Professional Liability Tail Policy; (vi) the first $2,500,000 of fees and expenses owed or payable by the Company Group to TD Securities Inc.; (vii) the first $300,000 of fees and expenses owed or payable to the Company Group’s legal counsel in connection with the Transactions; and (viii) the Management Bonuses.
“Parent Fundamental Representations” means the representations and warranties made by Parent regarding Parent or MergerCo set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization), Section 4.4(a)(i) (Non-Contravention – Parent and MergerCo Fundamental Documents), and Section 4.5 (Finders Fees).
“Parent General Representations” means any representations and warranties made by Parent regarding Parent or MergerCo set forth in Article 4 of this Agreement, other than the Parent Fundamental Representations.
“Patent” means all patents, patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all patent disclosures and inventions, including all provisional applications, priority and other applications, divisionals, provisionals, issuances, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations, and renewals thereof.
“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained, from any Governmental Authority, including Healthcare Permits.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; provided that in each case appropriate financial reserves have been made; (b) statutory liens or landlords’, carriers’, warehousemen’s, suppliers’, workmen’s or repairmen’s liens or other like Liens arising or incurred in the Ordinary Course of Business which are not due or payable relating to obligations as to which there is no default on the part of a Person subject to such lien, provided that in each case appropriate financial reserves have been made; (c) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the Ordinary Course of Business, and (d) other Liens that arose or were incurred in the Ordinary Course of Business, are not material in amount and would not be expected to have a Material Adverse Effect, do not violate or impair the use or occupancy of the Leased Real Property, and do not adversely affect the title of, materially detract from the value of or materially interfere with any use of, the assets or properties affected by such Lien, other than (i) Liens in respect of any Intellectual Property, (ii) in connection with any Indebtedness (other than in connection with the Perceptive Credit Agreement).
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“Perceptive Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of December 6, 2022, by and among the Company, as borrower, Perceptive Credit Opportunities Fund IV, LP, as lender, and the guarantors party thereto (as amended, restated, supplemented, or otherwise modified from time to time prior to the Closing Date), together with all related notes, guarantees, security agreements, pledge agreements, and other instruments executed in connection therewith.
“Perceptive Warrant” means that certain Warrant to purchase Series E Preferred Stock of the Company, dated as of December 6, 2022, issued by the Company to Perceptive Credit Holdings IV, LP (as amended, restated, or modified prior to the Closing Date).
“Person” means any Individual or Entity.
“Personal Data” means any information that: (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, device or household, (b) is governed, regulated or protected by Data Protection Requirements, (c) when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder, and (d) is otherwise subject to a data security or confidentiality obligation.
“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the U.S. Small Business Administration and the United States Department of the Treasury guidance documents and FAQs, subsequent interim final rules, and the Paycheck Protection Program Flexibility Act of 2020.
“PPP Loan” means any loan, advance, or other obligation incurred or received by any member of the Company Group pursuant to the PPP, as amended, or any similar program under the CARES Act or related legislation.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Preferred Stockholder” means any holder of shares of Preferred Stock.
“Private Program” means non-governmental health benefit or payment program, including any private insurance program, health maintenance organization, preferred provider organization, self-insured plan, or other similar non-governmental program under which the Company Group receives or is eligible to receive payments or reimbursements for healthcare services.
“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.
“Processed,” “Processes,” or “Processing” means any operation or set of operations which is performed on data or set of data, whether or not by automated means (including use of AI Technology), including the receipt, access, adaptation, alignment, alteration, anonymization, acquisition, collection, combination, compilation, consultation, creation, data protection, de-identification, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organizing, pseudonymization, recording, restriction, retention, retrieval, safeguarding, security (both technical and physical), sharing, storage, structuring, transmission, training of AI Technology, control or otherwise making available, restriction or transfer (including cross-border transfers), use and security measures with respect thereto.
“PubCo Common Stock” means the common stock, par value $0.0001 per share, of PubCo.
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“PubCo Material Adverse Effect” means any condition, change, effect, event, occurrence, state of facts or developments that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the assets, liabilities, business, operating results, or financial condition of PubCo taken as a whole; provided, that conditions, changes, effects, events, occurrences, state of facts or developments relating to any of the following shall not constitute or be deemed to contribute to a “PubCo Material Adverse Effect” and otherwise shall not be considered in determining whether a “PubCo Material Adverse Effect” has occurred or is reasonably likely to occur: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or Orders or interpretations thereof; (c) changes in accounting requirements or principles after the Execution Date; (d) changes affecting industries, markets or geographical areas in which PubCo conducts its business; (e) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the Execution Date; (f) any acts of God, including any epidemic, pandemic or disease outbreak, including in respect of COVID-19; (g) any action required to be taken under any applicable Law or Order or any existing Contract by which PubCo (or any of its properties) is bound; (h) any failure, in and of itself, by PubCo to meet any projections or forecasts (as distinguished from any change or effect giving rise or contributing to such failure); or (i) seasonal changes in the results of operations of PubCo; provided that the incremental extent of any disproportionate change described in clauses (a) – (f) above with respect to PubCo, taken as a whole, as compared to other similarly-situated industry participants shall be considered and taken into account in determining whether there has been a PubCo Material Adverse Effect.
“R&W Insurance Policy” means a representations and warranties insurance policy issued in the name of Parent in connection with this Agreement and the Transactions.
“Reference Price” means the volume-weighted average price per share of PubCo Common Stock on the Nasdaq Capital Market, as reported by Bloomberg, L.P., for the 20 consecutive Trading Day period ending on (and including) the Trading Day immediately prior to the Closing Date, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, discarding, injecting, escaping, leaching, dumping, abandoning, or disposing into the environment (including ambient air, surface water, groundwater, land, surface, or subsurface strata), whether intentional or unintentional, and includes any threatened release, as well as any migration or spread of Hazardous Substances from their original location, whether or not such Release results in exposure or actual harm.
“Reference Date” means the date on which the Consulting Services Agreement becomes effective.
“Reference Time” means 12:01 a.m. Eastern Time on the date of this Agreement.
“Representative” means, with respect to any Person, any director, officer or Service Provider of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Series A Preferred Shareholder” means any holder of shares of Series A Preferred Stock.
“Series B Preferred Shareholder” means any holder of shares of Series B Preferred Stock.
“Series C Preferred Shareholder” means any holder of shares of Series C Preferred Stock.
“Series D Preferred Shareholder” means any holder of shares of Series D Preferred Stock.
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“Series E Preferred Shareholder” means any holder of shares of Series E Preferred Stock.
“Series F Preferred Shareholder” means Concord, as the sole holder of all of the issued and outstanding shares of Series F Preferred Stock of the Company as of the Effective Time.
“Service Provider” means each director, officer, employee, manager, natural person independent contractor or consultant, or exclusively leased employee, of the Company Group.
“Shareholders” means Common Shareholders and/or Preferred Stockholders.
“Shares” means shares of Company Common Stock and/or Preferred Stock.
“Software” and all computer software programs (including software systems), in both source code and object code format, including: (i) software implementations of databases, firmware, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces (APIs), protocol stacks, microcode, drivers, tool sets, libraries, user interfaces and software implementations of algorithms, models and methodologies; (ii) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) software development kits and tools, and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.
“Special Claim” shall mean any Third Party Claim with respect to which the Indemnified Party is any one or more of Parent Indemnitees and that (i) involves any possibility of criminal liability or any action by any Governmental Authority, (ii) seeks injunctive relief, specific performance or other equitable relief against any of Parent Indemnitees, or (iii) the amount of Losses sought in such Third Party Claim is greater than (or if unknown, reasonably determined by Parent Indemnitees to be greater than) 200% of the maximum dollar amount for which the Indemnifying Party could be liable with respect to such Third Party Claim pursuant to Article 7.
“Stark Law” means the law codified at 42 U.S.C. § 1395nn, and all implementing regulations issued thereunder.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.
“Target Cash” means $4,500,000.
“Target Net Working Capital” means $4,409,000.
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“Tax Return” means any return, report, information return or other document (including any related or supporting information), including any amendments thereto, required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.
“Taxes” means all United States federal, state, local and foreign taxes, levies and other tax assessments, including, without limitation, all income, gross receipts, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, escheat, unclaimed property, real property and personal property taxes, and any other taxes, including, without limitation, interest, additions to tax, fines and penalties, imposed by a Taxing Authority.
“Taxing Authority” means any Governmental Authority with the power to impose any Tax.
“Technology” means: (i) all of the following, in written, electronic, graphic or other tangible or intangible form, whether or not patentable or: (A) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, trade secret, confidential information, know-how, ideas, inventions (whether or not reduced to practice) and practices; (B) specifications, designs, models, flow-charts, architectures, devices, prototypes, schematics, manuals, quality control procedures and tooling; (C) Software, content, mask works, works of authorship and documentation; and (ii) all rights associated with any of the foregoing, including any rights arising as a “trade secret”, which may exist or be created under any applicable Law, treaty or convention.
“Third Party” means any Individual or Entity that is not a party to this Agreement or an Affiliate of a party to this Agreement.
“Trademark” means all (i) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; (ii) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and (iii) the goodwill of the business associated with each of the foregoing.
“Transaction Expenses” means: (i) the aggregate unpaid fees and expenses of the Company Group incurred in connection with the Merger and the other transactions contemplated hereby that are payable as of or following the Closing, including any such fees and expenses payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including Stradling Yocca Carlson & Rauth LLP) retained by the Company Group; (ii) any severance, change in control payments, retention bonus, transaction bonus or similar payments to be paid at or after the Closing by the Company Group, which become payable as a result of, or in connection with, the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby (“Sale Bonuses”), and any payroll, withholding, social security, unemployment or other Taxes required to be paid by the Company Group in connection with any Sale Bonuses; and (iii) 50% of any Transfer Taxes; provided, however, that Transaction Expenses shall explicitly exclude (A) the first $2,500,000 of fees and expenses owed or payable by the Company Group to TD Securities Inc., (B) the first $300,000 of fees and expenses owed or payable to the Company Group’s legal counsel in connection with the Transactions, (C) the Management Bonuses, (D) 100% of the costs and expenses of the R&W Insurance Policy, (E) 100% of the costs and expenses of the Executive Risk Tail Policy, (F) 100% of the costs and expenses of the Cyber Tail Policy, and (G) 100% of the costs and expenses of the Professional Liability Tail Policy, which amounts in clauses (A), (B), (C), (D), (E), (F) and (G) shall be paid or covered entirely by Parent or PubCo at the Closing (or, with respect to the Professional Liability Tail Policy, when due) without any reduction to the Merger Consideration. But, notwithstanding the foregoing or anything else in this Agreement to the contrary, Transaction Expenses will not take into account any amount included in Parent Fees and Expenses, Indebtedness or in the calculation of Net Working Capital to the extent that inclusion of such amounts would result in double counting.
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“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.
“Voting Stock” means Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, and Company Common Stock.
“Voting Stockholder” means any holder of shares of Voting Stock at the moment in time immediately prior to the Closing.
“Warrant” means an unexercised warrant to purchase Series E Preferred Stock under the Perceptive Warrant that remains outstanding as of immediately prior to the Closing.
“Warrantholder” means Perceptive Credit Holdings IV, LP, in its capacity as the holder of the Warrants pursuant to the Perceptive Warrant.
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EXHIBIT A-2
TABLE OF INLINE DEFINITIONS

Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
A&R Perceptive Credit Agreement	Section 8.7
401(k) Plan	Section 2.7(a)(xiv)
Above-Threshold Go Private Transaction	Section 2.6(d)(i)
Action	Section 3.9
Acquisition Proposal	Section 5.5
Adjustment Cap	Section 2.4(a)
Agreement	Preamble
Aggregate Junior Preferred Liquidation Amount	Recital H
Aggregate Series A Liquidation Amount	Recital H
Aggregate Series B Liquidation Amount	Recital H
Aggregate Series C Liquidation Amount	Recital H
Aggregate Series D Liquidation Amount	Recital H
Aggregate Series E Liquidation Amount	Recital H
Aggregate Series F Liquidation Amount	Recital H
Alternative Arrangements	Section 7.5(a)(iv)(6)
Anti-Bribery Laws	Section 3.12(b)(i)
Audit Firm	Section 2.3(c)
Audited Balance Sheets	Section 3.7(a)
Audited Financial Statements	Section 3.7(a)
Below-Threshold Go Private Transaction	Section 2.6(d)(ii)
Below-Threshold Unvested Shares	Section 2.6(l)(i)
Below-Threshold Vested Shares	Section 2.6(l)(i)
Book-Entry Shares	Section 1.7
Certificate of Merger	Section 1.2
Claim Notice	Section 7.3(b)(i)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Statement	Section 2.3(a)
CMS	Section 3.25(c)
Company	Preamble
Company Board	Recital E
Company Common Stock	Recital A
Company Fundamental Representation Breach	Section 7.2(a)(ii)(1)
Company General Representation Breach	Section 7.2(a)(i)
Company Group Systems	Section 3.13(j)
Company Indemnitees	Section 7.2(b)
Company POA	Section 3.24(b)
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Term	Section
Concord	Preamble
Confidential Information	Section 6.6
Confidentiality Agreement	Section 5.6
Consulting Services Agreement	Recital P
Contaminant	Section 3.13(k)
Corporate Compliance Program	Section 3.25(a)
Current Representation	Section 11.21(a)
Cyber Tail Insurance	Section 6.4(a)
Cyber Tail Policy	Section 6.4(a)
Data Protection Requirements	Section 3.14(a)
Designated Person	Section 11.21(a)
DGCL	Section 1.1
Direct Claim	Section 7.3(a)
Disclosure Schedule	Article 3
Dispute Notice	Section 2.3(c)
Dissenting Shares	Section 1.9
Dissenting Stockholder	Section 1.9
DLLCA	Section 1.1
Earnout Expiration Date	Section 2.6(d)(iii)
Earnout Lock-Up Shares	Section 2.6(i)(i)
Earnout Objections Statement	Section 2.6(f)
Earnout Period	Section 2.6(d)(iv)
Earnout Shares	Section 2.6(a)
Earnout Shares Lock-Up Expiration Date	Section 2.6(i)(ii)
Earnout Shares Lock-Up Period	Section 2.6(i)(ii)
Earnout Statement	Section 2.6(e)
Earnout Vesting Date	Section 2.6(d)(v)
Effective Time	Section 1.2
Estimated Cash	Section 2.2
Estimated Closing Adjustment Amount	Exhibit A-1
Estimated Closing Indebtedness	Section 2.2
Estimated Closing Statement	Section 2.2
Estimated Net Working Capital	Section 2.2
Estimated Transaction Expenses	Section 2.2
Excluded Shares	Section 1.6(d)
Exclusive Remedy Exceptions	Section 7.8
Execution Date	Preamble
Executive Risk Tail Insurance	Section 6.3(a)
Executive Risk Tail Policy	Section 6.3(a)
Final Closing Adjustment Amount	Exhibit A-1
Final Determination	Section 7.1(a)
Financial Statements	Section 3.7(a)
Fraud Claim	Section 7.2(a)(ii)
Fundamental Claim	Section 7.5(a)(ii)
General Claim	Section 7.5(a)(i)
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Term	Section
General Survival Period	Section 7.1(a)
Go Private Transaction	Section 2.6(d)(vi)
Governmental Authority	Section 3.3
Indebtedness Contract	Section 3.7(f)(ii)
Indemnification Agreements	Section 6.3(b)
Indemnity Share Cancellation Right	Section 7.5(c)
Information Statement	Section 1.10(a)
Insurance Policy	Section 3.21(a)
Interim Financial Statements	Section 3.7(a)
Investor Questionnaire	Section 2.7(a)(xv)
Junior Preferred Stock	Recital A
Key Employee Employment Agreement	Recital M
Leased Real Property	Section 3.18(c)
Lessors	Section 3.18(d)
Lock-Up Expiration Date	Section 6.8(b)
Lock-Up Period	Section 6.8(b)
Lock-Up Shares	Section 6.8(a)
Managed Practice Owners	Section 3.6(c)
Management Bonuses	Section 1.8(d)
Market Capitalization	Section 2.6(d)(vii)
Market Capitalization Threshold	Section 2.6(d)(viii)
Material Consents	Section 2.7(a)(x)
Material Contract	Section 3.19(b)
Material Customer	Section 3.23(a)
Material Customer Contract	Section 3.23(c)
Material Service Provider Contract	Section 3.22(a)(ii)
Material Supplier	Section 3.23(a)
Material Supplier Contract	Section 3.23(c)
Merger	Section 1.1
MergerCo	Preamble
Nasdaq Cap Ceiling	Section 2.6(g)(vi)
Negative Share Adjustment	Section 2.4(a)
Oregon Regulatory Action	Section 10.1(d)(i)
Owned Company Group IP	Section 3.13(a)
Parent	Preamble
Parent Covenant Breach	Section 7.2(b)(ii)
Parent Representation Breach	Section 7.2(b)(i)
Parent Indemnitees	Section 7.2(a)
Party or Parties	Preamble
Payors	Section 3.25(b)
Per Share Closing Consideration	Section 1.6(a)
Post-Closing Representation	Section 11.21(a)
Preferred Stock	Recital A
Privacy Policies	Section 3.14(a)
Professional Liability Tail Insurance	Section 6.4(b)
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Term	Section
Professional Liability Tail Policy	Section 6.4(b)
Proprietary Software	Section 3.13(a)
PubCo	Preamble
Qualified Benefit Plan	Section 3.11(b)
Real Property Leases	Section 3.18(c)
Reference Interim Balance Sheet	Section 3.7(a)
Reference Interim Balance Sheet Date	Section 3.7(a)
Related Parties	Section 3.20(a)(ii)
Related Party Contract	Section 3.20(a)
Required Regulatory Filings	Section 5.2(b)
Requisite Stockholder Approval	Section 2.7(a)(i)
Requisite Stockholder Written Consent	Section 2.7(a)(i)
Restrictive Covenant Agreement	Recital O
SEC Reports	Section 4.10(a)
Securities Act	Section 2.6(g)(ii)
Series A Preferred Stock	Recital A
Series B Preferred Stock	Recital A
Series C Preferred Stock	Recital A
Series D Preferred Stock	Recital A
Series E Preferred Stock	Recital A
Series F Preferred Stock	Recital A
Setoff Procedures	Section 7.5(b)
Setoff Right	Section 7.5(b)
Shareholder Representative	Preamble
Specified Contract	Section 3.19(a)
Survival Period	Section 7.1(a)
Surviving Company	Section 1.1
SYCR	Section 11.21(a)
Tax Clearance Certificate	Section 2.7(a)(vi)
Terminated Leases	Section 3.18(m)
Third Party Claim	Section 7.3(b)
Trading Day	Section 2.6(d(ix)
Transaction Bonus Agreements	Section 2.7(a)(ix)
Transfer Taxes	Section 6.1(c)
Transition Agreement	Recital N
VWAP	Section 2.6(d)(x)
Warrant Termination Agreement	Recital L
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EXHIBIT B
WARRANT TERMINATION AGREEMENT
[Attached]
22

23

EXHIBIT C
TRANSITION AGREEMENT
[Attached]

24

25

EXHIBIT D
RESTRICTIVE COVENANT AGREEMENT
[Attached]

26

27

EXHIBIT E
CONSULTING SERVICES AGREEMENT
[Attached]
28

EXHIBIT F
FORM OF CERTIFICATE OF MERGER
[Attached]

29

EXHIBIT G
FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING COMPANY
[Attached]

30

31

EXHIBIT H
FORM OF BYLAWS OF THE SURVIVING COMPANY
[Attached]
32

EXHIBIT I
FORMS OF TRANSACTION BONUS AGREEMENTS
[Attached]
33

EXHIBIT J
ACCOUNTING PRINCIPLES
Solely with respect to the Interim Financial Statements and calculation of Net Working Capital:

1.The Company does not record stock compensation expense and warrant costing.
2.The Company does not record consolidated accounting or management fee entries associated with the Managed Practices.

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EXHIBIT K
MANAGED PRACTICES
1)Critical Care Services, P.C., a Missouri professional corporation.
2)CCS-Wisconsin, S.C., a Wisconsin service corporation.
3)Critical Care Medicine Services – New York, P.C., a New York professional corporation.
4)Critical Care Services – California, a California professional corporation.
5)Critical Care Services – Kansas, P.A., a Kansas professional association.
6)Critical Care Services – New Jersey PC, a New Jersey professional corporation.
7)Critical Care Services – Michigan, P.C., a Michigan professional corporation.

35

EXHIBIT L
NET WORKING CAPITAL ILLUSTRATION
[Attached]
36

EXHIBIT M
OREGON REGULATORY ACTION
    In the event that an Oregon Regulatory Action has been issued, the Parties shall cooperate in good faith and use commercially reasonable efforts to negotiate, develop and implement a mutually agreeable plan (a “Restructuring Plan”) pursuant to which the assets, operations and/or contractual arrangements of the Company Group located in or primarily related to the State of Oregon are divested, restructured, reorganized or otherwise modified in a manner that is sufficient to cause such injunction, judgment, order or ruling to be dissolved, vacated, lifted or no longer applicable to the Transactions, such that the Transactions may be consummated without such impediment. The Parties shall (i) negotiate and agree upon a Restructuring Plan in good faith and (ii) proceed to Closing in accordance with Section 2.1 within 180 days following the date on which such Oregon Regulatory Action is issued (the “Oregon Resolution Period”). If the Parties are unable to agree upon and implement a Restructuring Plan and effect the Closing prior to the expiration of the initial 180-day Oregon Resolution Period, the Oregon Resolution Period may be extended for additional 30-day periods with the Parties’ mutual written consent (not to be unreasonably withheld, delayed or conditioned). Upon the expiration of the Oregon Resolution Period (including any extensions thereof) without mutual agreement on a Restructuring Plan, or in the event the Parties do not mutually agree to further extend the Oregon Resolution Period, Parent shall promptly take all actions necessary or required, in accordance with applicable Law, to divest, carve out, or otherwise fully exclude the assets and operations of the Company Group located in or primarily related to the State of Oregon from the Transactions, and within two (2) Business Days of such divestiture, carve out or exclusion, the Parties shall proceed to effect the Closing in accordance with Section 2.1.
37